Exhibit 99.1

BUSINESS COMBINATION AGREEMENT

among

KEYSTONE DENTAL HOLDINGS, INC.,

CAPSTONE DENTAL PUBCO, INC.,

CAPSTONE MERGER SUB LTD.,

CAPSTONE MERGER SUB CORP.,

and

CHECK-CAP LTD.

Dated as of August 16, 2023

 TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS AND INTERPRETATION	3

1.1	Certain Definitions	3
1.2	Further Definitions	15
1.3	Construction	18

Section 2.	TRANSACTIONS; CLOSING.	19

2.1	Israeli Merger	19
2.2	U.S. Merger	20
2.3	Closing; Effective Times	20
2.4	Organizational Documents	21
2.5	Directors and Officers	22

Section 3.	EXCHANGE OF SECURITIES.	22

3.1	Allocation Schedules	22
3.2	Effect of the Israeli Merger	23
3.3	Effect of the U.S. Merger	25
3.4	Exchange of Shares and Certificates	26
3.5	Calculation of Net Cash	38
3.6	Appraisal Rights	39

Section 4.	REPRESENTATIONS AND WARRANTIES OF KEYSTONE	39

4.1	Due Organization; Subsidiaries	39
4.2	Organizational Documents	40
4.3	Authority; Binding Nature of Agreement	40
4.4	Vote Required	40
4.5	Non-Contravention; Consents	40
4.6	Capitalization	41
4.7	Financial Statements	43
4.8	Absence of Changes	43
4.9	Absence of Undisclosed Liabilities	43
4.10	Title to Assets	44
4.11	Real Property; Leasehold	44
4.12	Intellectual Property	44
4.13	Privacy and Data Security	47
4.14	Agreements, Contracts and Commitments	48
4.15	Compliance; Permits; Restrictions	49
4.16	Legal Proceedings; Orders	50
4.17	Tax Matters	50
4.18	Employee and Labor Matters; Benefit Plans	54
4.19	Environmental Matters	56
4.20	Insurance	57
4.21	Financial Advisors	57
4.22	Transactions with Affiliates	57
4.23	Ownership of Check-Cap Ordinary Shares	57
4.24	No Other Representations or Warranties	57

- i -

Section 5.	REPRESENTATIONS AND WARRANTIES OF CHECK-CAP	58

5.1	Due Organization; Subsidiaries	58
5.2	Organizational Documents	58
5.3	Authority; Binding Nature of Agreement	58
5.4	Vote Required	59
5.5	Non-Contravention; Consents	59
5.6	Capitalization	60
5.7	SEC Filings; Financial Statements	62
5.8	Absence of Changes	63
5.9	Absence of Undisclosed Liabilities	63
5.10	Title to Assets	63
5.11	Real Property; Leasehold	64
5.12	Intellectual Property	64
5.13	Privacy and Data Security	66
5.14	Agreements, Contracts and Commitments	67
5.15	Compliance; Permits; Restrictions	67
5.16	Legal Proceedings; Orders	67
5.17	Tax Matters	68
5.18	Employee and Labor Matters; Benefit Plans	71
5.19	Environmental Matters	74
5.20	Insurance	74
5.21	Financial Advisors	74
5.22	Transactions with Affiliates	74
5.23	Shell Status	75
5.24	Foreign Private Issuer	75
5.25	No Other Representations or Warranties	75

Section 6.	REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS	75

6.1	Due Organization; Subsidiaries	75
6.2	Organizational Documents	76
6.3	Authority; Binding Nature of Agreement	76
6.4	Vote Required	76
6.5	Non-Contravention; Consents	77
6.6	Capitalization	77
6.7	No Prior Operations	78
6.8	Valid Issuance	78
6.9	Tax Matters	78

- ii -

Section 7.	CERTAIN COVENANTS OF THE PARTIES	79

7.1	Operation of Check-Cap’s Business	79
7.2	Operation of Keystone’s Business	81
7.3	Access and Investigation	82
7.4	No Solicitation	83
7.5	Notification of Certain Matters	84

Section 8.	ADDITIONAL AGREEMENTS OF THE PARTIES	84

8.1	Registration Statement; Proxy Statement	84
8.2	Check-Cap Shareholder Meeting	86
8.3	Israeli Merger Sub Requisite Approval	88
8.4	Keystone Stockholder Written Consent	88
8.5	ISA Approval	89
8.6	Israeli Merger Proposal and Israeli Merger Certificate	89
8.7	Efforts; Regulatory Approvals	90
8.8	Indemnification of Directors and Officers	90
8.9	Disclosure	91
8.10	Listing	91
8.11	Tax Matters	92
8.12	Termination and Amendment of Certain Agreements and Rights	93
8.13	Legends	93
8.14	Nasdaq Reverse Split	93
8.15	Check-Cap Dividend	93
8.16	Check-Cap Legacy Transaction	94
8.17	Termination of Employees and Contractors	95

Section 9.	CONDITIONS	95

9.1	Conditions to the Obligations of Each Party	95
9.2	Conditions to the Obligations of Check-Cap	96
9.3	Conditions to the Obligations of Keystone, PubCo and the Merger Subs	98

Section 10.	TERMINATION	99

10.1	Termination	99
10.2	Effect of Termination	101
10.3	Expenses; Termination Fees	102

- iii -

Section 11.	MISCELLANEOUS	103

11.1	Non-Survival of Representations and Warranties	103
11.2	Amendment	103
11.3	Waiver	103
11.4	Entire Agreement; Counterparts	104
11.5	Applicable Law; Jurisdiction	104
11.6	Assignability	104
11.7	Notices	104
11.8	Cooperation	106
11.9	Severability	106
11.10	Other Remedies; Specific Performance	106
11.11	No Third Party Beneficiaries	106
- iv -

Exhibits:

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Israeli Surviving Company Articles
Exhibit C	Form of PubCo Amended and Restated Bylaws
Exhibit D	Form of PubCo Amended and Restated Certificate of Incorporation

- v -

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 16, 2023 by and among Keystone Dental Holdings, Inc., a Delaware corporation (“Keystone”), Capstone Dental Pubco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Keystone (“PubCo”), Capstone Merger Sub Ltd., an Israeli company and a direct, wholly owned subsidiary of PubCo (“Israeli Merger Sub”), Capstone Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“U.S. Merger Sub” and, together with Israeli Merger Sub, the “Merger Subs”), and Check-Cap Ltd., an Israeli company (“Check-Cap”). Keystone, PubCo, the Merger Subs and Check-Cap are sometimes referred to individually as a “Party” and, collectively, as “Parties”.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties are entering into a business combination transaction pursuant to which, among other things, on the terms and subject to the conditions set forth in this Agreement, (i) in accordance with the provisions of Sections 314-327 of the ICL (as defined below), Israeli Merger Sub will merge with and into Check-Cap (the “Israeli Merger”), with Check-Cap surviving the Israeli Merger as a direct, wholly owned subsidiary of PubCo, and (ii) in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), U.S. Merger Sub will merge with and into Keystone (the “U.S. Merger” and, together with the Israeli Merger, the “Mergers”), with Keystone surviving the U.S. Merger as a direct, wholly owned subsidiary of PubCo;

WHEREAS, the Check-Cap Board has unanimously (i) determined that the Israeli Merger and the Transactions to which Check-Cap is a party, are fair to, advisable and in the best interests of Check-Cap and its shareholders (the “Check-Cap Shareholders”), (ii) approved and declared advisable the Israeli Merger, this Agreement and the Transactions to which Check-Cap is a party, (iii) determined that considering the financial position of the merging entities in the Israeli Merger, no reasonable concern exists that, as a result of the Israeli Merger, the Israeli Surviving Company will be unable to fulfill the obligations of Check-Cap to its creditors, and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Check-Cap Shareholders vote to approve the Check-Cap Shareholder Transaction Matters;

WHEREAS, the board of directors of Israeli Merger Sub (the “Israeli Merger Sub Board”) has unanimously (i) determined that the Transactions, including the Israeli Merger, are fair to, advisable, and in the best interests of Israeli Merger Sub and PubCo, as its sole shareholder, (ii) approved and declared advisable this Agreement and the Transactions to which Israeli Merger Sub is a party, including the Israeli Merger, (iii) determined that considering the financial position of the merging entities in the Israeli Merger, no reasonable concern exists that, as a result of the Israeli Merger, the Israeli Surviving Company will be unable to fulfill the obligations of Israeli Merger Sub to its creditors, and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that PubCo, as the sole shareholder of Israeli Merger Sub, adopt this Agreement and approve the Transactions, including the Israeli Merger;

WHEREAS, the Keystone Board has unanimously (i) determined that the Transactions, including the U.S. Merger, are fair to, advisable and in the best interests of Keystone and its stockholders (the “Keystone Stockholders”), (ii) approved and declared advisable this Agreement and the Transactions, including the U.S. Merger and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Keystone Stockholders vote to adopt this Agreement and approve the Transactions, including the U.S. Merger;

WHEREAS, the board of directors of U.S. Merger Sub (the “U.S. Merger Sub Board”) has unanimously (i) determined that the Transactions to which U.S. Merger Sub is a party, including the U.S. Merger, are fair to, advisable and in the best interests of U.S. Merger Sub and PubCo, as its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions to which U.S. Merger Sub is a party, including the U.S. Merger and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that PubCo, as its sole stockholder, adopt this Agreement and approve the Transactions to which U.S. Merger Sub is a party, including the U.S. Merger;

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, PubCo and Keystone, as its sole stockholder, and has approved and adopted this Agreement and the Transactions, including the PubCo Amended and Restated Organizational Documents, and (ii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Keystone, as the sole stockholder of PubCo, adopt this Agreement and approve the Transactions, including the PubCo Amended and Restated Organizational Documents by Keystone, as the sole stockholder of PubCo;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and certain Keystone Stockholders listed on Section A of the Keystone Disclosure Schedule have executed lock-up agreements (the “Keystone Lock-Up Agreements”), pursuant to which, among other things, each of such Keystone Stockholders will agree to not effect any sale or distribution of any equity securities of PubCo held by any of them during the period set forth therein, subject to certain customary exceptions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Keystone, Check-Cap and certain Keystone Stockholders listed on Section B of the Keystone Disclosure Schedule have executed a support agreement (the “Keystone Support Agreement”), pursuant to which, among other things, such Persons have agreed to vote all of their Keystone Common Stock in favor of the approval of this Agreement and the Transactions, including the U.S. Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo and certain officers and directors of Check-Cap listed on Section A of the Check-Cap Disclosure Schedule have executed lock-up agreements (the “Check-Cap Lock-Up Agreements”), pursuant to which, among other things, each of such Check-Cap officers and directors will agree to not effect any sale or distribution of any equity securities of PubCo held by any of them during the period set forth therein, subject to certain customary exceptions set forth therein;

WHEREAS, at the Closing, PubCo and certain Keystone Stockholders listed on Section A of the Keystone Disclosure Schedule will enter into a customary registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, PubCo will agree to provide such Keystone Stockholders with certain registration rights with respect to the shares of PubCo Common Stock received in connection with the Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the U.S. Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (ii) taken together, the Mergers will qualify as an exchange under Section 351 of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.          DEFINITIONS AND INTERPRETATION.

1.1          Certain Definitions. For purposes of this Agreement:

“102 Trustee” means the trustee appointed from time to time in accordance with the provisions of the Israeli Income Tax Ordinance, and approved by the ITA, with respect to the Section 102 Shares and Section 102 Awards.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement; provided that an Acceptable Confidentiality Agreement need not include any “standstill”, non-solicitation, no hire or similar provision that prohibit or impose limitations on the making of an Acquisition Proposal or Acquisition Inquiry. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Check-Cap or Keystone, as applicable, relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Keystone or any of its Affiliates, on the one hand, or Check-Cap or any of its Affiliates, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Keystone or any of its Affiliates, on the one hand, or by or on behalf of Check-Cap or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 25% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 25% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole. For the avoidance of doubt, in no event shall a Check-Cap Legacy Transaction be deemed an Acquisition Transaction.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111–148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111–152), and the regulations promulgated pursuant to each of the foregoing Laws.

“Aggregate Transaction Consideration” means, collectively, the Check-Cap Merger Consideration and the Keystone Merger Consideration.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Check-Cap and Keystone, no later than the Net Cash Determination Date.

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the Israeli Economic Competition Law, 1988.

“Business Day” means any day other than a day on which banks in the State of New York or in Israel are authorized or obligated to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned by, or used in the conduct of the business of Keystone and its Subsidiaries as presently conducted.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other Applicable Law enacted with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).

“Check-Cap Associate” means any current employee, independent contractor, officer or director of Check-Cap or its Subsidiary.

“Check-Cap Board” means the board of directors of Check-Cap.

“Check-Cap CLA Warrants” means the warrants issued to certain lenders and existing Check-Cap Shareholders to purchase Check-Cap Ordinary Shares, pursuant to a Credit Line Agreement dated as of August 20, 2014.

“Check-Cap Capitalization Representations” means the representations and warranties of Check-Cap set forth in Section 5.6(a) and Section 5.6(d).

“Check-Cap Contract” means any Contract: (a) to which Check-Cap is a party, (b) by which Check-Cap is or may become bound or under which Check-Cap has, or may become subject to, any obligation or (c) under which Check-Cap has or may acquire any right or interest.

“Check-Cap Employee Plan” means any Employee Plan that Check-Cap or its Subsidiary sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, which covers any current or former employee, officer, director or other service provider of Check-Cap or its Subsidiary (or their spouses, dependents, or beneficiaries) or with respect to which Check-Cap or its Subsidiary have or may have any liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Check-Cap Exchange Ratio” means a ratio equal to one (1)-to-one (1).

“Check-Cap Fundamental Representations” means the representations and warranties of Check-Cap set forth in Sections 5.1(a) and 5.1(b) (Due Organization; Subsidiaries), Section 5.2 (Organizational Documents), Section 5.3 (Authority; Binding Nature of Agreement), and Section 5.21 (Financial Advisors).

“Check-Cap IP Rights” means all Intellectual Property owned, licensed to or controlled by Check-Cap that is necessary for the operation of the business of Check-Cap as presently conducted.

“Check-Cap IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Check-Cap IP Rights.

“Check-Cap Legacy Assets” means the assets, technology and Intellectual Property of Check-Cap as they existed at any time prior to the date of this Agreement set forth on Section 1.1 of the Check-Cap Disclosure Schedule.

“Check-Cap Legacy Business” means the business of Check-Cap as conducted at any time prior to the date of this Agreement.

“Check-Cap Legacy Transaction Eligible Proceeds” means the aggregate amount of any consideration (in cash or in kind, including any contractual rights) received by Check-Cap or by the Israeli Surviving Company (or any successor thereof) in connection with any Check-Cap Legacy Transaction, after deduction of any Liabilities associated with the Check-Cap Legacy Business or Check-Cap Legacy Assets relating to such Check-Cap Legacy Transaction (including, for the avoidance of doubt, any Liabilities for related Taxes or to the IIA and any fees or expenses relating to the Check-Cap Legacy Business or such Check-Cap Legacy Assets or the distribution of such amounts to the Check-Cap Legacy Holders), in all cases without duplication; provided, for the avoidance of doubt, that any such consideration shall be deemed “Check-Cap Legacy Transaction Eligible Proceeds” solely to the extent that it was not included in determining the amount set forth in sub-paragraph (vii) of the definition of Net Cash.

“Check-Cap Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Check-Cap Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Check-Cap; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Check-Cap Material Adverse Effect: (i) the announcement of this Agreement or the pendency of the Transactions, (ii) any change in the stock price or trading volume of Check-Cap Ordinary Shares (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Check-Cap Ordinary Shares may be taken into account in determining whether a Check-Cap Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (iii) the taking of any action, or the failure to take any action, by Check-Cap that is required to comply with the terms of this Agreement, (iv) the sale or winding down of the Check-Cap Legacy Business and Check-Cap’s operations, and the sale, license or other disposition of the Check-Cap Legacy Assets, (v) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (vi) any change in GAAP or applicable Law or the interpretation thereof, (vii) general economic or political conditions or conditions generally affecting the industries in which Check-Cap and its Subsidiary operate, (viii) any change in the cash position of Check-Cap and its Subsidiary which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (v), (vi) and (vii), to the extent disproportionately affecting Check-Cap and its Subsidiary relative to other similarly situated companies in the industries in which Check-Cap and its Subsidiary operate.

“Check-Cap Option” means an option to purchase a Check-Cap Ordinary Share granted under the Check-Cap Stock Plans.

“Check-Cap Ordinary Shares” means the ordinary shares, par value NIS 48.00 each, of Check-Cap.

“Check-Cap Placement Agent Warrants” means the placement agent warrants to purchase Check-Cap Ordinary Shares issued to H.C. Wainwright & Co., LLC or its designees, pursuant to certain Engagement Letters dated (i) January 23, 2019, (ii) July 22, 2020, (iii) June 24, 2021 (as amended on June 29, 2021) and (iv) February 26, 2022.

“Check-Cap Registered IP” means all Check-Cap IP Rights that are owned or exclusively or non-exclusively licensed to Check-Cap that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Check-Cap Registered Direct Warrants” means the warrants to purchase Check-Cap Ordinary Shares issued pursuant to registered direct offerings and a warrant exercise agreement on February 4, 2019,  July 23, 2020, July 2, 2021 and March 3, 2022.

“Check-Cap RSU” means a restricted stock unit award representing the right to receive a Check-Cap Ordinary Share under the Check-Cap Stock Plans.

“Check-Cap Stock Plans” means, collectively, each of the Check-Cap LLC 2006 Unit Option Plan, the Check-Cap Ltd. 2015 Equity Incentive Plan and the Check-Cap Ltd. 2015 United States Sub-Plan, in each case, as may be amended from time to time.

“Check-Cap Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Check-Cap for the six (6)-month period ended June 30, 2023.

“Check-Cap Warrants” means, collectively, the (a) Check-Cap Registered Direct Warrants, (b) Check-Cap CLA Warrants, and the (c) Check-Cap Placement Agent Warrants.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 9, 2023, between Keystone and Check-Cap.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

1 NTD: FBC to include applicable reference dates.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) equity and/or equity based compensation plans, equity purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, compensation plans, programs, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, fringe benefit plans and all other employee benefit plans or arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Awards” means each outstanding equity award granted under the Check-Cap Stock Plans and/or Keystone Stock Plans and/or PubCo Stock Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“ICL” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other Law which may come in its stead, including all amendments made thereto.

“IIA” means the Israel Innovation Authority.

“IIA Notice” means the written notice to be submitted to the IIA with respect to the Transactions, in accordance with the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 and the IIA’s regulations, in a form reasonably acceptable to Keystone, together with the IIA Undertaking executed by PubCo to be delivered at Closing, which notice may be submitted to the IIA following the Closing.

“IIA Undertaking” shall have the meaning ascribed to such term in Section 9.2(h).

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, Inter Partes Review or Post Grant Review Certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) URLs, domain names, and social media accounts, (e) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“ISA” shall mean the Israel Securities Authority.

“ISA No-Action Letter” shall mean an exemption and no-action letter from the ISA from the requirements of the Israeli Securities Law concerning the publication of an Israeli Prospectus in respect of the offering of the Check-Cap Merger Consideration to be issued to the Check-Cap Shareholders and, to the extent necessary, the Keystone Stockholders to whom the Israeli Securities Law applies.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder.

“ITA” means the Israel Tax Authority.

“Key Employee” means, with respect to Keystone or Check-Cap, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Financial Officer of such Party.

“Keystone Associate” means any current employee, independent contractor, officer or director of Keystone or any of its Subsidiaries.

“Keystone Board” means the board of directors of Keystone.

“Keystone Capitalization Representations” means the representations and warranties of Keystone, set forth in Section 4.6(a) and Section 4.6(d).

“Keystone Common Stock” means the common stock, par value $0.01 per share, of Keystone.

“Keystone Contract” means any Contract: (a) to which Keystone or any of its Subsidiaries is a Party, (b) by which Keystone or any of its Subsidiaries is or may become bound or under which Keystone or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which Keystone or any of its Subsidiaries has or may acquire any right or interest.

“Keystone Employee Plan” means any Employee Plan that Keystone or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, which covers any current or former employee, officer, director or other service provider of Keystone or any of its Subsidiaries (or their spouses, dependents, or beneficiaries) or with respect to which Keystone or any of its Subsidiaries has or may have any liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Keystone Exchange Ratio” means the ratio (rounded to four decimal places) obtained by dividing (a) the Keystone Implied Share Value by (b) the Check-Cap Implied Share Value, in which:

•	“Check-Cap Implied Share Value” means the quotient of (i) the Check-Cap Valuation divided by (ii) the Check-Cap Outstanding Share Number.

•
“Check-Cap Outstanding Share Number” means the total number of Check-Cap Ordinary Shares outstanding immediately prior to the Israeli Merger Effective Time (after giving effect to the expiration of any Check-Cap Options and Check-Cap Warrants that shall expire on or immediately prior to the Israeli Merger Effective Time) expressed on a fully diluted basis, and assuming, without limitation or duplication, the exercise in full, on a cashless basis, of all Check-Cap Options and Check-Cap Warrants outstanding as of immediately prior to the Israeli Merger Effective Time (based on the treasury stock method). For the avoidance of doubt, the Check-Cap Outstanding Share Number shall include, without duplication, any rights to receive shares or other securities of Check-Cap, including as a result of “anti-dilution” or similar rights, and any right to receive or acquire securities that are issued prior to the Closing, or that may be issued at any time following the Closing as a result of any pre-Closing agreement, undertaking, or event (in each case, based on the treasury stock method).

•	“Check-Cap Valuation” means the dollar amount equal to (i) $39,700,000, minus (ii) the Net Cash Shortfall Amount, plus (iii) the Net Cash Excess Amount.

•	“Keystone Implied Share Value” means the quotient of (i) the Keystone Valuation divided by (ii) the Keystone Outstanding Share Number.

•	“Keystone Valuation” means $225,000,000.

•
“Keystone Outstanding Share Number” means the total number of shares of Keystone Common Stock outstanding immediately prior to the U.S. Merger Effective Time (after giving effect to the expiration of any Keystone Options and Keystone Warrants that shall expire on or immediately prior to the U.S. Merger Effective Time) expressed on a fully-diluted and as-converted to Keystone Common Stock basis, assuming, without limitation or duplication, the exercise in full, on a cashless basis, of all Keystone Options and Keystone Warrants outstanding as of immediately prior to the U.S. Merger Effective Time (based on the treasury stock method). For the avoidance of doubt, the Keystone Outstanding Share Number shall include, without duplication, any rights to receive shares or other securities of Keystone, including as a result of “anti-dilution” or similar rights, and any right to receive or acquire securities that are issued prior to the Closing, or that may be issued at any time following the Closing as a result of any pre-Closing agreement, undertaking, or event, including any shares of Keystone Common Stock issued or issuable pursuant to the Keystone 2021 SPA (in each case, based on the treasury stock method).

•	“Net Cash Target” means $22,300,000.

•
“Net Cash Shortfall Amount” means, if Net Cash is less than the Net Cash Target by an amount greater than $1,000,000, then the amount that Net Cash is less than the Net Cash Target. For the avoidance of doubt, if Net Cash is less than the Net Cash Target by an amount less than $1,000,000, then the Net Cash Shortfall Amount shall be deemed $0 (zero dollars).

•
“Net Cash Excess Amount” means, if Net Cash is greater than the Net Cash Target by an amount greater than $1,000,000, then the amount that Net Cash is greater than the Net Cash Target. For the avoidance of doubt, if Net Cash is greater than the Net Cash Target by an amount less than $1,000,000, then the Net Cash Excess Amount shall be deemed $0 (zero dollars).

Set forth on Section 1.1(a)(i) of the Check-Cap Disclosure Schedule is an illustrative example of the post-Closing capitalization of PubCo.

“Keystone Fundamental Representations” means the representations and warranties of Keystone set forth in Sections 4.1(a) and 4.1(b) (Due Organization; Subsidiaries), Section 4.3 (Authority; Binding Nature of Agreement), and Section 4.21 (Financial Advisors) and the representations and warranties of each of the Merger Subs and PubCo set forth in Sections 6.1(a) and 6.1(b) (Due Organization; Subsidiaries) and Section 6.3 (Authority; Binding Nature of Agreement).

“Keystone IP Rights” means all Intellectual Property owned, licensed to, or controlled by Keystone or its Subsidiaries that is necessary for or used in the operation of the business of Keystone and its Subsidiaries as presently conducted.

“Keystone IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Keystone IP Rights.

“Keystone Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Keystone Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Keystone or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Keystone Material Adverse Effect: (i) the announcement of this Agreement or the pendency of the Transactions, (ii) the taking of any action, or the failure to take any action, by Keystone that is required to comply with the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, or (v) general economic or political conditions or conditions generally affecting the industries in which Keystone and its Subsidiaries operate; except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Keystone and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Keystone and its Subsidiaries operate.

“Keystone Option” means an option to purchase a share of Keystone Common Stock under the Keystone Stock Plans.

“Keystone Registered IP” means all Keystone IP Rights that are owned or purported to be owned or exclusively licensed to Keystone that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Keystone Stock Plans” means, collectively, the SBT Holdings Inc. 2018 Stock Option Plan and the SBT Holdings Inc. 2019 Stock Option Plan, in each case, as may be amended from time to time.

“Keystone Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Keystone for the three (3)-month period ended March 31, 2023 provided to Check-Cap prior to the date of this Agreement.

“Keystone Warrant” means a warrant to purchase shares of Keystone Common Stock issued by Keystone.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact following reasonable inquiry in the ordinary course of the performance of such individual’s employment responsibilities.

“Law” means any federal, state, national, supra-national, foreign, local, provincial or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the Laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the Laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the Laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Reverse Split” means a reverse share split of all outstanding Check-Cap Ordinary Shares, at a reverse share split ratio in the range mutually agreed to by Check-Cap and Keystone, for the purpose of maintaining compliance with Nasdaq listing standards.

“Net Cash” means, without duplication and in any event as of the Net Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Check-Cap’s audited financial statements and unaudited interim balance sheet, the sum of (i) Check-Cap’s unrestricted cash and cash equivalents (excluding marketable securities, other than marketable securities acquired in accordance with Keystone’s written consent, which shall not be unreasonably withheld, but including, for the avoidance of doubt, unrestricted cash deposits and interest accrued thereon), plus (ii) restricted cash items set forth in Section 1.1 of the Check-Cap Disclosure Schedule minus (iii) current and long-term liabilities payable in cash (excluding non-cash liabilities) accrued at Closing pursuant to GAAP, minus (iv) all of Check-Cap’s unpaid Transaction Costs, minus (iv) the cost of redemption of all Check-Cap Warrants (including for the avoidance of doubt, the Check-Cap Registered Direct Warrants and Check-Cap Placement Agent Warrants) that have redemption rights according to their terms,  and are outstanding as of immediately prior to the Israeli Merger Effective Time (assuming the full redemption thereof), plus (v) all prepaid Check-Cap expenses listed on Section 1.1 of the Check-Cap Disclosure Schedule, plus (vi) the amount of any expenses paid or liabilities incurred by Check-Cap during the Interim Period that the insurer under Check-Cap’s D&O insurance policy listed on Section 1.1 of the Check-Cap Disclosure Schedule has unconditionally and irrevocably agreed in writing to pay and are in excess of the deductible under such policy, plus (vii) the amount of any Check-Cap Legacy Transaction Eligible Proceeds (disregarding, for purposes of this definition, the proviso in the definition of “Check-Cap Legacy Transaction Eligible Proceeds”) to be received by Check-Cap for any Check-Cap Legacy Transaction at or prior to the Closing Date, or to which Check-Cap is contractually entitled as of the Closing Date to receive within ninety (90) days following the Closing Date (subject to no conditions other than the passage of time).

“Open Source Materials” means any software or other material that is distributed pursuant to any license identified as an open source license by the Open Source Initiative (including but not limited to the GNU General Public License (GPL), Affero GPL, LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, with respect to a Party, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Keystone Unaudited Interim Balance Sheet or the Check-Cap Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Keystone or any of its Subsidiaries or Check-Cap or its Subsidiary, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Keystone Material Adverse Effect or Check-Cap Material Adverse Effect, as the case may be, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Keystone Material Adverse Effect or Check-Cap Material Adverse Effect, as the case may be, and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) have a Keystone Material Adverse Effect or Check-Cap Material Adverse Effect, as the case may be.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means information (in any form or media) that identifies, relates to, describes or can be used to identify an individual (alone or when combined with other associated information or data), including: (i) Protected Health Information, as defined under HIPAA; (ii) individually identifiable government identifiers, such as Social Security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (iii) user names, email addresses, passwords or other credentials for accessing accounts; and (iv) any information defined as “personally identifiable information” or “personal data” as defined under applicable Privacy Laws.

“Privacy Laws” means, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and foreign, state or provincial data protection authorities, including HIPAA; (ii) the internal privacy policy of Keystone and any public statements that Keystone has made regarding its privacy policies and practices; (iii) third party privacy policies with which Keystone has been or is contractually obligated to comply; and (iv) any applicable rules (including the Payment Card Industry Data Security Standard) of any applicable self-regulatory organizations in which Keystone is or has been a member and/or with which Keystone is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“PubCo Stock Plan” means the stock plan to be approved and adopted by PubCo Board, to be effective upon and following the Closing, and which shall provide for an aggregate share reserve customary for a publicly listed company.

“Products” means any products or services, developed, owned, performed, offered, marketed, licensed, sold, distributed or other otherwise made available by or on behalf Keystone, Check-Cap or their respective Subsidiaries, (i) from which Keystone, Check-Cap or their respective Subsidiaries has derived in the three (3) years prior to the date of this Agreement, is currently deriving, or is scheduled to derive, revenue from the sale, license or provision thereof, including products or services under development, or (ii) for which Keystone, Check-Cap or their respective Subsidiaries has an ongoing obligation to provide warranty or similar services.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; provided that any reference in this Agreement to a Subsidiary of Keystone shall not be deemed as referring to PubCo or the Merger Subs for such purpose.

“Section 3(i) Award” means any Equity Award that was granted under the Keystone Stock Plans and/or PubCo Stock Plan pursuant to Section 3(i) of the Israeli Income Tax Ordinance.

“Section 102” means Section 102 of the Israeli Income Tax Ordinance.

“Section 102 Award” means any Equity Award that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Israeli Income Tax Ordinance.

“Section 102 Shares” means any shares that were issued as Section 102 Awards, or issued upon exercise or vesting of Section 102 Awards, and at the Closing Date are held by the 102 Trustee.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 25% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) is on terms and conditions that the Keystone Board or the Check-Cap Board, as applicable, determines in good faith, following consultation with their respective outside legal counsel and financial advisors, and based on such matters that Keystone Board or the Check-Cap Board, as applicable, deems relevant (including the likelihood of consummation thereof and the financing terms thereof), are more favorable, from a financial point of view, to the Keystone Stockholders or the Check-Cap Shareholders, as the case may be, than the terms of the Transactions (in the case of Check-Cap, also taking into account any written offer by Keystone to amend the terms of this Agreement).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, social security and national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Costs” means, with respect to any Person, the sum of (a) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants, the cost of such Person’s D&O Tail and the applicable portion of the fees of the Exchange Agent, Information Agent and Israeli Paying Agent payable by such Person and its Subsidiaries and (b) the amount of any change of control, sale, retention or similar payments, and any severance, termination and/or similar payments that are or become due to any individual service provider of such Person and its Subsidiaries in connection with the consummation of the Transactions (including the termination of such individual service provider’s employment or service, if any, as a result of the Transactions or as a result of the winding down of Check-Cap’s business) and that are unpaid as of the Closing, in each case, plus the amount of any employer portion of any payroll taxes that are imposed on any such payments.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

1.2          Further Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

103T Interim Tax Ruling	3.4(o)
103T Tax Ruling	3.4(o)
103T Trustee	3.4(a)(ii)
104H Interim Tax Ruling	3.4(j)
104H Tax Ruling	3.4(j)
104H Trustee	3.4(a)(ii)

Term	Section

Accounting Firm	3.5(e)
Agreement	Preamble
Agreement End Date	10.1(b)
Assumed Keystone Option	3.3(c)
Assumed Keystone Warrant	3.3(d)
Book-Entry Shares	3.4(b)(i)
Capital Market Tax Ruling	3.4(l)
Capitalization Date	5.6(a)
Certificate of Israeli Merger	2.3(b)
Certificate of U.S. Merger	2.3(c)
Certificates	3.4(b)(i)
Certifications	5.7(a)
Check-Cap	Preamble
Check-Cap Allocation Schedule	3.1(a)
Check-Cap Board Adverse Recommendation Change	8.2(b)
Check-Cap Board Recommendation	8.2(b)
Check-Cap Disclosure Schedule	5
Check-Cap Dividend	8.15
Check-Cap Dividend Court Approval	8.15
Check-Cap Excluded Shares	3.2(b)
Check-Cap Interim Options Tax Ruling	3.4(l)
Check-Cap Intervening Event	8.2(c)
Check-Cap Grant Date	5.6(f)
Check-Cap Legacy Holders	8.16(a)
Check-Cap Legacy Holders’ Representative	8.16(c)
Check-Cap Legacy Transaction	7.1(c)
Check-Cap Lock-Up Agreements	Recitals
Check-Cap Material Contract	5.14
Check-Cap Merger Consideration	3.2(a)(i)
Check-Cap Non-Redeemed Warrant	3.2(e)(i)
Check-Cap Options Tax Ruling	3.4(l)
Check-Cap Permits	5.15(a)
Check-Cap Real Estate Leases	5.11
Check-Cap Required Approvals	5.5(b)
Check-Cap SEC Documents	5.7(a)
Check-Cap Section 102 Award Consideration	3.4(h)
Check-Cap Shareholder Transaction Approval	5.4
Check-Cap Shareholder Transaction Matters	8.2(a)
Check-Cap Shareholder Meeting	8.2(a)
Check-Cap Shareholder Nasdaq Reverse Split Approval	5.4
Check-Cap Shareholders	Recitals
Check-Cap Terminating Contractors	8.17
Check-Cap Terminating Employees	8.17
Check-Cap Terminating Personnel	8.17
Check-Cap Vested RSU	3.2(d)(i)
Check-Cap Warrant Redemption Period	3.2(e)(i)
Closing	2.3(a)
Closing Date	2.3(a)
D&O Indemnified Parties	8.8(b)

Term	Section

D&O Tail	8.8(b)
Electing Holder	3.4(j)
Exchange Agent	3.4(a)(i)
Exchange Fund	3.4(a)(i)
GAAP	4.7(a)
IIA Undertaking	9.2(h)
Information Agent	3.4(a)(i)
Intended U.S. Tax Treatment	Recitals
Interim Period	7.1(a)
ISA No-Action Application	8.5
Israeli Merger	Recitals
Israeli Merger Regulations	2.1(a)
Israeli Merger Effective Time	2.3(b)
Israeli Merger Proposal	8.6
Israeli Merger Proposal Submission Date	8.6
Israeli Merger Sub	Preamble
Israeli Merger Sub Board	Recitals
Israeli Merger Sub Ordinary Shares	6.6(b)
Israeli Merger Sub Shareholder Approval	6.4(b)
Israeli Paying Agent	3.4(a)(ii)
Israeli Registrar	2.3(b)
Israeli Securities Law	4.6(g)
Israeli Surviving Company	2.1
Israeli Surviving Company Articles	2.4(a)
Keystone	Preamble
Keystone 2021 SPA	8.12(b)
Keystone Allocation Schedule	3.1(b)
Keystone Audited Financial Statements	8.1(g)
Keystone Disclosure Schedule	4
Keystone Dissenting Shares	3.6(a)
Keystone Excluded Shares	3.3(b)
Keystone Financials	4.7(a)
Keystone Grant Date	4.6(f)
Keystone Interim Financial Statements	8.1(g)
Keystone Interim Options Tax Ruling	3.4(n)(ii)
Keystone Investor Agreements	8.12
Keystone Lock-Up Agreements	Recitals
Keystone Material Contract	4.14(a)
Keystone Merger Consideration	3.3(a)
Keystone Options Tax Ruling	3.4(n)(ii)
Keystone Permits	4.15(b)
Keystone Real Estate Leases	4.11
Keystone Required Approvals	4.5(b)
Keystone Stockholder Transaction Approval	4.4
Keystone Stockholder Written Consent	8.4
Keystone Support Agreement	Recitals
Keystone Stockholders	Recitals
Keystone Termination Fee	10.3(b)
Liability	4.9

Term	Section

Mergers	Recitals
Merger Subs	Preamble
Net Cash Calculation	3.5(a)
Net Cash Determination Date	3.5(a)
Net Cash Determination Time	3.5(a)
Net Cash Dispute Notice	3.5(b)
Net Cash Response Date	3.5(b)
Net Cash Schedule	3.5(a)
Net Cash Schedule Delivery Date	3.5(a)
Notice Period	8.2(c)
Party	Preamble
Payor	3.4(i)(ii)
Privacy Policies	4.13
Proxy Statement	8.1(a)
PubCo	Preamble
PubCo Amended and Restated Organizational Documents	2.4(c)
PubCo Board	Recitals
PubCo Common Stock	6.6(a)
PubCo Required Approval	6.4(a)
Qualified Withholding Certificate	3.4(i)(ii)
recipient	3.4(i)(iv)
Registration Rights Agreement	Recitals
Registration Statement	8.1(a)
Securityholder	3.4(h)(ii)
Shell Company	5.23
Termination Notice Period	10.1(i)
Transfer Taxes	8.11(e)
U.S. Merger	Recitals
U.S. Merger Effective Time	2.3(c)
U.S. Merger Sub	Preamble
U.S. Merger Sub Board	Recitals
U.S. Merger Sub Common Stock	6.6(c)
U.S. Merger Sub Required Approval	6.4(c)
U.S. Surviving Corporation	2.2(a)
Withholding Drop Date	3.4(i)(ii)
Withholding Tax Ruling	3.4(k)
VAT	4.17(g)

1.3          Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof, (iii) references to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified, (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement, (v) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender, (vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import, (vii) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (ix) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (x) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, (xi) references to any Person include the successors and permitted assigns of that Person, (xii) references to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time, (xiii) references to “$” and “dollars” are to the currency of the United States, (xiv) all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified, (xv) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (xvi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day”, and (xvii) except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          The Parties agree that Keystone Disclosure Schedule or Check-Cap Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Keystone Disclosure Schedule or the Check-Cap Disclosure Schedule shall qualify other sections and subsections of this Agreement to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(d)          The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is two (2) days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Transactions.

Section 2.          TRANSACTIONS; CLOSING.

2.1          Israeli Merger.

(a)          Upon the terms and subject to the conditions of this Agreement, and in accordance with Sections 314 through 327 of the ICL and the Israeli Companies Regulations (Merger), 5760-2000 promulgated under the ICL (the “Israeli Merger Regulations”), at the Israeli Merger Effective Time, Israeli Merger Sub shall be merged with and into Check-Cap. As a result of the Israeli Merger: (i) the separate corporate existence of Israeli Merger Sub (as the target company, or Chevrat Ha’Ya’ad) shall cease and Check-Cap (as the absorbing company, or HaChevra Ha’Koletet) shall continue as the surviving entity (sometimes referred to herein for the periods at and after the Israeli Merger Effective Time as the “Israeli Surviving Company”); and (ii) Check-Cap shall (A) become a direct, wholly owned subsidiary of PubCo, (B) continue to be governed by the Laws of the State of Israel, (C) continue to have a registered office in the State of Israel, and (D) succeed to and assume all of the rights, properties and obligations of Israeli Merger Sub and Check-Cap in accordance with the ICL and the Check-Cap Shareholders shall be entitled to the Check-Cap Merger Consideration in accordance with Section 3.

(b)          The Israeli Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Israeli Merger Effective Time, by virtue of, and simultaneously with, the Israeli Merger and without any further action on the part of the Parties or any Check-Cap Shareholder, (i) all the properties, rights, privileges, powers and franchises of Check-Cap and Israeli Merger Sub shall vest in the Israeli Surviving Company; (ii) all debts, liabilities and duties of Check-Cap and Israeli Merger Sub shall become the debts, liabilities and duties of the Israeli Surviving Company; and (iii) all the rights, privileges, immunities, powers and franchises of Check-Cap (as the Israeli Surviving Company) shall continue unaffected by the Israeli Merger in accordance with the ICL. Israeli Merger Sub will cease to exist and will be stricken from the records of the Israeli Registrar of Companies, and Check-Cap will become a private company directly and wholly owned (including with respect to any warrants, options or other securities) by PubCo, all as provided under the ICL.

2.2          U.S. Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the U.S. Merger Effective Time, U.S. Merger Sub shall be merged with and into Keystone. As a result of the U.S. Merger, (i) the separate existence of U.S. Merger Sub shall cease and Keystone will continue as the surviving corporation in the U.S. Merger (sometimes referred to herein for the periods at and after the U.S. Merger Effective Time as the “U.S. Surviving Corporation”) and (ii) Keystone shall (A) become a direct, wholly owned subsidiary of PubCo, (B) continue to be governed by the Laws of the State of Delaware, (C) continue to have a registered office in Delaware, and (D) succeed to and assume all of the rights, properties and obligations of U.S. Merger Sub and Keystone in accordance with the DGCL and the Keystone Stockholders shall be entitled to the Keystone Merger Consideration in accordance with Section 3.

(b)          The U.S. Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the U.S. Merger Effective Time (i) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Keystone and U.S. Merger Sub shall vest in the U.S. Surviving Corporation and (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of each of Keystone and U.S. Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the U.S. Surviving Corporation. As a result of the U.S. Merger, Keystone will become a direct, wholly owned subsidiary of PubCo.

2.3          Closing; Effective Times.

(a)          As promptly as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or, to the extent permitted by Law, waiver of all of the conditions set forth in Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), the Transactions shall be consummated (the “Closing”) remotely by electronic exchange of executed documents, or in such other manner, time or place as the Parties shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)          On the Closing Date, subject to the terms and conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place in accordance with Section 2.3(a), each of Check-Cap and Israeli Merger Sub shall (and Keystone shall cause Israeli Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Israeli Registrar”) a notice (i) informing the Israeli Registrar that all conditions to the Israeli Merger under the ICL and this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) have been met (together with any other documentation required to be submitted to the Israeli Registrar) and (ii) setting forth the proposed date on which the Israeli Merger shall become effective and on which the Israeli Registrar shall be requested to issue a certificate evidencing the Israeli Merger in accordance with Section 323(5) of the ICL (the “Certificate of Israeli Merger”). The Israeli Merger shall become effective upon the issuance by the Israeli Registrar of the Certificate of Israeli Merger in accordance with Section 323(5) of the ICL (the time at which the Israeli Merger becomes effective is referred to herein as the “Israeli Merger Effective Time”). For the avoidance of doubt, it is the intention of the Parties that the Israeli Merger shall be declared effective, and that the issuance by the Israeli Registrar of the Certificate of Israeli Merger in accordance with Section 323(5) of the ICL shall occur, both on the Closing Date.

(c)          On the Closing Date, upon the terms and subject to the conditions of this Agreement, concurrently with or immediately following the Israeli Merger Effective Time, Keystone shall cause the U.S. Merger to be consummated by filing a certificate of merger (the “Certificate of U.S. Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of U.S. Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of U.S. Merger) being the “U.S. Merger Effective Time”). For the avoidance of doubt, it is the intention of the Parties that the U.S. Merger shall be declared effective and shall occur on the Closing Date.

2.4          Organizational Documents.

(a)          At the Israeli Merger Effective Time, the articles of association of Check-Cap shall be amended and restated in their entirety to read as set forth in Exhibit B, and as so amended shall remain in effect from and after the Israeli Merger Effective Time as the articles of association of the Israeli Surviving Company (the “Israeli Surviving Company Articles”) until thereafter amended as provided by applicable Law and such articles of association.

(b)          At the U.S. Merger Effective Time, (i) the certificate of incorporation of U.S. Merger Sub, as in effect immediately prior to the U.S. Merger Effective Time, shall be the certificate of incorporation of the U.S. Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the U.S. Surviving Corporation to “KCDH Inc.”, until thereafter amended as provided by applicable Law and such certificate of incorporation; and (ii) the bylaws of U.S. Merger Sub, as in effect at the U.S. Merger Effective Time, shall be the bylaws of the U.S. Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the U.S. Surviving Corporation and such bylaws, as applicable.

(c)          On the Closing Date, PubCo shall amend and restate, effective as of immediately prior to the U.S. Merger Effective Time, the bylaws of PubCo to be as set forth on Exhibit C, and the certificate of incorporation of PubCo to be as set forth on Exhibit D (collectively, the “PubCo Amended and Restated Organizational Documents”).

2.5          Directors and Officers.

(a)          At the Israeli Merger Effective Time, the board of directors of the Israeli Surviving Company shall be constituted with, and the officers of the Israeli Surviving Company shall be, those individuals designated by Keystone, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the Israeli Surviving Company Articles, as the case may be.

(b)          The Parties shall cause the initial directors of the U.S. Surviving Corporation and the initial officers of the U.S. Surviving Corporation immediately following the U.S. Merger Effective Time to be comprised of those individuals designated by Keystone, each to hold office until the earlier of (i) their resignation or removal or (ii) their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the Organizational Documents of the U.S. Surviving Corporation.

(c)          Keystone and Check-Cap shall cause the initial directors of PubCo and the initial officers of PubCo as of immediately following the U.S. Merger Effective Time to be comprised of those individuals designated by Keystone (provided, however, that Check-Cap shall have the right to designate (x) one (1) initial director of PubCo if the PubCo Board as of immediately following the U.S. Merger Effective Time shall have up to seven (7) members, and (y) two (2) initial directors of PubCo if the PubCo Board as of immediately following the U.S. Merger Effective Time shall have more than seven (7) members), each to hold office until the earlier of (i) their resignation or removal or (ii) their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the PubCo Amended and Restated Organizational Documents.

Section 3.          EXCHANGE OF SECURITIES.

3.1          Allocation Schedules.

(a)          Not less than five (5) Business Days prior to the Anticipated Closing Date, Check-Cap will prepare and deliver to Keystone a certificate signed by the Chief Financial Officer of Check-Cap in a form reasonably acceptable to Keystone setting forth (as of immediately prior to the Israeli Merger Effective Time) (i) the name and address of each holder of Check-Cap Options, Check-Cap RSUs and Check-Cap Warrants based on Check-Cap’s then current records, (ii) the number of Check-Cap Ordinary Shares underlying Check-Cap Options, Check-Cap RSUs and Check-Cap Warrants for each such holder, (iii) the number of shares of PubCo Common Stock to be allocated to any holder of Check-Cap Vested RSUs pursuant to this Agreement in respect of such Check-Cap Vested RSUs held by such holder as of immediately prior to the Israeli Merger Effective Time, (iv) the cost of redemption of each Check-Cap Warrant outstanding as of immediately prior to the Israeli Merger Effective Time (assuming the full redemption thereof) and (v) the number of shares of PubCo Common Stock to be issued upon the exercise of Check-Cap Warrants to each holder of Check-Cap Warrants in respect of such Check-Cap Warrants held by such holder as of immediately prior to the Israeli Merger Effective Time (assuming all Check-Cap Warrants are exercised and no Check-Cap Warrants are redeemed) (the “Check-Cap Allocation Schedule”). The allocation of the Check-Cap Merger Consideration and the information with respect to the number of shares of PubCo Common Stock to be issued to any holder of Check-Cap Vested RSUs set forth in the Check-Cap Allocation Schedule shall be binding on all Parties and shall be used by PubCo for purposes of the issuance of shares of PubCo Common Stock to the holders of Check-Cap Ordinary Shares and Check-Cap Vested RSUs pursuant to this Section 3, absent manifest error.

(b)          Not less than five (5) Business Days prior to the Anticipated Closing Date, Keystone will prepare and deliver to Check-Cap a certificate signed by the Chief Financial Officer of Keystone in a form reasonably acceptable to Check-Cap setting forth (as of immediately prior to the U.S. Merger Effective Time) (i) a serial number corresponding to each holder of shares of Keystone Common Stock, Keystone Options and Keystone Warrants, (ii) the number of shares of Keystone Common Stock held by such holder and/or underlying Keystone Options and Keystone Warrants for each such holder and (iii) the number of shares of PubCo Common Stock to be issued to such holder, or to be allocated to any Assumed Keystone Options or Assumed Keystone Warrants pursuant to this Agreement in respect of Keystone Common Stock, Keystone Options or Keystone Warrants held by such holder as of immediately prior to the U.S. Merger Effective Time (the “Keystone Allocation Schedule”). The allocation of the Keystone Merger Consideration and the information with respect to the exchange of Keystone Options and Keystone Warrants into Assumed Keystone Options and Assumed Keystone Warrants set forth in the Keystone Allocation Schedule shall be binding on all Parties and shall be used by PubCo for purposes of issuing the Keystone Merger Consideration to the holders of shares Keystone Common Stock and the conversion of the Keystone Options and Keystone Warrants into Assumed Keystone Options and Assumed Keystone Warrants, respectively, pursuant to this Section 3, absent manifest error.

3.2          Effect of the Israeli Merger. At the Israeli Merger Effective Time, by virtue of the Israeli Merger and without any further action on the part of the Parties or any Check-Cap Shareholder:

(a)          Check-Cap Ordinary Shares.

(i)          Each Check-Cap Ordinary Share issued and outstanding immediately prior to the Israeli Merger Effective Time (other than any Check-Cap Excluded Shares) shall, in accordance with Section 323 of the ICL, without any further action of the Check-Cap Shareholders, be deemed to have been transferred to PubCo, and the rights of the holders of the Check-Cap Ordinary Shares (other than any Check-Cap Excluded Shares) immediately prior to the Israeli Merger Effective Time shall automatically convert into and represent the right to receive a number of validly issued, fully paid and nonassessable shares of PubCo Common Stock equal to the Check-Cap Exchange Ratio (the aggregate number of shares of PubCo Common Stock issuable to Check-Cap Shareholders pursuant to this subsection, collectively, the “Check-Cap Merger Consideration”).

(ii)          (A) Each holder of Check-Cap Ordinary Shares issued and outstanding immediately prior to the Israeli Merger Effective Time (including all uncertificated Check-Cap Ordinary Shares represented by Book-Entry Shares and each Certificate that, immediately prior to the Israeli Merger Effective Time, represented any such Check-Cap Ordinary Shares) shall cease to have any rights with respect thereto, except the right to receive the portion of the Check-Cap Merger Consideration applicable to such Check-Cap Ordinary Shares and any dividends or other distributions pursuant to Section 3.4(c) upon surrender of such Check-Cap Ordinary Shares in accordance with Section 3.4, (B) the share transfer books of Check-Cap Ordinary Shares shall be closed with respect to all Check-Cap Ordinary Shares outstanding and no further transfer of any such Check-Cap Ordinary Shares shall be made on such share transfer books after the Israeli Merger Effective Time, and (C) PubCo shall be registered as the sole owner of all of the outstanding Check-Cap Ordinary Shares in Check-Cap’s share register. In the event that a holder of Check-Cap Ordinary Shares converted pursuant to the Israeli Merger shall be entitled to receive a fraction of a share of PubCo Common Stock (after aggregating all Check-Cap Ordinary Shares delivered by such holder) then the number of shares of PubCo Common Stock issuable to such holder shall be rounded to the nearest whole share of PubCo Common Stock (with 0.5 shares rounded up).

(b)          Cancellation of Certain Check-Cap Ordinary Shares. Each Check-Cap Ordinary Share, if any, that (i) is owned by any Subsidiary of Check-Cap shall not be acquired by PubCo and shall be canceled or transferred to Check-Cap immediately prior to the Israeli Merger Effective Time for no consideration, or (ii) is a dormant share (or menayah redumah) under Israeli Law and each Check-Cap Ordinary Share that, immediately prior to the Israeli Merger Effective Time, is owned by Check-Cap, shall be canceled and retired and shall cease to exist as of immediately prior to the Israeli Merger Effective Time without any conversion and no consideration shall be delivered in respect thereof (each such share canceled pursuant to subsections (i) or (ii), a “Check-Cap Excluded Share”).

(c)          Check-Cap Options. Each Check-Cap Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Israeli Merger Effective Time shall, without any further action, cease to represent a Check-Cap Option in respect of Check-Cap Ordinary Shares and shall automatically expire and cease to exist as of immediately prior to the Israeli Merger Effective Time without any assumption or conversion, and no consideration shall be delivered in respect thereof.

(d)          Check-Cap RSUs.

(i)          Each Check-Cap RSU that is outstanding immediately prior to the Israeli Merger Effective Time and that has fully vested as of immediately prior to the Israeli Merger Effective Time in accordance with its terms as in effect on the date of this Agreement, but has not been settled in Check-Cap Ordinary Shares prior to the Israeli Merger Effective Time (each, a “Check-Cap Vested RSU”), shall, without any further action, be canceled and shall automatically convert into and represent the right to receive from PubCo, immediately following the Israeli Merger Effective Time, a number of validly issued, fully paid and nonassessable shares of PubCo Common Stock equal to the product of (x) the number of Check-Cap Ordinary Shares subject to such Check-Cap RSU, and (y) the Check-Cap Exchange Ratio. Any such payment with respect to a Check-Cap Vested RSU shall be subject to all applicable federal, state and local tax withholding requirements.

(ii)          Each Check-Cap RSU that is outstanding immediately prior to the Israeli Merger Effective Time that is not a Check-Cap Vested RSU shall, without any further action, cease to represent a Check-Cap RSU in respect of Check-Cap Ordinary Shares and shall automatically expire and cease to exist as of immediately prior to the Israeli Merger Effective Time without any assumption or conversion, and no consideration shall be delivered in respect thereof.

(e)          Check-Cap Warrants.

(i)          As promptly as practicable following execution of this Agreement, Check-Cap shall send a written notice to holders of all of the outstanding and unexercised Check-Cap Registered Direct Warrants and Check-Cap Placement Agent Warrants informing such holders of the execution of this Agreement. PubCo acknowledges and agrees that (x) each Check-Cap Registered Direct Warrant and Check-Cap Placement Agent Warrant that is outstanding and unexercised immediately prior to the Israeli Merger Effective Time shall be redeemable for a period of thirty (30) days following the Israeli Merger Effective Time (the “Check-Cap Warrant Redemption Period”), and (y) it shall comply with the applicable provisions of each Check-Cap Registered Direct Warrant and Check-Cap Placement Agent Warrant not otherwise redeemed during the Check-Cap Warrant Redemption Period (each, a “Check-Cap Non-Redeemed Warrant”).

(ii)          As promptly as practicable following execution of this Agreement, Check-Cap shall send a written notice to holders of all of the outstanding and unexercised Check-Cap CLA Warrants offering the opportunity to exercise such Check-Cap CLA Warrants in accordance with its terms prior to the Israeli Merger Effective Time. Each outstanding and unexercised Check-Cap CLA Warrant prior to the Israeli Merger Effective Time shall cease to represent a Check-Cap CLA Warrant in respect of Check-Cap Ordinary Shares and shall automatically expire and cease to exist as of immediately prior to the Israeli Merger Effective Time without any assumption or conversion, and no consideration shall be delivered in respect thereof.

(f)          Israeli Merger Sub Ordinary Shares. Each Israeli Merger Sub Ordinary Share issued and outstanding immediately prior to the Israeli Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share ordinary share, par value NIS 48.00 per share, of the Israeli Surviving Company and such shares shall constitute the only outstanding share capital of the Israeli Surviving Company.

3.3          Effect of the U.S. Merger. At the U.S. Merger Effective Time, by virtue of the U.S. Merger and without any further action on the part of the Parties or any Keystone Stockholder:

(a)          Keystone Common Stock. Each share of Keystone Common Stock issued and outstanding immediately prior to the U.S. Merger Effective Time (excluding Keystone Dissenting Shares and Keystone Excluded Shares) shall be canceled and converted into the right to receive the number of shares of PubCo Common Stock equal to the Keystone Exchange Ratio, with each holder of shares of Keystone Common Stock to receive the number of shares of PubCo Common Stock set forth opposite such holder’s name on the Keystone Allocation Schedule (the aggregate number of shares of PubCo Common Stock issuable to Keystone Stockholders pursuant to this subsection, collectively, the “Keystone Merger Consideration”).

(b)          Cancellation of Certain Shares of Keystone Common Stock. All shares of Keystone Common Stock held in the treasury or by a Subsidiary of Keystone (the “Keystone Excluded Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)          Keystone Options. Each Keystone Option that is outstanding immediately prior to the U.S. Merger Effective Time, whether vested or unvested, shall be converted into an option to purchase shares of PubCo Common Stock having, except to the extent required to be modified under applicable Laws, substantially the same terms and conditions as the Keystone Options, including the applicable vesting schedule and payment timing as in effect on the date of this Agreement (each, an “Assumed Keystone Option”), except that (i) each such Assumed Keystone Option will entitle the holder, upon exercise, to that number of whole shares of PubCo Common Stock equal to the product of (A) the number of shares of Keystone Common Stock that were subject to such Keystone Option immediately prior to the U.S. Merger Effective Time, multiplied by (B) the Keystone Exchange Ratio, and rounding such product to the nearest whole number of shares of PubCo Common Stock (with 0.5 shares rounded up), with an exercise price per share of PubCo Common Stock subject to the Assumed Keystone Option equal to (A) the exercise price per share of Keystone Common Stock for which the Keystone Option was exercisable immediately prior to the U.S. Merger Effective Time divided by (B) the Keystone Exchange Ratio, with each holder of Keystone Options to receive Assumed Keystone Options to purchase the number of shares of PubCo Common Stock as set forth opposite such holder’s serial number on the Keystone Allocation Schedule; provided that the exercise price and the number of shares of PubCo Common Stock purchasable pursuant to the Assumed Keystone Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Assumed Keystone Option to which Section 422 of the Code applies, the exercise price and the number of shares of PubCo Common Stock purchasable pursuant to the Assumed Keystone Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). At or prior to the U.S. Merger Effective Time, Keystone, PubCo and U.S. Merger Sub and their board of directors, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Keystone Options pursuant to this subsection.

(d)          Keystone Warrants. Each Keystone Warrant that is outstanding and unexercised immediately prior to the U.S. Merger Effective Time shall cease to represent a Keystone Warrant in respect of shares of Keystone Common Stock and shall be assumed by PubCo and automatically converted into a warrant to acquire shares of PubCo Common Stock (each, an “Assumed Keystone Warrant”). PubCo shall assume each such Keystone Warrant in accordance with its terms, and except as expressly provided above, following the U.S. Merger Effective Time, each Assumed Keystone Warrant shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Keystone Warrants immediately prior to the U.S. Merger Effective Time, except that (i) the number of shares of PubCo Common Stock subject to each such Assumed Keystone Warrant shall be equal to the product (rounded to the nearest whole number, with 0.5 shares rounded up) of (A) the number of shares of Keystone Common Stock subject to such Keystone Warrant immediately prior to the U.S. Merger Effective Time multiplied by (B) the Keystone Exchange Ratio, and (ii) the exercise price per share of PubCo Common Stock shall be equal to the quotient of (A) the exercise price per share of Keystone Common Stock immediately prior to the U.S. Merger Effective Time divided by (B) the Keystone Exchange Ratio, with each holder of Keystone Warrants to receive Assumed Keystone Warrants to purchase the number of shares of PubCo Common Stock as set forth opposite such holder’s name on the Keystone Allocation Schedule. At or prior to the U.S. Merger Effective Time, Keystone, PubCo and U.S. Merger Sub and their board of directors, as applicable, shall adopt any resolutions, take any actions and obtain any consents that are necessary to effectuate the treatment of the Keystone Warrants in accordance with this subsection.

(e)          U.S. Merger Sub Common Stock. Each share of U.S. Merger Sub Common Stock issued and outstanding immediately prior to the U.S. Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the U.S. Surviving Corporation and such shares shall constitute the only outstanding share capital of the U.S. Surviving Corporation.

(f)          PubCo Common Stock. Each share of PubCo Common Stock issued and outstanding immediately prior to the U.S. Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.4          Exchange of Shares and Certificates.

(a)          Exchange Agent; Exchange Fund; Israeli Payment Agent.

(i)          Prior to the Closing Date, PubCo (a) shall engage a U.S. nationally-recognized financial institution to be mutually agreed between Check-Cap and Keystone to act as exchange agent in connection with the Mergers (the “Exchange Agent”) and (b) may engage an information agent to be mutually agreed between Check-Cap and Keystone to act as information agent in connection with the Mergers and assist in obtaining any declaration or Qualified Withholding Certificate or such other forms as may be required under any applicable Tax Law or tax ruling (the “Information Agent”). At the Closing Date, PubCo shall deposit with the Exchange Agent, with no withholding of Taxes, in trust for the sole benefit of the holders of equity securities of Check-Cap immediately prior to the Israeli Merger Effective Time, and to the extent required pursuant to Section 3.4(i)(iii), in the Exchange Agent’s name, for exchange in accordance with this Section 3, through the Exchange Agent, Certificates or Book-Entry Shares representing the Check-Cap Merger Consideration issuable pursuant to this Section 3. All shares of PubCo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”. In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of the Check-Cap Merger Consideration due to the holders of equity securities of Check-Cap, PubCo shall promptly deposit additional Certificates or Book-Entry Shares in an amount which is equal to the deficiency in the amount required to make such payment. PubCo shall cause the Exchange Agent to make, and the Exchange Agent shall make, pursuant to irrevocable instructions, delivery of the Check-Cap Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose except as expressly provided for in this Agreement.

(ii)          For purposes of issuance of the Check-Cap Merger Consideration, the Exchange Agent will use an Israeli sub-paying agent (the “Israeli Paying Agent”). PubCo shall cause the Exchange Agent to transfer to the Israeli Paying Agent, with no withholding of Taxes, the portion of the Exchange Fund corresponding to the Check-Cap Merger Consideration (other than in respect of holders of Section 102 Awards), and the Israeli Paying Agent shall make delivery of the Check-Cap Merger Consideration out of the Exchange Fund in accordance with this Agreement and in accordance with any applicable Tax Law or tax ruling. The Israeli Paying Agent will also serve as a trustee for purposes of the 104H Tax Ruling (the “104H Trustee”) and for purposes of the 103T Tax Ruling (the “103T Trustee”).

(iii)          Keystone shall pay the first $50,000 of the aggregate fees of the Exchange Agent, the Information Agent and the Israeli Paying Agent, and Keystone and Check-Cap shall share equally the balance of such aggregate fees in excess of $50,000, if any.

(b)          Exchange Procedures.

(i)          Promptly after the Closing, PubCo shall cause the Exchange Agent to mail to each (A) record holder of a certificate or certificates which immediately prior to the Closing Date represented outstanding Check-Cap Ordinary Shares (the “Certificates”), or (B) holder of Check-Cap Ordinary Shares in a book-entry account representing a noncertificated share registered in the shareholders’ register of Check-Cap (the “Book-Entry Shares”), whose shares were converted into the right to receive shares of PubCo Common Stock pursuant to Section 3.2(a), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof as provided in Section 3.4(q) or Book-Entry Share, as applicable) to the Exchange Agent and shall be in such customary form and have such other provisions as PubCo may reasonably specify), (y) instructions for effecting the surrender of the Certificates (or affidavit of loss in lieu thereof as provided in Section 3.4(q) or Book-Entry Share, as applicable) in exchange for the shares of PubCo Common Stock, and (z) such forms and certificates as may be required under any applicable Tax Law or tax ruling, and each in such form as may be reasonably requested by the Exchange Agent or the Israeli Paying Agent, in which the beneficial owner of Check-Cap Ordinary Shares provides certain information necessary for the Exchange Agent, Information Agent or Israeli Paying Agent to determine whether any amounts need to be withheld from the consideration payable or otherwise deliverable to such beneficial owner (and, if the beneficial owner is not the registered owner, the registered owner) hereunder pursuant to the terms of any applicable Tax Law or tax ruling.

(ii)        Upon (A) in the case of Certificates, the surrender of such Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Exchange Agent together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, including, if applicable, a duly completed and validly executed declaration or Qualified Withholding Certificate or such other forms as may be required under any applicable Tax Law or tax ruling, and such other documents as may reasonably be required by the Exchange Agent, Information Agent or Israeli Paying Agent; or (B) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive (subject to, if applicable, a duly completed and validly executed declaration or Qualified Withholding Certificate or such other forms required to be filed or collected under any applicable Tax Law or tax ruling) in exchange therefor the applicable portion of the Check-Cap Merger Consideration to which such holder is entitled pursuant to Section 3.2(a) (which shall be in uncertificated book-entry form, to the extent permitted) and the Certificates so surrendered shall forthwith be cancelled, subject to Section 3.4(i). Notwithstanding anything to the contrary herein, with respect to any Section 102 Shares of Check-Cap or Keystone that are outstanding immediate prior to the Israeli Merger Effective Time or the U.S. Merger Effective Time, respectively, the Aggregate Transaction Consideration in respect of such Section 102 Shares shall be transferred by the Exchange Agent or PubCo to the applicable 102 Trustee and thereafter to the holder of such Section 102 Shares in accordance with the terms of the Check-Cap Stock Plan or the Keystone Stock Plans (as applicable), the Check-Cap Options Tax Ruling or the Keystone Options Tax Ruling (as applicable), Section 102 of the Israeli Income Tax Ordinance and/or any other approval that may be issued by the ITA.

(iii)          In the event of a transfer of a Certificate which is not registered in the transfer records of Check-Cap as of the Closing Date, certificates representing the proper amount of shares of PubCo Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of PubCo Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of PubCo that such Tax has been paid or is not applicable and subject to the provisions of Section 3.4(i). Until surrendered as contemplated by this Section 3.4(b), each Certificate and Book-Entry Share shall be deemed at any time after the Closing Date to represent only the right to receive the applicable portion of the Check-Cap Merger Consideration (and any amounts to be paid pursuant to Section 3.4(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 3.4(c).

(iv)          Notwithstanding anything to the contrary in this Agreement, any holder of a Book-Entry Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the applicable portion of the Check-Cap Merger Consideration that such holder is entitled to receive pursuant to Section 3.2(a)upon such surrender. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically be entitled to receive, and PubCo shall cause the Exchange Agent to pay and deliver, as soon as practicable after the Closing Date, the applicable portion of the Check-Cap Merger Consideration pursuant to the provisions of this Section 3, subject to any applicable withholding Tax pursuant to Section 3.4(c) (and if applicable, subject to the submission to the Exchange Agent or the Israeli Paying Agent of any duly completed and validly executed declaration or Qualified Withholding Certificate or such other forms required to be filed or collected under any applicable Tax Law or tax ruling), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(v)          Promptly after the Closing, PubCo shall cause its transfer agent to issue to each record holder of outstanding shares of Keystone Common Stock as of immediately prior to the Closing Date whose shares were converted into the right to receive shares of PubCo Common Stock pursuant to Section 3.3(a), the applicable portion of the Keystone Merger Consideration to which such holder is entitled pursuant to Section 3.3(a) (which shall be in uncertificated book-entry form, to the extent permitted), subject to the provisions of this Agreement and any applicable Tax Law or tax ruling, including any requirement under the 103T Tax Ruling to place certain shares of PubCo Common Stock in trust with the Israeli Paying Agent.

(c)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of PubCo Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of PubCo Common Stock represented thereby, until such Certificate or Book-Entry Share has been surrendered in accordance with this Section 3. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of PubCo Common Stock issuable in exchange therefor pursuant to this Section 3, together with the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole shares of PubCo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and a payment date subsequent to such surrender payable with respect to such whole shares of PubCo Common Stock, less the amount of any withholding Taxes pursuant to Section 3.4(i).

(d)          No Further Rights. All shares of PubCo Common Stock issued upon conversion of Check-Cap Ordinary Shares or shares of Keystone Common Stock in accordance with the terms of this Section 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Check-Cap Ordinary Shares or shares of Keystone Common Stock. At the Closing Date, the share transfer books of Check-Cap and Keystone shall be closed and there shall be no further registration of transfers on the share transfer books of the Israeli Surviving Company of Check-Cap Ordinary Shares or of the U.S. Surviving Corporation of Keystone Common Stock, in each case which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates or Book-Entry Shares are presented to PubCo, the Exchange Agent or the Israeli Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.

(e)          Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to (i) Check-Cap Ordinary Shares occurring on or after the date hereof and prior to the Israeli Merger Effective Time to provide the holders of Check-Cap Ordinary Shares immediately prior to the Israeli Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event, and (ii) shares of Keystone Common Stock occurring on or after the date hereof and prior to the U.S. Merger Effective Time to provide the holders of shares of Keystone Common Stock immediately prior to the Israeli Merger Effective Time or U.S. Merger Effective Time, as applicable, the same economic effect as contemplated by this Agreement prior to such event; and in each case such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(f)          Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by, or otherwise undistributed to, the holders of Check-Cap Ordinary Shares for six (6) months after the Closing Date shall be delivered to PubCo upon demand, and any holders of Check-Cap Ordinary Shares who have not theretofore complied with this Section 3 shall thereafter look only to PubCo for satisfaction of its claim for the applicable portion of the Check-Cap Merger Consideration and any dividends or distributions pursuant to Section 3.4(c), payable upon due surrender of their Certificate or Book-Entry Share (with PubCo or a Representative appointed thereby acting as the Exchange Agent).

(g)          No Liability. None of the Parties, the Exchange Agent or the Israeli Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of PubCo Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)          Payments with Respect to Check-Cap Vested RSUs. Promptly, but in any event within five (5) Business Days after the Israeli Merger Effective Time, PubCo shall cause the transfer of the aggregate number of shares of PubCo Common Stock issuable with respect to Check-Cap Vested RSUs, as Section 102 Awards, to the 102 Trustee, on behalf of holders of such Check-Cap Vested RSUs, in accordance with Section 102 and the Check-Cap Options Tax Ruling (or the Check-Cap Interim Options Tax Ruling, if applicable), if obtained (the “Check-Cap Section 102 Award Consideration”). The Check-Cap Section 102 Award Consideration (if any) shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Check-Cap Options Tax Ruling (or the Check-Cap Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Check-Cap Options Tax Ruling (or the Check-Cap Interim Options Tax Ruling, if applicable), if obtained.

(i)          Withholding Rights.

(i)          Each of the Exchange Agent, the 102 Trustee, the Israeli Paying Agent, PubCo, the Israeli Surviving Company and the U.S. Surviving Corporation (each a “Payor”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) the applicable Payor shall provide to the relevant Person, as soon as practicable, written confirmation of the amount so withheld; provided, that notwithstanding the foregoing, the Exchange Agent, PubCo, the Israeli Surviving Company and the U.S. Surviving Corporation and their respective agents shall not withhold any such U.S. Tax (or shall withhold at a reduced rate) with respect to any holder of Check-Cap Ordinary Shares or shares of Keystone Common Stock or Check-Cap Vested RSUs if such holder delivers to the Exchange Agent, PubCo, the Israeli Surviving Company and the U.S. Surviving Corporation or their applicable agents (in the case of Check-Cap Ordinary Shares or shares of Keystone Common Stock, together with the exchanged Check-Cap Ordinary Shares or shares of Keystone Common Stock), a validly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, including supporting documentation to the extent required, indicating a valid exemption from or qualification for a reduced rate of U.S. Tax withholding.

(ii)          With respect to Israeli Tax and subject to any other provision to the contrary in the Withholding Tax Ruling, the Capital Market Tax Ruling, the 103T Tax Ruling, the 104H Tax Ruling, the Keystone Options Tax Ruling or the Check-Cap Options Tax Ruling, and in accordance with the undertaking of the Israeli Paying Agent to the Exchange Agent and to PubCo provided to PubCo prior to the Closing Date, pursuant to Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the Aggregate Transaction Consideration payable or otherwise deliverable hereunder (including any amounts payable in respect of dividends or other distributions thereon, in accordance with Section 3.4(c)) to each of the holders of Check-Cap Ordinary Shares and shares of Keystone Common Stock (each, a “Securityholder”) shall be transferred to, and retained by, the Israeli Paying Agent for the respective benefit of each Securityholder for a period of up to one hundred eighty (180) days from Closing (the “Withholding Drop Date”), during which time the Israeli Paying Agent shall not pay or deliver any amounts to a Securityholder and shall not withhold any Israeli Tax from such applicable portion of the Aggregate Transaction Consideration and any other amounts, except as provided below. During such period, each Securityholder may obtain a certification or ruling or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Israeli Paying Agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholdings (the “Qualified Withholding Certificate”). Where a Securityholder submits a Qualified Withholding Certificate to the Israeli Paying Agent no later than three (3) Business Days before the Withholding Drop Date, the Israeli Paying Agent shall deduct and withhold and timely transfer to the ITA, an amount from the Securityholder’s portion of the Aggregate Transaction Consideration and any other amounts, as specified in the Qualified Withholding Certificate (to the extent applicable). Where a Securityholder (A) fails to submit a Qualified Withholding Certificate to the Israeli Paying Agent by no later than three (3) Business Days before the Withholding Drop Date or (B) submits a written request to the Israeli Paying Agent to release its portion of the Check-Cap Merger Consideration prior to the Withholding Drop Date but fails to submit a Qualified Withholding Certificate at or before such time, the Israeli Paying Agent shall deduct and withhold and timely transfer to the ITA, an amount from the Securityholder’s portion of the Aggregate Transaction Consideration and any other amounts payable, as required under applicable Law. To the extent that Israeli Taxes must be withheld on behalf of a Securityholder, the Securityholder shall provide the Israeli Paying Agent with the cash amount due with regards to such Israeli Taxes, within three (3) Business Days from receipt of a request from the Israeli Paying Agent to make such payment, and in any event prior to the release of the applicable portion of the Aggregate Transaction Consideration and any other amounts deliverable or payable to the Securityholder. In the event that the Securityholder fails to provide the Israeli Paying Agent with the full cash amount necessary to satisfy such Israeli Taxes within such timeframe, the Israeli Paying Agent shall be entitled to sell the Securityholder’s retained shares of PubCo Common Stock, on behalf of and for the benefit of such Securityholder on the open market to a person other than PubCo or any Affiliate of PubCo to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to such Securityholder, net of any expenses, shall be delivered to the applicable Securityholder and the Israeli Taxes shall be remitted to the ITA. Any costs or expenses incurred by the Israeli Paying Agent in connection with such sale shall be borne by such Securityholder.

(iii)          Notwithstanding anything to the contrary in this Agreement, and subject to any other provision to the contrary in the Withholding Tax Ruling, the Capital Market Tax Ruling, the 104H Tax Ruling and the 103T Tax Ruling with respect to Israeli Tax, until a Securityholder presents to the Israeli Paying Agent a Qualified Withholding Certificate fully exempting the Israeli Paying Agent from Israeli Tax withholding or evidence satisfactory to the Israeli Paying Agent that the full applicable Israeli Tax amount with respect to such Securityholder, as reasonably determined by the Israeli Paying Agent, was paid to the Israeli Paying Agent or to the ITA, any certificates of shares of PubCo Common Stock issuable to such Securityholder shall be issued only in the name of the Israeli Paying Agent to be held in trust for and on behalf of and for the benefit of the relevant Securityholder and delivered to such Securityholder in compliance with the withholding requirements under this Section 3.4(i).

(iv)          Each Person hereby waives, releases and absolutely and forever discharges PubCo, the Exchange Agent, the Israeli Paying Agent or anyone acting on their behalf from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of PubCo Common Stock otherwise deliverable to such Person in compliance with the withholding requirements under this Section 3.4(i). For the avoidance of doubt, each holder of Check-Cap Ordinary Shares or shares of Keystone Common Stock entitled to receive shares of PubCo Common Stock pursuant to this Agreement (each, a “recipient”) shall be treated as the beneficial owner of such shares of PubCo Common Stock for all Tax purposes as of the Closing Date, regardless of whether such shares of PubCo Common Stock are held directly by such recipient or by the Exchange Agent or the Israeli Paying Agent on behalf of such recipient, and each of the Parties shall cause and instruct the Exchange Agent and the Israeli Paying Agent to act consistent with such treatment for all purposes, including dividend rights applicable to the shares of PubCo Common Stock. To the extent the Israeli Paying Agent sells any recipient’s shares of PubCo Common Stock, (i) the Israeli Paying Agent shall be acting on behalf of and for the benefit of such recipient, solely as an agent of the recipient, for administrative convenience, (ii) the recipient shall be treated as the seller, and prior to the sale, the beneficial owner of such of shares of PubCo Common Stock for all Tax purposes, including Tax reporting, and (iii) the recipient shall be responsible for, and hold the Israeli Paying Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such recipient’s shares of PubCo Common Stock. To the extent that the Israeli Paying Agent is unable, for whatever reason, to sell the applicable portion of shares of PubCo Common Stock required to finance applicable deduction or withholding requirements, then the Israeli Paying Agent shall be entitled to hold all of the shares of PubCo Common Stock otherwise deliverable to the applicable recipient until the earlier of: (a) the receipt of a Qualified Withholding Certificate from the recipient fully exempting the Israeli Paying Agent and PubCo from Tax withholding; or (b) such time when the Israeli Paying Agent is able to sell the portion of shares of PubCo Common Stock otherwise deliverable to such recipient that is required to enable the Israeli Paying Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the relevant Israeli Paying Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable recipient.

(v)          Any withholding made in NIS with respect to payments made hereunder in Dollars shall be calculated based on a conversion rate on the payment date and in such manner as the Israeli Paying Agent reasonably determines to be in compliance with applicable Tax Law and any Tax ruling issued by the ITA. Any currency conversion commissions shall be borne by the applicable consideration recipient and deducted from any consideration to be delivered to such consideration recipient.

(vi)          Notwithstanding anything to the contrary herein, any payments made to holders of Section 102 Awards and/or Section 3(i) Awards will be subject to deduction or withholding of Taxes in accordance with Section 3.4(i)(i) and subject to the Keystone Options Tax Ruling or the Check-Cap Options Tax Ruling, as applicable.

(j)          104H Tax Ruling. As soon as practicable following the date hereof, but in any event no later than ten (10) Business Days following the date hereof, Check-Cap shall, in coordination with Keystone and its Israeli legal counsel, advisors and accountants prepare and file with the ITA an application for a ruling permitting any holder of shares of PubCo Common Stock who elects to become a party to such a Tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax, if applied, with respect to such consideration that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the Israeli Income Tax Ordinance (the “104H Tax Ruling”). If the 104H Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, Check-Cap shall obtain prior to the Closing an interim tax ruling confirming, among other things, that PubCo and any Person acting on its behalf (including the Exchange Agent) shall be exempt from Israeli withholding Tax in relation to any payments made to the 104H Trustee (the “104H Interim Tax Ruling”). To the extent that an 104H Interim Tax Ruling, rather than the 104H Tax Ruling, shall have been obtained prior to the Closing, then all references in this Agreement to the 104H Tax Ruling shall be deemed to refer to such 104H Interim Tax Ruling, until such time that a final definitive 104H Tax Ruling is obtained. Check-Cap shall cooperate with Keystone and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the 104H Interim Tax Ruling; provided, that any costs associated with the application for the 104H Tax Ruling and the 104H Interim Tax Ruling shall be paid by Keystone. Upon obtaining each of the 104H Tax Ruling and the 104H Interim Tax Ruling, Check-Cap, PubCo, the 104H Trustee and each Electing Holder (each, if required) shall furnish to the ITA customary approval letters of the terms of such ruling. The 104H Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(k)          Withholding Tax Ruling (tzibur me’unyan). As soon as practicable following the date of this Agreement, but in any event within ten (10) Business Days thereafter, Check-Cap shall in coordination with Keystone and its Israeli legal counsel, advisors and accountants, prepare and file with the ITA an application for a ruling pursuant to Section 104 of the Israeli Income Tax Ordinance (tzibur me’unyan) with respect to (i) any recipient of the Check-Cap Merger Consideration that (A) acquired Check-Cap Ordinary Shares on or after February 19, 2015, (B) as of the Closing Date (or another date, if required by the ITA), holds less than five percent (5%) of the share capital of Check-Cap, (C) is not a registered shareholder, (D) is not an office holder (e.g., director, the chief executive officer and the deputy chief executive officer), and (E) is not an Electing Holder, exempting PubCo, the Exchange Agent, the Israeli Paying Agent, the Israeli Surviving Company and the U.S. Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Check-Cap Merger Consideration, or clarifying that no such obligation exists and (ii) any recipient of the Check-Cap Merger Consideration (other than those in the preceding sub-clause (i)), instructing PubCo, the Exchange Agent, the Israeli Paying Agent, the Israeli Surviving Company and the U.S. Surviving Corporation and their respective agents on how such withholding shall be applied, confirming what withholding Tax rate shall be applied and advising on how any such recipients or holders shall be identified (the “Withholding Tax Ruling”), which, for removal of doubt, shall be either a separate Tax ruling (or rulings) or incorporated as part of the 104H Tax Ruling). For the avoidance of doubt, any recipient of the Check-Cap Merger Consideration that acquired its Check-Cap Ordinary Shares prior to February 19, 2015 or that, as of the Closing Date (or another date, if required by the ITA), holds five percent (5%) or more of the share capital of Check-Cap may not be covered by the Withholding Tax Ruling and may instead (A) choose to apply the provisions of the 104H Tax Ruling and Section 104H of the Israeli Income Tax Ordinance with respect to the consideration payable to such recipient pursuant to this Agreement by becoming an Electing Holder and following the procedures set out by the ITA in the 104H Tax Ruling with respect to such an election if and to the extent such ruling is obtained, or (B) obtain a Qualified Withholding Certificate; otherwise, such recipient’s Check-Cap Merger Consideration shall be subject to Israeli withholding in accordance with the provisions of this Agreement. Without limiting the generality of foregoing, Check-Cap shall cooperate with Keystone and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Withholding Tax Ruling; any costs associated with the application for the Withholding Tax Ruling shall be paid by Keystone. Upon the obtaining of the Withholding Tax Ruling, PubCo, Check-Cap and the Israeli Paying Agent shall furnish to the ITA customary approval letters of the terms of such ruling. Subject to the terms and conditions hereof, Check-Cap shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Withholding Tax Ruling, as promptly as practicable. The Withholding Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(l)          Capital Market Tax Ruling. If required by the ITA, as soon as practicable following the date of notice of such requirement, but in any event within ten (10) Business Days thereafter, Check-Cap shall, in coordination with Keystone and its Israeli legal counsel, advisors and accountants, prepare and file with the ITA an application for a ruling with respect to (i) any recipient of the Check-Cap Merger Consideration that (A) is not covered by the Withholding Tax Ruling, (B) acquired Check-Cap Ordinary Shares on or after February 19, 2015, (C) as of the Closing Date (or another date, if required by the ITA), holds less than five percent (5%) of the share capital of Check-Cap, (D) is not an Electing Holder, (E) its portion of the Check-Cap Merger Consideration is not higher than a certain threshold determined under such ruling, (F) holds the Check-Cap Ordinary Shares through a non-Israeli broker, and (G) is not a registered shareholder, and such recipient provides a declaration pursuant to which (among other conditions), such recipient is not, and at the date of the acquisition of the Check-Cap Ordinary Shares was not, a resident of Israel for tax purposes and such other conditions as determined by the ITA, exempting PubCo, the Exchange Agent, the Israeli Paying Agent, the Israeli Surviving Company and the U.S. Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at source from any Check-Cap Merger Consideration deliverable pursuant to this Agreement to the Exchange Agent and/or the Israeli or non-Israeli brokers on behalf of such recipients, or clarifying that no such obligation exists and (ii) any recipient of the Check-Cap Merger Consideration other than those in the preceding sub-clause (i), instructing PubCo, the Exchange Agent, the Israeli Paying Agent, the Israeli Surviving Company and the U.S. Surviving Corporation and their respective agents on how such withholding shall be applied, confirming what withholding Tax rate shall be applied and advising on how any such recipients or holders shall be identified, all subject to statutory or customary terms and conditions regularly associated with such a ruling to be included within the ruling (the “Capital Market Tax Ruling”), which, for the avoidance of doubt, shall be either a separate Tax ruling (or rulings) or incorporated as part of the Withholding Tax Ruling or the 104H Tax Ruling. For the avoidance of doubt, any recipient of the Check-Cap Merger Consideration that acquired its Check-Cap Ordinary Shares prior to February 19, 2015 or that, as of the Closing Date (or another date, if required by the ITA), holds five percent (5%) or more of the share capital of Check-Cap, or its portion of the Check-Cap Merger Consideration is higher than a certain threshold determined under Capital Market Tax Ruling, may not be covered by the Capital Market Tax Ruling and may instead (A) choose to apply the provisions of the 104H Tax Ruling and Section 104H of the Israeli Income Tax Ordinance with respect to the consideration payable to such recipient pursuant to this Agreement by becoming an Electing Holder and following the procedures set out by the ITA in the 104H Tax Ruling with respect to such an election if and to the extent such ruling is obtained, or (B) obtain a Qualified Withholding Certificate; otherwise, such recipient’s Check-Cap Merger Consideration shall be subject to Israeli withholding in accordance with applicable Tax Law and the provisions of this Agreement. Without limiting the generality of foregoing, Check-Cap shall cooperate with Keystone and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Capital Market Tax Ruling; any costs associated with the application for the Capital Market Tax Ruling shall be paid by Keystone. Upon the obtaining of the Capital Market Tax Ruling, PubCo, Check-Cap and the Israeli Paying Agent shall furnish to the ITA customary approval letters of the terms of such ruling. Subject to the terms and conditions hereof, Check-Cap shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Capital Market Tax Ruling, as promptly as practicable. The Capital Market Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(m)          Capital Reduction Tax Ruling. As soon as practicable following the date hereof, but in any event no later than ten (10) Business Days following the date hereof, Check-Cap shall, in coordination with Keystone and its Israeli legal counsel, advisors and accountants prepare and file with the ITA an application for a ruling confirming that the Check-Cap Dividend shall not be classified as a dividend distribution but rather as a capital reduction for Israeli Tax purposes, which ruling may be subject to statutory or customary terms and conditions associated with such a ruling, including a condition that such distribution may not occur prior to January 1, 2025 (the “Capital Reduction Tax Ruling”), which, for removal of doubt, shall be a separate Tax ruling. Any costs associated with the application for the Capital Reduction Tax Ruling shall be paid by Keystone.

(n)          Options Tax Ruling.

(i)          As soon as practicable after the date of this Agreement, Check-Cap shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (which shall be approved by Keystone prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming that (i) the cancellation of, and the consideration paid with respect to, the Section 102 Awards of Check-Cap (including any Check-Cap Vested RSUs, if any, that are Section 102 Awards) pursuant to this Agreement shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Israeli Income Tax Ordinance) so long as the respective consideration is deposited with the 102 Trustee until the end of the respective holding period, (ii) the deposit of the respective consideration with the Israeli Paying Agent, the Escrow Agent and the 102 Trustee shall not be subject to any withholding obligation, and (iii) provide withholding guidelines to the 102 Trustee, including with respect to relocating employees (if any) (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Check-Cap Options Tax Ruling”). If the Check-Cap Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, Check-Cap shall obtain prior to the Closing an interim tax ruling confirming, among other things, that Check-Cap and any Person acting on its behalf  (including the Exchange Agent) shall be exempt from Israeli withholding Tax in relation to any payments made under this Agreement with respect to any Section 102 Awards to the 102 Trustee and the Exchange Agent (the “Check-Cap Interim Options Tax Ruling”). To the extent that the Check-Cap Interim Options Tax Ruling, rather than the Check-Cap Options Tax Ruling, shall have been obtained prior to the Closing, then all references in this Agreement to the Check-Cap Options Tax Ruling shall be deemed to refer to such Check-Cap Interim Options Tax Ruling, until such time that a final definitive Check-Cap Options Tax Ruling is obtained. Subject to the terms and conditions hereof, Check-Cap shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Check-Cap Interim Options Tax Ruling and the Check-Cap Option Tax Ruling as promptly as practicable. The final text of the Check-Cap Options Tax Ruling or the Check-Cap Interim Options Tax Ruling shall in all circumstances be subject to the prior written confirmation of Keystone or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Check-Cap Options Tax Ruling and the Check-Cap Interim Options Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(ii)          As soon as practicable after the date of this Agreement, Keystone shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (which shall be approved by Check-Cap prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming that (i) the assumption of, and the consideration paid with respect to, the Section 102 Awards pursuant to this Agreement shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Israeli Income Tax Ordinance) so long as the respective consideration is deposited with the 102 Trustee until the end of the respective holding period, (ii) the deposit of the respective consideration with the Israeli Paying Agent, the Exchange Agent and the 102 Trustee shall not be subject to any withholding obligation, and (iii) provide withholding guidelines to the 102 Trustee, including with respect to relocating employees (if any) (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Keystone Options Tax Ruling”). If the Keystone Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, Keystone shall obtain prior to the Closing an interim tax ruling confirming, among other things, that Keystone and any Person acting on its behalf  (including the Exchange Agent) shall be exempt from Israeli withholding Tax in relation to any payments made under this Agreement with respect to any Section 102 Awards and Section 3(i) Awards to the 102 Trustee and the Exchange Agent (the “Keystone Interim Options Tax Ruling”). To the extent that the Keystone Interim Options Tax Ruling, rather than the Keystone Options Tax Ruling, shall have been obtained prior to the Closing, then all references in this Agreement to the Keystone Options Tax Ruling shall be deemed to refer to such Keystone Interim Options Tax Ruling, until such time that a final definitive Keystone Options Tax Ruling is obtained. Subject to the terms and conditions hereof, Keystone shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Keystone Interim Options Tax Ruling and the Keystone Option Tax Ruling as promptly as practicable. The final text of the Keystone Options Tax Ruling or the Keystone Interim Options Tax Ruling shall in all circumstances be subject to the prior written confirmation of Check-Cap or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Keystone Options Tax Ruling and the Keystone Interim Options Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate.

(o)          103T Tax Ruling. As soon as practicable following the date hereof, but in any event no later than ten (10) Business Days following the date hereof, Keystone shall, in coordination with Check-Cap, PubCo and their Israeli legal counsel, advisors and accountants prepare and file with the ITA an application for a ruling confirming the U.S. Merger under this Agreement, for Israeli tax purposes, as a tax-free merger pursuant to Section 103T (103כ) of the Israeli Income Tax Ordinance, subject to statutory or customary terms and conditions regularly associated with such a ruling to be included within the ruling (the “103T Tax Ruling”). If the 103T Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, Keystone shall obtain prior to the Closing an interim tax ruling confirming the U.S. Merger under this Agreement, for Israeli tax purposes, as a tax free merger pursuant to Section 103T of the Israeli Income Tax Ordinance, subject to statutory or customary terms and conditions regularly associated with such a ruling to be included within the ruling (the “103T Interim Tax Ruling”). To the extent that an 103T Interim Tax Ruling, rather than the 103T Tax Ruling, shall have been obtained prior to the Closing, then all references in this Agreement to the 103T Tax Ruling shall be deemed to refer to such 103T Interim Tax Ruling, until such time that a final definitive 103T Tax Ruling is obtained. Keystone shall cooperate with Check-Cap, PubCo and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 103T Tax Ruling; any costs associated with the application for the 103T Tax Ruling shall be paid by Keystone. Upon the obtaining of the 103T Tax Ruling, PubCo, Keystone and the 103T Trustee shall furnish to the ITA customary approval letters of the terms of such ruling. Subject to the terms and conditions hereof, Keystone shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the 103T Tax Ruling, as promptly as practicable. The 103T Tax Ruling, if obtained, shall be considered as a Qualified Withholding Certificate. Keystone and PubCo shall, and following the Closing, PubCo shall cause the U.S. Surviving Corporation to, comply with all terms, conditions, restrictions and requirements under the 103T Tax Ruling. In no event (unless otherwise required by the ITA) shall the 103T Tax Ruling impose any conditions, requirements, restrictions and/or limitations on Check-Cap and/or the holders of Check-Cap Ordinary Shares, Check-Cap Registered Direct Warrants and Check-Cap Placement Agent Warrants, and/or Check-Cap Vested RSUs or any restriction or limitation with respect to their holdings of shares of PubCo Common Stock following the Closing, other than such conditions, requirements, restrictions or limitations that are customarily imposed under such rulings. The 103T Trustee shall hold as soon as practicable after the Closing and during the holding period required under the 103T Tax Ruling or the 103T Interim Tax Ruling (i) at least 25% of the shares and rights of PubCo Common Stock and (ii) at least 51% of the shares and rights of Keystone Common Stock, in each case on an outstanding and fully diluted basis, all in accordance with and subject to the provisions of the 103T Tax Ruling or the 103T Interim Tax Ruling, provided that, notwithstanding anything to the contrary herein, in no event shall any holders of Check-Cap Ordinary Shares, Check-Cap Registered Direct Warrants and Check-Cap Placement Agent Warrants (to the extent exercised) or Check-Cap Vested RSUs be required to deposit with the 103T Trustee, the shares and rights of PubCo Common Stock issued thereto pursuant to this Agreement.

(p)          Cooperation. PubCo, Check-Cap and Keystone shall, and shall cause their respective legal and accounting Representatives to, coordinate and cooperate with each other in good faith with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling, the Withholding Tax Ruling, the Capital Market Tax Ruling, the Capital Reduction Tax Ruling, the 103T Tax Ruling, the Keystone Options Tax Ruling and the Check-Cap Options Tax Ruling, as applicable, subject to the understanding that following the filing of each tax ruling application (as detailed in Sections 3.4(j) through 3.4(o) above), the process in respect of each tax ruling shall be controlled by Keystone, other than the Check-Cap Options Tax Ruling, which shall be controlled by Check-Cap. Keystone shall keep Check-Cap updated on any written or oral submission and any discussions or meetings with the ITA relating to the 104H Tax Ruling, the Withholding Tax Ruling, the Capital Market Tax Ruling, the Capital Reduction Tax Ruling, the 103T Tax Ruling and the Keystone Options Tax Ruling, and Check-Cap shall keep Keystone updated on any written or oral submission and any discussions or meetings with the ITA relating to the Check-Cap Options Tax Ruling. For the avoidance of doubt, Keystone, Check-Cap and their respective legal and accounting Representatives shall not make any application to, or conduct any material negotiation with, the ITA with respect to any matter relating to the 104H Tax Ruling, the Withholding Tax Ruling, the Capital Market Tax Ruling, the Capital Reduction Tax Ruling, the Keystone Options Tax Ruling or the Check-Cap Options Tax Ruling, as applicable, without first consulting with Keystone, Check-Cap, PubCo and their respective Israeli legal counsel and granting such Israeli legal counsel the opportunity to review, comment on and approve the draft applications (which approval shall not be unreasonably withheld, delayed or conditioned), and shall enable them to participate in all material discussions and meetings with the ITA relating thereto. To the extent that a Party elects not to participate in any such meeting or discussion, then the other relevant Parties shall provide the non-participating Party and its Israeli legal counsel with an update of the discussions or meetings held with the ITA. Notwithstanding anything else in this Section 3.4, the text of the applications for, filing relating to, and the final text of the 104H Tax Ruling, the Withholding Tax Ruling, the Capital Market Tax Ruling, the Capital Reduction Tax Ruling, the 103T Tax Ruling, the Keystone Options Tax Ruling and the Check-Cap Options Tax Ruling, as applicable, shall be subject to the prior written confirmation of Keystone, Check-Cap, PubCo or their counsel, not to be unreasonably withheld, conditioned, or delayed.

(q)          Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of PubCo Common Stock as may be required pursuant to Section 3.2(a) or Section 3.3(a) and any dividends or distributions payable pursuant to Section 3.4(c); provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a customary agreement of indemnification in form reasonably satisfactory to PubCo, or a bond in such sum as PubCo may reasonably direct as indemnity, against any claim that may be made against PubCo or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

(r)          Fractional Shares. No fraction of a share of PubCo Common Stock will be issued by virtue of the Mergers, and any time that shares of PubCo Common Stock are distributed to any Person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such Person in connection with such distribution) shall be rounded to the nearest whole number (with 0.5 shares rounded up).

3.5          Calculation of Net Cash.

(a)          No later than ten (10) days prior to the Anticipated Closing Date (the “Net Cash Determination Date”), Check-Cap will deliver to Keystone a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Check-Cap’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule being the “Net Cash Schedule Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Net Cash Determination Time”), which Net Cash Schedule shall be prepared by Check-Cap’s Chief Financial Officer. Check-Cap shall make reasonably available to Keystone, as reasonably requested by Keystone, the work papers and back-up materials used in preparing the Net Cash Schedule and, if reasonably requested by Keystone, Check-Cap’s accountants and counsel at reasonable times and upon reasonable notice.

(b)          No later than five (5) days after the Net Cash Schedule Delivery Date (the last day of such period, the “Net Cash Response Date”), Keystone shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Check-Cap (a “Net Cash Dispute Notice”). Any Net Cash Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c)          If, on or prior to the Net Cash Response Date, Keystone notifies Check-Cap in writing that it has no objections to the Net Cash Calculation or, if on the Net Cash Response Date, Keystone fails to deliver a Net Cash Dispute Notice as provided in Section 3.5(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Net Cash Determination Time for purposes of this Agreement.

(d)          If Keystone delivers a Net Cash Dispute Notice on or prior to the Net Cash Response Date, then Representatives of Check-Cap and Keystone shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Net Cash Determination Time for purposes of this Agreement.

(e)          If Representatives of Check-Cap and Keystone are unable to negotiate an agreed-upon determination of Net Cash as of the Net Cash Determination Time pursuant to Section 3.5(b) within three (3) days after delivery of the Net Cash Dispute Notice (or such other period as Check-Cap and Keystone may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Check-Cap and Keystone (the “Accounting Firm”). Check-Cap and Keystone shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule and the Net Cash Dispute Notice, and Check-Cap and Keystone shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Check-Cap and Keystone shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Check-Cap and Keystone. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Check-Cap and Keystone, shall be final and binding on Check-Cap and Keystone and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Net Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 3.5(e). The fees and expenses of the Accounting Firm shall be allocated between Check-Cap and Keystone in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Net Cash. If this Section 3.5(e) applies as to the determination of the Net Cash at the Net Cash Determination Time described in Section 3.5(a), upon resolution of the matter in accordance with this Section 3.5(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Check-Cap and Keystone may request a redetermination of Net Cash if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

3.6          Appraisal Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary, any shares of Keystone Common Stock that are outstanding immediately prior to the U.S. Merger Effective Time and which are held by Keystone Stockholders who have exercised and perfected appraisal rights for such shares of Keystone Common Stock in accordance with the DGCL (collectively, the “Keystone Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Keystone Merger Consideration described in Section 3.3(a) attributable to such Keystone Dissenting Shares. Such Keystone Stockholders shall be entitled to receive payment of the appraised value of such shares of Keystone Common Stock held by them in accordance with the DGCL, unless and until such Keystone Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Keystone Dissenting Shares held by Keystone Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Keystone Common Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the U.S. Merger Effective Time, the right to receive the applicable portion of the Keystone Merger Consideration attributable to such Keystone Dissenting Shares upon their surrender in the manner provided in Section 3.3(a).

(b)          Keystone shall give Check-Cap prompt written notice of any demands by dissenting Keystone Stockholders received by Keystone, withdrawals of such demands and any other instruments served on Keystone and any material correspondence received by Keystone in connection with such demands. Keystone shall not, without Check-Cap’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.          REPRESENTATIONS AND WARRANTIES OF KEYSTONE.

Except as set forth in the written disclosure schedule delivered by Keystone to Check-Cap (the “Keystone Disclosure Schedule”), Keystone represents and warrants to Check-Cap as follows:

4.1          Due Organization; Subsidiaries.

(a)          Each of Keystone and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)          Each of Keystone and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Keystone Material Adverse Effect.

(c)          Except as set forth on Section 4.1(c) of the Keystone Disclosure Schedule, Keystone has no Subsidiaries, and neither Keystone nor any of the Entities identified in Section 4.1(c) of the Keystone Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 4.1(c) of the Keystone Disclosure Schedule. Neither Keystone nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Keystone nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Keystone nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

               4.2          Organizational Documents. Keystone has delivered to Check-Cap accurate and complete copies of the Organizational Documents of Keystone and each of its Subsidiaries. Neither Keystone nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

               4.3          Authority; Binding Nature of Agreement. Keystone has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. The Keystone Board (at meetings duly called and held or by written consent duly obtained) has unanimously (i) determined that the Transactions are fair to, advisable and in the best interests of Keystone and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Keystone Stockholders vote to adopt this Agreement and thereby approve the Transactions. This Agreement has been duly executed and delivered by Keystone and, assuming the due authorization, execution and delivery by Check-Cap, constitutes the legal, valid and binding obligation of Keystone, enforceable against Keystone in accordance with its terms, subject to the Enforceability Exceptions.

               4.4          Vote Required. The affirmative vote of the holders of a majority of the shares of Keystone Common Stock outstanding on the record date for the Keystone Stockholder Written Consent and entitled to vote thereon (the “Keystone Stockholder Transaction Approval”) is the only vote of the holders of any class or series of Keystone’s capital stock necessary to adopt and approve this Agreement and approve the Transactions.

               4.5          Non-Contravention; Consents.

(a)          Subject to compliance with any applicable Antitrust Law, and obtaining, complying with and making the filings under the Keystone Required Approvals and the filing of the Certificate of U.S. Merger, neither (i) the execution, delivery or performance of this Agreement by Keystone, nor (ii) the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)          contravene, conflict with or result in a violation of any of the provisions of Keystone’s or any of its Subsidiaries’ Organizational Documents;

(ii)          contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which Keystone or its Subsidiaries, or any of the assets owned or used by Keystone or its Subsidiaries, is subject;

(iii)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Keystone or its Subsidiaries;

(iv)          contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Keystone Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Keystone Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Keystone Material Contract, (C) accelerate the maturity or performance of any Keystone Material Contract or (D) cancel, terminate or modify any term of any Keystone Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)          result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Keystone or its Subsidiaries (except for Permitted Encumbrances).

(b)          Except for (i) any Consent set forth on Section 4.5 of the Keystone Disclosure Schedule under any Keystone Contract, (ii) the Keystone Stockholder Transaction Approval, (ii) the filing of the Certificate of U.S. Merger, (iii) any required filings under any applicable Antitrust Law, (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws (collectively, the “Keystone Required Approvals”), and (v) where the failure to obtain such Consents, or to make such filings with or give notifications to, any Person, would not reasonably be expected to have, individually or in the aggregate, a Keystone Material Adverse Effect, neither Keystone nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or (B) the consummation of the Transactions.

4.6          Capitalization.

(a)          The authorized capital stock of Keystone as of the date of this Agreement consists of 15,000,000 shares of Keystone Common Stock, of which 11,328,483 shares have been issued and are outstanding as of the close of the Business Day immediately preceding the date of this Agreement. Keystone does not hold any shares of its capital stock in its treasury.

(b)          All of the outstanding shares of Keystone Common Stock and all outstanding securities of the Subsidiaries as set out in Section 4.6(b) of the Keystone Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. All shares and securities owned by Keystone in any of its Subsidiaries as set out in Section 4.6(b) of the Keystone Disclosure Schedule are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned by Keystone free and clear of all Encumbrances, other than transfer restrictions under applicable securities laws and the Organizational Documents of such Subsidiary. None of the outstanding shares of Keystone Common Stock or any of the securities of Keystone's Subsidiaries is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Keystone Common Stock or any of the outstanding securities of Keystone's Subsidiaries is subject to any right of first refusal in favor of Keystone or any other Person. Except as contemplated herein, there is no Keystone Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Keystone Common Stock or any securities of Keystone’s Subsidiaries. Except pursuant to the Keystone 2021 SPA, neither Keystone nor any of Keystone’s Subsidiaries is under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Keystone Common Stock or other securities or securities of Keystone's Subsidiaries, as applicable. Section 4.6(b) of the Keystone Disclosure Schedule accurately and completely lists all repurchase rights held by Keystone with respect to shares of Keystone Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)          Except for the Keystone Stock Plans, neither Keystone nor any of its Subsidiaries has any stock option or equity incentive plan or other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement, Keystone has reserved 2,802,075 shares of Keystone Common Stock for issuance under the Keystone Stock Plans, of which 1,734,227 shares have been issued and are currently outstanding, and 1,067,848 shares of Keystone Common Stock remain available for future issuance pursuant to the Keystone Stock Plans. Section 4.6(c) of the Keystone Disclosure Schedule sets forth the following information with respect to each Keystone Option outstanding as of the date of this Agreement, as applicable: (i) a serial number corresponding to each holder of shares, (ii) the number of shares of Keystone Common Stock subject to such Keystone Option at the time of grant and as of the date of this Agreement, (iii) the exercise price of any Keystone Option, (iv) the date on which such Keystone Option was granted, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares subject to such Keystone Option as of the date of this Agreement, (vi) the expiration date of such Keystone Option and (vii) whether such Keystone Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Keystone has made available to Check-Cap an accurate and complete copy of the Keystone Stock Plans, forms of all award agreements evidencing outstanding Equity Awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements of the Keystone Stock Plans and any amendments thereto.

(d)          Except for the outstanding Keystone Options and Keystone Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Keystone or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Keystone or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Keystone or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Keystone or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Keystone or any of its Subsidiaries.

(e)          All outstanding shares of Keystone Common Stock, Keystone Options, Keystone Warrants and other securities of Keystone and each of the Subsidiaries have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, (ii) all requirements set forth in applicable Contracts and (iii) the Organizational Documents of the applicable issuing entity.

(f)          With respect to Keystone Options, (i) each grant was duly authorized no later than the date on which the grant of such Keystone Option was by its terms to be effective (the “Keystone Grant Date”) by all necessary corporate action and (ii) each Keystone Option grant was made in all material respects under and in accordance with the terms of the Keystone Stock Plans.

(g)          Subject to obtaining the ISA No-Action Letter, Keystone has not engaged in any form of solicitation, advertising or other action constituting an offer or a sale under the Israeli Securities Law, 5728-1968 (“Israeli Securities Law”) in connection with the Transactions which would require Keystone to publish a prospectus in the State of Israel under the Laws of the State of Israel. All grants and issuances of Keystone’s securities were made in compliance with the Israeli Securities Law and the ICL.

(h)          No Keystone Options or Keystone Warrants will vest or accelerate in connection with the Transactions.

4.7          Financial Statements.

(a)          Keystone has made available to Check-Cap accurate and complete copies of (i) Keystone’s audited consolidated balance sheets at December 31, 2021 and December 31, 2022, (ii) Keystone Unaudited Interim Balance Sheet, and (iii) Keystone’s unaudited statements of income, cash flow and stockholders’ equity for the three (3) months ended March 31, 2023 (collectively, the “Keystone Financials”). Keystone Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Keystone Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of Keystone and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)          Each of Keystone and its Subsidiaries maintains a system of internal accounting controls that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)          Since July 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Keystone, Keystone Board or any committee thereof. Since July 1, 2021, neither Keystone nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Keystone and its Subsidiaries, (ii) any fraud, whether or not material, that involves Keystone, any of its Subsidiaries, Keystone’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Keystone and its Subsidiaries or (iii) any claim or allegation whether written or oral regarding any of the foregoing.

               4.8          Absence of Changes. Except as set forth on Section 4.8 of the Keystone Disclosure Schedule, between the date of Keystone Unaudited Interim Balance Sheet and the date of this Agreement, Keystone has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Keystone Material Adverse Effect or (b) action, event or occurrence that would have required consent of Check-Cap pursuant to Section 7.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

               4.9          Absence of Undisclosed Liabilities. Neither Keystone nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in Keystone Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Keystone or its Subsidiaries since the date of Keystone Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Keystone or any of its Subsidiaries under Keystone Contracts, (d) Liabilities incurred in connection with the Transactions and (e) Liabilities listed in Section 4.9 of the Keystone Disclosure Schedule.

               4.10          Title to Assets. Each of Keystone and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on Keystone Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Keystone or any of its Subsidiaries as being owned by Keystone or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Keystone or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

               4.11          Real Property; Leasehold. Neither Keystone nor any of its Subsidiaries owns or has ever owned any real property. Keystone has made available to Check-Cap (a) an accurate and complete list of all real properties with respect to which Keystone directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Keystone or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Keystone Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

               4.12          Intellectual Property.

(a)          Section 4.12(a) of the Keystone Disclosure Schedule sets forth an accurate and complete list of all Keystone Registered IP.

(b)          Section 4.12(b) of the Keystone Disclosure Schedule accurately identifies (i) all material Keystone Contracts pursuant to which Keystone IP Rights are licensed to Keystone or any of its Subsidiaries (other than (A) any non-modified, commercially available software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license with annual and replacement fees of less than $50,000 per license, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Keystone and its employees in Keystone’s standard form thereof), and (ii) any licenses granted to Keystone or any of its Subsidiaries on an exclusive basis.

(c)          Section 4.12(c) of the Keystone Disclosure Schedule accurately identifies each Keystone Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Keystone IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Keystone IP Rights licensed to academic collaborators, suppliers, resellers, distributors or service providers for the sole purpose of enabling such academic collaborators, suppliers, resellers, distributors or service providers to provide services for Keystone’s benefit).

(d)          Neither Keystone nor any of its Subsidiaries is bound by, and no Keystone Registered IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Keystone or any of its Subsidiaries to use, exploit, assert, or enforce any Keystone Registered IP anywhere in the world.

(e)          Keystone or one of its Subsidiaries exclusively owns all right, title, and interest to and in Keystone IP Rights (other than (i) Keystone Registered IP Rights licensed to Keystone or one of its Subsidiaries, or co-owned rights each as identified in Section 4.12(c) of the Keystone Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Keystone or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Keystone’s or any of its Subsidiaries’ Products and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)          All documents and instruments necessary to register or apply for or renew registration of Keystone Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)          Each Person who is or was an employee or contractor of Keystone or any of its Subsidiaries and who is or was involved in the creation or development of any Keystone IP Rights purported to be owned by Keystone has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Keystone or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Keystone and its Subsidiaries.

(iii)          To the Knowledge of Keystone, no current or former stockholder, officer, director, or employee of Keystone or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Keystone IP Rights purported to be owned by Keystone. To the Knowledge of Keystone, no employee of Keystone or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Keystone or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Keystone IP Rights purported to be owned by Keystone or confidentiality provisions protecting trade secrets and confidential information comprising Keystone IP Rights purported to be owned by Keystone.

(iv)          No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Keystone IP Rights in which Keystone or any of its Subsidiaries has an ownership interest.

(v)          Keystone and each of its Subsidiaries (i) has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Keystone or such Subsidiary holds, or purports to hold, as confidential or a trade secret and (ii) has not disclosed any trade secrets or other confidential information relating to the business of Keystone and its Subsidiaries as presently conducted to any Person other than pursuant to a written confidentiality agreement pursuant to which such Person agrees to protect such confidential information.

(vi)          Neither Keystone nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Keystone IP Rights owned or purported to be owned by Keystone or any of its Subsidiaries to any other Person.

(vii)          Keystone IP Rights constitute all Intellectual Property necessary for Keystone and its Subsidiaries to conduct its business as currently conducted.

(viii)          Other than as set forth on Section 4.12(c) of the Keystone Disclosure Schedule (and other than pursuant to any non-customized software that (A) is licensed to Keystone or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Keystone’s or any of its Subsidiaries’ products or services), neither Keystone nor its Subsidiaries is obligated to share any revenues or make any royalty payments or pay license fees or other consideration in connection with the use of the Keystone IP Rights.

(f)          Keystone has delivered or made available to Check-Cap, a complete and accurate copy of all Keystone IP Rights Agreements. With respect to each of Keystone IP Rights Agreements: (i) each such agreement is valid and binding on Keystone or its Subsidiaries, as applicable, and in full force and effect, (ii) Keystone has not received any written notice of termination or cancellation under such agreement, or received any written notice of material breach or default under such agreement, which breach has not been cured or waived and (iii) neither Keystone nor its Subsidiaries, and to the Knowledge of Keystone, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)          To the Knowledge of Keystone, the manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any of Keystone’s or any of its Subsidiaries’ Products (i) does not materially violate any license or agreement between Keystone or its Subsidiaries and any third party and (ii) has not, in the past six (6) years, infringed or misappropriated and does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. To the Knowledge of Keystone, no third party is infringing upon or misappropriating any Keystone IP Rights.

(h)          As of the date of this Agreement, Keystone is not a party to any Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Keystone IP Rights. Neither Keystone nor any of its Subsidiaries has received any written notice asserting that (A)(i) any Keystone Registered IP, (ii) the proposed use, sale, offer for sale, license or disposition of Keystone’s or any of its Subsidiaries’ Products, (iii) methods or processes claimed or covered under the Keystone Registered IP, conflict with or infringe or misappropriate the rights of any other Person or (B) Keystone or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. To Keystone’s Knowledge, none of Keystone IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Keystone to exploit any Keystone IP Rights.

(i)          Each item of Keystone IP Rights that is Keystone Registered IP is and at all times has been filed and maintained in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Keystone Registered IP in full force and effect have been made by the applicable deadline. All Keystone Registered IP that is issued or granted is subsisting and, to Keystone’s knowledge, enforceable.

(j)          To the Knowledge of Keystone, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Keystone or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Keystone or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Keystone or any of its Subsidiaries in accordance with GAAP.

(k)          Except as set forth in Sections 4.12(b) or 4.12(c) of the Keystone Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Keystone (i) neither Keystone nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Keystone and its Subsidiaries, taken as a whole and (ii) neither Keystone nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)          Keystone and/or one of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of Keystone and its Subsidiaries as presently conducted. Keystone and each of its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and, in the past three (3) years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. Keystone and/or one of its Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(m)          Neither Keystone nor any of its Subsidiaries is party to any Contract that, as a result of the execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Keystone IP Rights, result in breach of, default under or termination of such Contract with respect to any Keystone IP Rights, or impair the right of Keystone or the U.S. Surviving Corporation and its Subsidiaries to use, sell, license or enforce any Keystone IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Keystone Material Adverse Effect.

(n)          Except as would not reasonably be expected to be material to Keystone and its Subsidiaries, taken as a whole, no Open Source Materials are contained in, distributed with, or linked to by Keystone or any of its Subsidiaries or any of their products or technology in a manner that imposes on such products and technology, or portion thereof, or would impose upon distribution thereof, a requirement or condition that any such products and technology or portion thereof (i) be disclosed or distributed in source code form, (ii) be licensed to allow third parties to make modifications or derivative works or (iii) be licensed as Open Source Materials.

(o)          Except as would not reasonably be expected to be material to Keystone and its Subsidiaries, taken as a whole, since July 1, 2021, there have been no failures, breakdowns, continued substandard performance or to the Knowledge of Keystone, cyberattacks, viruses, other malware or other adverse events affecting the computer and manufacturing systems, or the manufacturing processes, of Keystone or its Subsidiaries.

               4.13          Privacy and Data Security. Keystone and each of its Subsidiaries have complied in all material respects with all applicable Privacy Laws and the applicable terms of any Keystone Contracts relating to privacy, security, collection, transfer or use of Personal Information of any individuals (including clinical trial participants, patients, physicians and other health care professionals, clinical trial investigators and researchers) that interact with Keystone and its Subsidiaries in connection with the operation of Keystone’s and its Subsidiaries’ business. Keystone and each of its Subsidiaries have implemented and maintain reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws, concerning the privacy, security, collection, transfer and use of Personal Information (the “Privacy Policies”) and have complied in all material respects with the same. As of the date hereof, no claims have been asserted or threatened in writing against Keystone or any of its Subsidiaries by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Keystone Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Keystone, there have been no data security incidents, data breaches or other adverse events or incidents related to the unauthorized access, use or processing of Personal Information in the custody or control of Keystone or its Subsidiaries, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable Law or pursuant to the terms of any Keystone Contract. Neither Keystone nor any of its Subsidiaries has received written notice, or, to the Knowledge of Keystone, been subject to any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material written claims or complaints regarding the collection, dissemination, storage or use of Personal Information, and, to the Knowledge of Keystone, there is no reasonable basis for the same.

               4.14        Agreements, Contracts and Commitments.

(a)          Section 4.14(a) of the Keystone Disclosure Schedule lists the following Keystone Contracts in effect as of the date of this Agreement (each, a “Keystone Material Contract” and collectively, the “Keystone Material Contracts”):

(i)          each Keystone Contract requiring payments by Keystone or any of its Subsidiaries after the date of this Agreement in excess of $250,000 per annum pursuant to its express terms relating to the employment of, or the performance of employment-related services by, or engagement by any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Keystone or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Keystone’s, its Subsidiaries’ or such successor’s ability to terminate employees, consultants or independent contractors at will;

(ii)          each Keystone Contract containing (A) any covenant limiting the freedom of Keystone, its Subsidiaries or the U.S. Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of Keystone’s products or services, (B) any most-favored pricing arrangement, or (C) any exclusivity provision;

(iii)          each Keystone Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 per annum pursuant to its express terms and not cancelable without penalty;

(iv)          each Keystone Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(v)          each Keystone Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 per annum or creating any material Encumbrances with respect to any assets of Keystone or any of its Subsidiaries or any loans or debt obligations with officers or directors of Keystone;

(vi)          each Keystone Contract requiring payment by or to Keystone or any of its Subsidiaries after the date of this Agreement in excess of $250,000 per annum pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Keystone or its Subsidiaries, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Keystone or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Keystone or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Keystone or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Keystone or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or services of Keystone or any of its Subsidiaries;

(vii)          each Keystone Contract for the establishment of a partnership, joint venture or other similar organizational form;

(viii)          each Keystone Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Keystone or any of its Subsidiaries in connection with the Transactions;

(ix)          each Keystone Real Estate Lease;

(x)          each Keystone Contract that is a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act; or

(xi)          each Keystone Contract to which Keystone or any of its Subsidiaries is a party or by which any of its or their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Keystone or such relevant Subsidiary in excess of $250,000.

(b)          Keystone has delivered or made available to Check-Cap accurate and complete copies of all Keystone Material Contracts, including all amendments thereto. There are no Keystone Material Contracts that are not in written form. Neither Keystone nor any of its Subsidiaries has, nor to Keystone’s Knowledge, as of the date of this Agreement has any other party to a Keystone Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Keystone Material Contract in such manner as would permit any other party to cancel or terminate any such Keystone Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Keystone Material Adverse Effect. As to Keystone and its Subsidiaries, as of the date of this Agreement, each Keystone Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Keystone Material Contract to change, any material amount paid or payable to Keystone under any Keystone Material Contract or any other material term or provision of any Keystone Material Contract.

4.15        Compliance; Permits; Restrictions.

(a)          Keystone and each of its Subsidiaries are, and since July 1, 2021 have been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of Keystone, threatened against Keystone or any of its Subsidiaries. There is no agreement or Order binding upon Keystone or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Keystone or any of its Subsidiaries, any acquisition of material property by Keystone or any of its Subsidiaries or the conduct of business by Keystone or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Keystone’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)          Keystone and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Keystone and its Subsidiaries as currently conducted (the “Keystone Permits”). Section 4.15(b) of the Keystone Disclosure Schedule identifies each Keystone Permit. Each of Keystone and its Subsidiaries is in material compliance with the terms of the Keystone Permits. No Legal Proceeding is pending or, to the Knowledge of Keystone, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Keystone Permit. The rights and benefits of each Keystone Permit will be available to the U.S. Surviving Corporation or its Subsidiaries, as applicable, immediately after the U.S. Merger Effective Time on terms substantially identical to those enjoyed by Keystone and its Subsidiaries as of the date of this Agreement and immediately prior to the U.S. Merger Effective Time.

4.16        Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding and, to the Knowledge of Keystone, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Keystone or any of its Subsidiaries, any Keystone Associate or former employee, independent contractor, officer or director of Keystone or any of its Subsidiaries (in his or her capacity as such) or any of the material assets owned or used by Keystone or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)          Except as set forth on Section 4.16(b) of the Keystone Disclosure Schedule, there is no Order to which Keystone or any of its Subsidiaries, or any of the material assets owned or used by Keystone or any of its Subsidiaries, is subject. To the Knowledge of Keystone, no officer or other Key Employee of Keystone or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Keystone or any of its Subsidiaries or to any material assets owned or used by Keystone or any of its Subsidiaries.

(c)          There is no Legal Proceeding initiated by Keystone or any of its Subsidiaries currently pending or which Keystone or any of its Subsidiaries currently intends to initiate.

4.17          Tax Matters.

(a)          Keystone and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. No claim has ever been made by a Governmental Authority in a jurisdiction where Keystone or any of its Subsidiaries does not file Tax Returns that Keystone or any such Subsidiary is subject to taxation by that jurisdiction.

(b)          All material Taxes due and owing by Keystone and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid and appropriately reserved on their balance sheet for all Taxes that are not yet due and payable (whether or not shown on any Tax Return). Since the date of the Keystone Unaudited Interim Balance Sheet, neither Keystone nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. In addition, Keystone and each of its Subsidiaries is in compliance with, and their records contain all information and documents necessary in all material respects to comply with (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transactions conducted by Keystone and each of its Subsidiaries), all applicable information reporting and withholding requirements under all applicable Laws and Keystone and each of its Subsidiaries have maintained, and still maintain, all required records with respect thereto.

(c)          Keystone and each of its Subsidiaries have withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d)          There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Keystone or any of its Subsidiaries.

(e)          No deficiencies for material Taxes with respect to Keystone or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of Keystone or any of its Subsidiaries. Neither Keystone nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and neither Keystone nor any of its Subsidiaries has received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f)          Neither Keystone nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years, or as a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963 at any time since their incorporation.

(g)          Keystone and each of its Subsidiaries is duly registered for the purposes of Israeli value added Taxes (“VAT”), if such registration is required by Law, and has complied in all material respects with all requirements concerning VAT including with respect to the timely filing of complete and correct VAT returns. Keystone and each of its Subsidiaries (i) have not made any material exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which they might not be entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted in all material aspects to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Laws, and (iii) have not received a material refund for input VAT for which it is not entitled under any applicable Laws.

(h)          Keystone and each of its Subsidiaries has never made any election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutav) or “Approved Enterprise” (Mifaal Meushar) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959, and there are no royalties, fees, repayments or other amounts due or payable by Keystone and each of its Subsidiaries to any Governmental Authority with respect to any of the foregoing. No prior approval of any Governmental Authority related to Tax is required in order to consummate the Transactions, or to preserve entitlement of Keystone and each of its Subsidiaries to any such incentive subsidy or benefit.

(i)          Neither Keystone nor each of its Subsidiaries owns any material interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of Keystone or any of each Subsidiaries.

(j)          Except as set forth on Section 4.17(j) of the Keystone Disclosure Schedule, neither Keystone nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Income Tax Ordinance, except as a result of any Tax ruling that has been obtained in connection with the transactions contemplated by this Agreement.

(k)          Keystone and each of its Subsidiaries is and has been in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology.

(l)          Neither Keystone nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(m)          Neither Keystone nor any of its Subsidiaries has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property.

(n)          Keystone and each of its Subsidiaries has made available to Check-Cap complete copies of (i) all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to Keystone for all taxable periods for which the applicable statute of limitation has not yet expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to Keystone and its Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to Keystone and its Subsidiaries, with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or Tax positions of Keystone and its Subsidiaries, and (v) all material written communications to, or received by Keystone and its Subsidiaries from any Governmental Authority including Tax rulings and Tax decisions.

(o)          Keystone and each of its Subsidiaries does not and has never participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Laws (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the Israeli Income Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975 and has never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(p)          Keystone and each of its Subsidiaries uses the accrual method of accounting for income tax purposes.

(q)          Neither Keystone nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Keystone). Neither Keystone nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Keystone and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

(r)          Neither Keystone nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(s)          Neither Keystone nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(t)          No statute of limitations in respect of the assessment or collection of any Taxes of Keystone or any of its Subsidiaries has been waived or extended, which waiver or extension is in effect and Keystone or any of its Subsidiaries is not presently contesting the Tax liability before any Governmental Authority.

(u)          There is no outstanding power of attorney from Keystone or any of its Subsidiaries authorizing anyone to act on behalf of Keystone or any of its Subsidiaries in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of Keystone.

(v)          Neither Keystone nor its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Keystone pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax Laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(w)          Keystone and its Subsidiaries have not made an election to defer any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar election under state or local Law. Keystone has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. Law) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. Law).

(x)          To the Knowledge of Keystone, there are no facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended U.S. Tax Treatment.

(y)          The SBT Holdings Inc. 2019 Stock Option Plan, as may be amended from time to time, is intended to qualify as a capital gains route plan under Section 102(b)(2) or 102(b)(3) of the Israeli Income Tax Ordinance and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Awards which were issued under the SBT Holdings Inc. 2019 Stock Option Plan, as may be amended from time to time, were and are currently in compliance with the requirements of Section 102, any regulation promulgated thereunder, and the written requirements and guidance of the ITA, including without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Awards, and the due deposit of such Section 102 Awards with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(z)          To the Knowledge of Keystone, other than pursuant to the trust arrangement required by the 103T Tax Ruling or 103T Interim Tax Ruling, no Keystone Stockholder (i) has any current plan or intention to dispose of or otherwise transfer the shares of PubCo Common Stock following Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the shares of PubCo Common Stock following Closing.

4.18          Employee and Labor Matters; Benefit Plans.

(a)          Except as set forth on Section 4.18(a) of the Keystone Disclosure Schedule, the employment of each of Keystone’s and any of its Subsidiaries’ employees is terminable by Keystone or the applicable Subsidiary at will or upon notice of no more than ninety (90) days. Keystone has made available to Check-Cap accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other written materials relating to the employment of Keystone Associates to the extent currently effective and material, including a copy of the form of employment agreement used.

(b)          Neither Keystone nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Keystone, purporting to represent or seeking to represent any employees of Keystone or its Subsidiaries.

(c)          Section 4.18(c) of the Keystone Disclosure Schedule lists all Keystone Employee Plans.

(d)          Each Keystone Employee Plan that is intended to qualify under Section 401(a) of the Code is subject to a favorable determination or approval letter from the IRS upon which Keystone and its Subsidiaries are entitled to rely with respect to such qualified status. To the Knowledge of Keystone, no event or omission has occurred that would cause any Keystone Employee Plan to lose such qualification or require corrective action to maintain such qualification.

(e)          Each Keystone Employee Plan has been established, operated and administered in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Keystone Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Keystone, threatened with respect to any Keystone Employee Plan. All payments and/or contributions required to have been made with respect to all Keystone Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Keystone Employee Plan and applicable Law. Keystone Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(f)          No Keystone Employee Plan is or was, and neither Keystone nor any of its ERISA Affiliates has maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) in the past six (6) years with respect to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Keystone nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)          No Keystone Employee Plan provides, nor does Keystone nor any of its Subsidiaries have any obligation to provide any, health, death or any other non-pension benefits to any service provider beyond termination of service (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or continuation coverage through the end of the month in which such termination occurs). No Keystone Employee Plan provides major medical health, dental, vision, life or long-term disability benefits that are not fully insured through an insurance contract.

(h)          No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Keystone Employee Plan, and no reportable event, as defined in ERISA, has occurred in connection with any Keystone Employee Plan that, individually or in the aggregate, would result in material liability to Keystone or any of its Subsidiaries. Neither Keystone, any Subsidiary nor any employee thereof, nor, to the Knowledge of Keystone, any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to any Keystone Employee Plan, has engaged in a prohibited transaction which could result in a material Tax or penalty on Keystone or any Subsidiary under Section 4975 of the Code or Section 502(i) of ERISA.

(i)          Keystone and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Affordable Care Act, in each case, with respect to each Keystone Employee Plan that is a group health plan.

(j)          Except as set forth on Section 4.18(j) of the Keystone Disclosure Schedule, no Keystone Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States and Israel.

(k)          Each Keystone Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Keystone Employee Plan is, or to the Knowledge of Keystone, will be subject to the penalties of Section 409A(a)(1) of the Code.

(l)          Any transfer of property by Keystone or any of its Subsidiaries which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to Keystone.

(m)          Each of Keystone and its Subsidiaries is in material compliance with all applicable federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Keystone and each of its Subsidiaries: (i) has withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) except for as set forth on Section 4.18(m) of the Keystone Disclosure Schedule, is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material actions, suits, claims, administrative matters or other Legal Proceedings pending or, to the Knowledge of Keystone or any of its Subsidiaries, threatened or reasonably anticipated against Keystone or any of its Subsidiaries relating to any employee, employment Contract or Keystone Employee Plan (other than routine claims for benefits), privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, collective bargaining, civil rights, fringe benefits, employment practices, workers’ compensation and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Keystone Associate or former employee, independent contractor, officer or director of Keystone or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints. There are no pending or, to the Knowledge of Keystone or any of its Subsidiaries, threatened or reasonably anticipated material claims, actions or Legal Proceedings against Keystone, any of its Subsidiaries, any Keystone trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Keystone nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(n)          Neither Keystone nor any of its Subsidiaries has any material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Keystone nor any of its Subsidiaries has since July 1, 2021 taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar applicable state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar applicable state or local Law, or incurred any material liability or obligation under WARN or any similar applicable state or local Law that remains unsatisfied.

(o)          Since July 1, 2021 there has not been, nor, to the Knowledge of Keystone or any of its Subsidiaries, has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Keystone or any of its Subsidiaries. No event has occurred that to the Knowledge of Keystone or any of its Subsidiaries, would be likely to give rise to any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(p)          Neither Keystone nor any of its Subsidiaries is, nor has Keystone or any of its Subsidiaries been since July 1, 2021, engaged in any unfair labor practice within the meaning of the National Labor Relations Act that is likely to result in material Liability or obligation.

               4.19          Environmental Matters. Since July 1, 2021, Keystone and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Keystone of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to result in a Keystone Material Adverse Effect. Neither Keystone nor any of its Subsidiaries has received since July 1, 2021, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Keystone or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of Keystone, there are no circumstances that may prevent or interfere with Keystone’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Keystone Material Adverse Effect. To the Knowledge of Keystone: (i) no current or prior owner of any property leased or controlled by Keystone or any of its Subsidiaries has received since July 1, 2021, any written notice or other communication relating to property owned or leased at any time by Keystone or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Keystone or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Keystone nor any of its Subsidiaries has any material liability under any Environmental Law.

              4.20          Insurance. Keystone has made available to Check-Cap accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Keystone and each of its Subsidiaries. Each of such insurance policies is in full force and effect in accordance with their terms, and Keystone and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since July 1, 2021, neither Keystone nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Keystone and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Keystone or any of its Subsidiaries for which Keystone or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Keystone or any of its Subsidiaries of its intent to do so.

              4.21          Financial Advisors. Except as set forth on Section 4.21 of the Keystone Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Keystone or any of its Subsidiaries.

              4.22          Transactions with Affiliates. Section 4.22 of the Keystone Disclosure Schedule describes any material transactions or relationships, since July 1, 2021, between, on one hand, Keystone or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of Keystone or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Keystone Common Stock or (c) to the Knowledge of Keystone, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Keystone or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

              4.23          Ownership of Check-Cap Ordinary Shares. Neither Keystone, PubCo, Merger Subs or any of their respective Subsidiaries owns, or at any time during the past three (3) years from the date hereof has owned, beneficially or otherwise, any Check-Cap Ordinary Shares or other securities of Check-Cap or any outstanding securities of any of its Subsidiaries (or any other economic interest through derivative securities or otherwise in Check-Cap or any of its Subsidiaries). None of the Persons referred to in Section 320(c) of the ICL with respect to Keystone, PubCo or Merger Subs owns any Check-Cap Ordinary Shares.

              4.24          No Other Representations or Warranties. Keystone hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Check-Cap nor any other person on behalf of Check-Cap or its Subsidiary makes any express or implied representation or warranty with respect to Check-Cap or its Subsidiary with respect to any other information provided to Keystone, any of its Subsidiaries or the Keystone Stockholders or any of their respective Affiliates in connection with the Transactions, and (subject to the express representations and warranties of Check-Cap set forth in Section 5 (in each case as qualified and limited by the Check-Cap Disclosure Schedule)) none of Keystone, its Subsidiaries or any of their respective Representatives or stockholders has relied on any such information (including the accuracy or completeness thereof).

Section 5.          REPRESENTATIONS AND WARRANTIES OF CHECK-CAP.

Except (i) as set forth in the written disclosure schedule delivered by Check-Cap to Keystone (the “Check-Cap Disclosure Schedule”) or (ii) as disclosed in the Check-Cap SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Check-Cap represents and warrants to Keystone, PubCo and the Merger Subs as follows:

              5.1          Due Organization; Subsidiaries.

(a)          Each of Check-Cap and its Subsidiary is a corporation duly incorporated, validly existing and in good standing (to the extent applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Check-Cap’s Subsidiary is wholly owned by Check-Cap.

(b)          Each of Check-Cap and its Subsidiary is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Check-Cap Material Adverse Effect.

(c)          Except as set forth on Section 5.1(c) of the Check-Cap Disclosure Schedule, Check-Cap has no Subsidiaries, and neither Check-Cap nor any of the Entities described in Section 5.1(c) of the Check-Cap Disclosure Schedule owns any capital stock of, or any equity ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities set forth on Section 5.1(c) of the Check-Cap Disclosure Schedule. Neither Check-Cap nor its Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Check-Cap nor its Subsidiary has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Section 5.1(c) of the Check-Cap Disclosure Schedule, neither Check-Cap nor its Subsidiary have, at any time, been a general partner of, or have otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

              5.2          Organizational Documents. Check-Cap has delivered to Keystone accurate and complete copies of the Organizational Documents of Check-Cap and its Subsidiary. Neither Check-Cap nor its Subsidiary are in breach or violation of its Organizational Documents in any material respect.

              5.3          Authority; Binding Nature of Agreement. Check-Cap has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Check-Cap Required Approvals, the Check-Cap Shareholder Transaction Approval and Check-Cap Shareholder Nasdaq Reverse Split Approval, to consummate the Transactions to which Check-Cap is a party. The Check-Cap Board (at meetings duly called and held or by written consent duly obtained) has unanimously: (i) determined that the Israeli Merger and the Transactions to which Check-Cap is a party are fair to, advisable and in the best interests of Check-Cap and its shareholders, (ii) approved and declared advisable the Israeli Merger, this Agreement and the Transactions to which Check-Cap is a party, (iii) determined that considering the financial position of the merging entities, no reasonable concern exists that, as a result of the Israeli Merger, the Israeli Surviving Company will be unable to fulfill the obligations of Check-Cap to its creditors and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Check-Cap Shareholders vote to approve the Israeli Merger, this Agreement and thereby approve the Transactions to which Check-Cap is a party. This Agreement has been duly executed and delivered by Check-Cap and, assuming the due authorization, execution and delivery by the other Parties, constitutes the legal, valid and binding obligation of Check-Cap, enforceable against Check-Cap in accordance with its terms, subject to the Enforceability Exceptions.

              5.4          Vote Required. The affirmative vote of the holders of at least a majority of (a) the Check-Cap Ordinary Shares represented at the Check-Cap Shareholder Meeting entitled to vote and voting on the proposal is the only vote of the holders of any class or series of Check-Cap’s share capital necessary to approve and adopt the Israeli Merger, this Agreement and the other Transactions to which Check-Cap is a party (the “Check-Cap Shareholder Transaction Approval”), and (b) the Check-Cap Ordinary Shares represented at the Check-Cap Shareholder Meeting entitled to vote and voting on the proposal is the only vote of the holders of any class or series of Check-Cap’s share capital necessary to approve an amendment to Check-Cap’s articles of association to effect the Nasdaq Reverse Split (the “Check-Cap Shareholder Nasdaq Reverse Split Approval”).

              5.5          Non-Contravention; Consents.

(a)          Subject to compliance with any applicable Antitrust Law and obtaining, complying with and making the filings under the Check-Cap Required Approvals, neither (i) the execution, delivery or performance of this Agreement by Check-Cap, nor (ii) the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)          contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Check-Cap or its Subsidiary;

(ii)          contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Check-Cap or its Subsidiary or any of the assets owned or used by Check-Cap or its Subsidiary, is subject;

(iii)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Check-Cap or its Subsidiary or that otherwise relates to the business of Check-Cap, or any of the assets owned, leased or used by Check-Cap;

(iv)          contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Check-Cap Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Check-Cap Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Check-Cap Material Contract, (C) accelerate the maturity or performance of any Check-Cap Material Contract or (D) cancel, terminate or modify any term of any Check-Cap Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)          result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Check-Cap or its Subsidiary (except for Permitted Encumbrances).

(b)          Except for (i) any Consent set forth on Section 5.5 of the Check-Cap Disclosure Schedule under any Check-Cap Contract, (ii) the Check-Cap Shareholder Transaction Approval, (iii) the Check-Cap Shareholder Nasdaq Reverse Split Approval, (iv) the filing of the Israeli Merger Proposal and merger notice with the Israeli Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Israeli Merger and the issuance of the Certificate of Israeli Merger by the Israeli Registrar, (v) the submission to the IIA of the IIA Notice, (vi) any filings as may be required under the rules and regulations of Nasdaq, (vii) the filing of the Proxy Statement as a Form 6-K with the SEC, (viii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, (ix) any required filings under any applicable Antitrust Law, to the extent applicable (collectively, the “Check-Cap Required Approvals”) and (x) where the failure to obtain such Consents, or to make such filings with or give notifications to, any Person, would not reasonably be expected to have, individually or in the aggregate, a Check-Cap Material Adverse Effect, neither Check-Cap nor its Subsidiary were, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or (B) the consummation of the Transactions to which it is a party.

              5.6          Capitalization.

(a)          The authorized capital shares of Check-Cap consists of 18,000,000 Check-Cap Ordinary Shares, of which 5,849,779 shares have been issued and are outstanding as of the close of the Business Day immediately preceding the date of this Agreement (the “Capitalization Date”). Check-Cap does not hold any of its capital shares in its treasury.

(b)          All of the outstanding Check-Cap Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. All shares and securities owned by Check-Cap in its Subsidiary as set out in Section 5.6(b) of the Check-Cap Disclosure Schedule are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned by Check-Cap free and clear of all Encumbrances, other than transfer restrictions under applicable securities laws and the Organizational Documents of such Subsidiary. None of the outstanding Check-Cap Ordinary Shares or any of the securities of Check-Cap’s Subsidiary is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Check-Cap Ordinary Shares is subject to any right of first refusal in favor of Check-Cap. Except as set forth on Section 5.6(b) of the Check-Cap Disclosure Schedule and contemplated herein, there is no Check-Cap Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Check-Cap Ordinary Shares. Except as set forth on Section 5.6(b) of the Check-Cap Disclosure Schedule, neither Check-Cap nor its Subsidiary is under any obligation, nor is either Check-Cap or its Subsidiary bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Check-Cap Ordinary Shares or other securities or securities of Check-Cap's Subsidiary, as applicable. Section 5.6(b) of the Check-Cap Disclosure Schedule accurately and completely describes all repurchase rights held by Check-Cap with respect to Check-Cap Ordinary Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)          Except for the Check-Cap Stock Plans or as set forth on Section 5.6(c) of the Check-Cap Disclosure Schedule, neither Check-Cap nor its Subsidiary has any stock option or equity incentive plan or other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the Capitalization Date, Check-Cap had reserved 250,414 Check-Cap Ordinary Shares for issuance under the Check-Cap Stock Plans, of which 16,419 shares had been issued upon exercise of Check-Cap Options and settlement of Check-Cap RSUs granted under the Check-Cap Stock Plans and are currently outstanding, 178,257 shares have been reserved for issuance upon exercise of outstanding Check-Cap Options or settlement of outstanding and unvested Check-Cap RSUs granted under the Check-Cap Stock Plans, and 55,738 shares remain available for future issuance pursuant to the Check-Cap Stock Plans. Section 5.6(c) of the Check-Cap Disclosure Schedule sets forth the following information with respect to each Check-Cap Option and each Check-Cap RSU outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of Check-Cap Ordinary Shares subject to such Check-Cap Option or Check-Cap RSU at the time of grant and as of the date of this Agreement, (iii) the exercise price of any such Check-Cap Option, (iv) the date on which such Check-Cap Option or Check-Cap RSU was granted, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares subject to such Check-Cap Option or Check-Cap RSU as of the date of this Agreement, (vi) the expiration date of such Check-Cap Option (and, if applicable, such Check-Cap RSU) and (vii) whether such Check-Cap Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Check-Cap has made available to Keystone an accurate and complete copy of the Check-Cap Stock Plans, forms of all award agreements evidencing outstanding Equity Awards thereunder, any equity award agreements that differ in any material respect from the forms of award agreements of the Check-Cap Stock Plans and any amendments thereto.

(d)          Except for the outstanding Check-Cap Options, Check-Cap RSUs and Check-Cap Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Check-Cap or its Subsidiary, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Check-Cap or its Subsidiary, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Check-Cap or its Subsidiary is or may become obligated to sell or otherwise issue any of its share capital or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any share capital or other securities of Check-Cap or its Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Check-Cap or its Subsidiary.

(e)          All outstanding Check-Cap Ordinary Shares, Check-Cap Options, Check-Cap RSUs, Check-Cap Warrants and other securities of Check-Cap and its Subsidiary have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, (ii) all requirements set forth in applicable Contracts and (iii) the Organizational Documents of the applicable issuing entity.

(f)          With respect to Check-Cap Options and Check-Cap RSUs, (i) each grant was duly authorized no later than the date on which the grant of such Check-Cap Option or Check-Cap RSU was by its terms to be effective (the “Check-Cap Grant Date”) by all necessary corporate action and (ii) each Check-Cap Option or Check-Cap RSU grant was made in all material respects under and in accordance with the terms of the applicable Check-Cap Stock Plan.

(g)          Neither Check-Cap nor to the Knowledge of Check-Cap, any of its officers, directors or affiliates has taken, directly or indirectly, any action designed or intended to stabilize or manipulate the price of any security of Check-Cap, or which caused or resulted in stabilization or manipulation of the price of any security of Check-Cap. In addition, subject to obtaining the ISA No-Action Letter, Check-Cap has not engaged in any form of solicitation, advertising or other action constituting an offer or a sale under the Israeli Securities Law in connection with the Transactions which would require Check-Cap to publish a prospectus in the State of Israel under the Laws of the State of Israel. All grants and issuances of Check-Cap securities were made in compliance with the Israeli Securities Law and the ICL.

(h)          No Check-Cap Options, Check-Cap RSUs or Check-Cap Warrants will vest or accelerate in connection with the Transactions.

              5.7          SEC Filings; Financial Statements.

(a)          Check-Cap has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since July 1, 2021 (the “Check-Cap SEC Documents”). As of the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Check-Cap SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Knowledge of Check-Cap, as of the time they were filed or furnished, none of the Check-Cap SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Check-Cap SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws and no current or former principal executive officer or principal financial officer of Check-Cap has failed to make the Certifications required of him or her. As used in this Section 5.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is provided, supplied or otherwise made available to the SEC.

(b)          The financial statements (including any related notes) contained or incorporated by reference in the Check-Cap SEC Documents: (i) complied as of their respective dates of filing as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Check-Cap and its Subsidiary as of the respective dates thereof and the results of operations and cash flows of Check-Cap and its Subsidiary for the periods covered thereby. Other than as expressly disclosed in the Check-Cap SEC Documents filed prior to the date hereof, there has been no material change in Check-Cap’s accounting methods or principles that would be required to be disclosed in Check-Cap’s financial statements in accordance with GAAP. The books of account and other financial records of Check-Cap and its Subsidiary are accurate and complete in all material respects.

(c)          Check-Cap’s auditor has at all times since July 1, 2021 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Check-Cap, “independent” with respect to Check-Cap within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Check-Cap, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)          Since July 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Check-Cap, the Check-Cap Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since July 1, 2021, neither Check-Cap nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Check-Cap and its Subsidiary, (ii) any fraud, whether or not material, that involves Check-Cap, its Subsidiary, Check-Cap's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Check-Cap and its Subsidiary or (iii) any claim or allegation whether written or oral regarding any of the foregoing.

(e)          Except as set forth on Section 5.7(e) of the Check-Cap Disclosure Schedule, Check-Cap is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(f)          Except as set forth on Section 5.7(f) of the Check-Cap Disclosure Schedule, Check-Cap maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(g)          Check-Cap’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Check-Cap in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Check-Cap’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

              5.8          Absence of Changes. Except as set forth on Section 5.8 of the Check-Cap Disclosure Schedule, between December 31, 2022 and the date of this Agreement, Check-Cap has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Check-Cap Material Adverse Effect or (b) action, event or occurrence that would have required consent of Keystone pursuant to Section 7.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

              5.9          Absence of Undisclosed Liabilities. Neither Check-Cap nor its Subsidiary have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Check-Cap Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Check-Cap or its Subsidiary since the date of the Check-Cap Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Check-Cap or its Subsidiary under Check-Cap Contracts, (d) Liabilities incurred in connection with the Check-Cap Legacy Transaction or the Transactions and (e) Liabilities described in Section 5.9 of the Check-Cap Disclosure Schedule.

              5.10          Title to Assets. Each of Check-Cap and its Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Check-Cap Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Check-Cap or its Subsidiary as being owned by Check-Cap or its Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Check-Cap or its Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

              5.11          Real Property; Leasehold. Neither Check-Cap nor its Subsidiary own or has ever owned any real property. Check-Cap has made available to Keystone (a) an accurate and complete list of all real properties with respect to which Check-Cap directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Check-Cap or its Subsidiary and (b) copies of all leases under which any such real property is possessed (the “Check-Cap Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

              5.12          Intellectual Property.

(a)          Section 5.12(a) of the Check-Cap Disclosure Schedule sets forth an accurate and complete list of all Check-Cap Registered IP.

(b)          Section 5.12(b) of the Check-Cap Disclosure Schedule accurately identifies (i) all material Check-Cap Contracts pursuant to which Check-Cap IP Rights are licensed to Check-Cap or its Subsidiary (other than (A) any non-modified, commercially available software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license with annual and replacement fees of less than $50,000 per license, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Check-Cap and its employees in Check-Cap’s standard form thereof), and (ii) any licenses granted to Check-Cap or its Subsidiary on an exclusive basis.

(c)          Section 5.12(c) of the Check-Cap Disclosure Schedule accurately identifies each Check-Cap Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Check-Cap IP Rights (other than (i) any confidential information provided under confidentiality agreements, and (ii) any Check-Cap IP Rights licensed to academic collaborators, suppliers, resellers, distributors or service providers for the sole purpose of enabling such academic collaborator, supplier resellers, distributors or service providers to provide services for Check-Cap’s benefit).

(d)          Neither Check-Cap nor its Subsidiary is bound by, and no Check-Cap IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Check-Cap or its Subsidiary to assert or enforce any Check-Cap IP Rights anywhere in the world.

(e)          Check-Cap or its Subsidiary exclusively owns all right, title, and interest to and in Check-Cap IP Rights (other than (i) Check-Cap IP Rights exclusively and non-exclusively licensed to Check-Cap or its Subsidiary, or co-owned rights with third parties, (ii) any non-customized software that is licensed to Check-Cap or its Subsidiary and other Intellectual Property associated with such software and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances)). Without limiting the generality of the foregoing:

(i)          All documents and instruments necessary to register or apply for or renew registration of Check-Cap Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)          To the Knowledge of Check-Cap, no current or former stockholder, officer, director, or employee of Check-Cap or its Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Check-Cap IP Rights purported to be owned by Check-Cap or its Subsidiary. To the Knowledge of Check-Cap, no employee of Check-Cap or any or its Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Check-Cap or its Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Check-Cap IP Rights purported to be owned by Check-Cap or confidentiality provisions protecting trade secrets and confidential information comprising Check-Cap IP Rights purported to be owned by Check-Cap.

(iii)          No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Check-Cap IP Rights in which Check-Cap or its Subsidiary has an ownership interest.

(iv)          Each of Check-Cap and its Subsidiary (i) has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Check-Cap or its Subsidiary holds, or purports to hold, as confidential or a trade secret and (ii) has not disclosed any trade secrets or other confidential information that are material to the business of Check-Cap and its Subsidiary as presently conducted to any Person other than pursuant to a written confidentiality agreement pursuant to which such Person agrees to protect such confidential information.

(v)          The Check-Cap IP Rights constitute all Intellectual Property necessary for Check-Cap and its Subsidiary to conduct its business as currently conducted and planned to be conducted.

(f)          Check-Cap has delivered or made available to Keystone, a complete and accurate copy of all Check-Cap IP Rights Agreements. With respect to each of Check-Cap IP Rights Agreements: (i) Check-Cap has not received any written notice of termination or cancellation under such agreement, or received any written notice of material breach or default under such agreement, which breach has not been cured or waived and (ii) neither Check-Cap nor its Subsidiary, and to the Knowledge of Check-Cap, no other party to any such agreement, is in breach or default thereof in any material respect.

(g)          To the Knowledge of Check-Cap, the manufacture, marketing, license, sale, offering for sale, importation, use, intended use or other disposal of any Check-Cap’s or any of its Subsidiaries’ Products (i) does not materially violate any license or agreement between Keystone or its Subsidiaries and any third party and (ii) has not, in the past six (6) years, infringed or misappropriated and does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. To the Knowledge of Check-Cap, no third party is infringing upon or misappropriating any Check-Cap IP Rights.

(h)          As of the date of this Agreement, Check-Cap is not a party to any Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Check-Cap IP Rights. Neither Check-Cap nor its Subsidiary has received any written notice asserting that (A)(i) any Check-Cap Registered IP, (ii) the proposed use, sale, offer for sale, license or disposition of Check-Cap’s or any of its Subsidiaries’ or methods, or (iii) processes claimed or covered under the Check-Cap Registered IP, conflict with or infringe or misappropriate the rights of any other Person or (B) Check-Cap or its Subsidiary have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. To Check-Cap’s knowledge, none of Check-Cap IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Check-Cap to exploit any Check-Cap IP Rights.

(i)          Each item of Check-Cap IP Rights that is Check-Cap Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Check-Cap Registered IP in full force and effect have been made by the applicable deadline. All Check-Cap Registered IP that is issued or granted is subsisting and, to Check-Cap’s knowledge, enforceable.

(j)          To the Knowledge of Check-Cap, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Check-Cap or its Subsidiary conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Check-Cap or its Subsidiary has or purports to have an ownership interest has been impaired as determined by Check-Cap or its Subsidiary in accordance with GAAP.

(k)          Except as set forth in the Contracts listed on Section 5.12(b) or 5.12(c) of the Check-Cap Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Check-Cap (i) neither Check-Cap nor its Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Check-Cap and its Subsidiary taken as a whole and (ii) neither Check-Cap nor its Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)          Except as would not reasonably be expected to be material to Check-Cap and its Subsidiary, taken as a whole, since July 1, 2021, there have been no failures, breakdowns, continued substandard performance or to the Knowledge of Check-Cap, cyberattacks, viruses, other malware or other adverse events affecting the computer and manufacturing systems, or the manufacturing processes, of Check-Cap or its Subsidiary.

              5.13          Privacy and Data Security. Check-Cap and its Subsidiary have complied in all material respects with all applicable Privacy Laws and the applicable terms of any Check-Cap Contracts relating to privacy, security, collection, transfer or use of Personal Information of any individuals (including clinical trial participants, patients, physicians and other health care professionals, clinical trial investigators and researchers) that interact with Check-Cap and its Subsidiary in connection with the operation of Check-Cap's and its Subsidiary’s business. Check-Cap and its Subsidiary have implemented and maintain reasonable written Privacy Policies and have complied in all material respects with the same. As of the date hereof, no claims have been asserted or threatened in writing against Check-Cap or its Subsidiary by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Check-Cap Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Check-Cap, there have been no data security incidents, data breaches or other adverse events or incidents related to the unauthorized access, use or processing of Personal Information or Check-Cap data in the custody or control of Check-Cap or its Subsidiary, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable Law or pursuant to the terms of any Check-Cap Contract. Neither Check-Cap nor its Subsidiary has received written notice, or, to the Knowledge of Check-Cap, been subject to any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material written claims or complaints regarding the collection, dissemination, storage or use of Personal Information, and, to the Knowledge of Check-Cap, there is no reasonable basis for the same.

              5.14          Agreements, Contracts and Commitments. Section 5.14 of the Check-Cap Disclosure Schedule identifies each Check-Cap Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Check-Cap is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Check-Cap in excess of $250,000, or (c) a Contract disclosed in or required to be disclosed in Section 5.12(b) or Section 5.12(c) of the Check-Cap Disclosure Schedule. Check-Cap has delivered or made available to Keystone accurate and complete copies of all Contracts to which Check-Cap or its Subsidiary are a party or by which it is bound of the type described in clauses (a)-(c) of the immediately preceding sentence (any such Contract, a “Check-Cap Material Contract”), including all amendments thereto. Check-Cap has not nor, to the Knowledge of Check-Cap as of the date of this Agreement, has any other party to a Check-Cap Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Check-Cap Material Contract in such manner as would permit any other party to cancel or terminate any such Check-Cap Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Check-Cap Material Adverse Effect. As to Check-Cap and its Subsidiary, as of the date of this Agreement, each Check-Cap Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions.

              5.15          Compliance; Permits; Restrictions.

(a)          Except as set forth on Section 5.15(a) of the Check-Cap Disclosure Schedule, Check-Cap and its Subsidiary are, and since July 1, 2021 have been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of Check-Cap, threatened against Check-Cap or its Subsidiary. There is no agreement or Order binding upon Check-Cap or its Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Check-Cap or its Subsidiary, any acquisition of material property by Check-Cap or its Subsidiary or the conduct of business by Check-Cap or its Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on Check-Cap’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)          Check-Cap and its Subsidiary hold all required Governmental Authorizations which are material to the operation of the business of Check-Cap and its Subsidiary as currently conducted (the “Check-Cap Permits”). Section 5.15(b) of the Check-Cap Disclosure Schedule identifies each Check-Cap Permit. Each of Check-Cap and its Subsidiary are in material compliance with the terms of the Check-Cap Permits. No Legal Proceeding is pending or, to the Knowledge of Check-Cap, threatened in writing, which seeks to revoke, substantially limit, suspend, or materially modify any Check-Cap Permit.

              5.16          Legal Proceedings; Orders.

(a)          Except as set forth in Section 5.16(a) of the Check-Cap Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Check-Cap, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Check-Cap or its Subsidiary or any Check-Cap Associate or former employee, independent contractor, officer or director of Check-Cap or its Subsidiary (in his or her capacity as such) or any of the material assets owned or used by Check-Cap or its Subsidiary or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)          There is no Order to which Check-Cap or its Subsidiary, or any of the material assets owned or used by Check-Cap or its Subsidiary is subject. To the Knowledge of Check-Cap, no officer or other Key Employee of Check-Cap or its Subsidiary is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Check-Cap or its Subsidiary or to any material assets owned or used by Check-Cap or its Subsidiary.

(c)          There is no Legal Proceeding initiated by Check-Cap or its Subsidiary currently pending or which Check-Cap or its Subsidiary currently intends to initiate.

              5.17          Tax Matters.

(a)          Each of Check-Cap and its Subsidiary has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are true, correct and complete and accurate in all material respects and have been prepared in material compliance with all applicable Laws. No claim has ever been made by a Governmental Authority in a jurisdiction where Check-Cap or its Subsidiary does not file Tax Returns that Check-Cap or its Subsidiary is subject to taxation by that jurisdiction.

(b)          All material Taxes due and owing by Check-Cap and its Subsidiary (whether or not shown on any Tax Return) have been timely paid and appropriately reserved on their balance sheet for all Taxes that are not yet due and payable (whether or not shown on any Tax Return). Since the date of the Check-Cap Unaudited Interim Balance Sheet, neither Check-Cap nor its Subsidiary have incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice. In addition, Check-Cap and its Subsidiary are in compliance with, and their records contain all information and documents necessary in all material respects to comply with (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transactions conducted by Check-Cap and its Subsidiary), all applicable information reporting and withholding requirements under all applicable Laws and Check-Cap and its Subsidiary have maintained, and still maintain, all required records with respect thereto.

(c)          Each of Check-Cap and its Subsidiary have withheld or collected and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under any applicable Laws.

(d)          There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Check-Cap or its Subsidiary.

(e)          No deficiencies for material Taxes with respect to Check-Cap or its Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments, disputes or other actions for or relating to any liability in respect of Taxes of Check-Cap or its Subsidiary. Neither Check-Cap nor its Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and neither Check-Cap nor its Subsidiary have received any written request from a Governmental Authority to waive or extend any statute of limitations in respect of Taxes.

(f)          Neither Check-Cap nor its Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years, or is a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963 at any time since their incorporation.

(g)          Each of Check-Cap and its Subsidiary is duly registered for the purposes of VAT, if such registration is required by Law, and has complied in all material respects with all requirements concerning VAT including with respect to the timely filing of complete and correct VAT returns. Check-Cap and its Subsidiary (i) have not made any material exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which they might not be entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) have collected and timely remitted in all material aspects to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Laws, and (iii) have not received a material refund for input VAT for which it is not entitled under any applicable Laws.

(h)          Other than as expressly disclosed in the Check-Cap SEC Documents filed prior to the date hereof, each of Check-Cap and its Subsidiary has never made any election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutav) or “Approved Enterprise” (Mifaal Meushar) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959, and there are no royalties, fees, repayments or other amounts due or payable by Check-Cap and its Subsidiary to any Governmental Authority with respect to any of the foregoing. No prior approval of any Governmental Authority related to Tax is required in order to consummate the Transactions, or to preserve entitlement of Check-Cap and its Subsidiary to any such incentive subsidy or benefit.

(i)          Neither Check-Cap nor its Subsidiary owns any material interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of Check-Cap or its Subsidiary.

(j)          Neither Check-Cap nor its Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Income Tax Ordinance, except as a result of any Tax ruling that has been obtained in connection with the transactions contemplated by this Agreement.

(k)          Each of Check-Cap and its Subsidiary is and has been in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology.

(l)          Neither Check-Cap nor its Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(m)          Neither Check-Cap nor its Subsidiary has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property. No non-Israeli subsidiary of Check-Cap owns any Intellectual Property, including any economic or commercialization rights to Intellectual Property.

(n)          Check-Cap and its Subsidiary have made available to Keystone complete copies of (i) all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Check-Cap for all taxable periods for which the applicable statute of limitation has not yet expired (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to Check-Cap and its Subsidiary, (iii) any closing or settlement agreements entered into by or with respect to Check-Cap and its Subsidiary, with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or Tax positions of Check-Cap and its Subsidiary, and (v) all material written communications to, or received by Check-Cap and its Subsidiary from any Governmental Authority including Tax rulings and Tax decisions.

(o)          Check-Cap and its Subsidiary do not and have never participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Laws (Reportable Tax Planning), 5767-2006 promulgated thereunder nor are they subject to reporting obligations under Sections 131D or 131E of the Israeli Income Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975 and have never obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(p)          Check-Cap and its Subsidiary use the accrual method of accounting for income tax purposes.

(q)          Neither Check-Cap nor its Subsidiary has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Check-Cap). Neither Check-Cap nor its Subsidiary have any material Liability for the Taxes of any Person (other than Check-Cap or its Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

(r)          Neither Check-Cap nor its Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(s)          Neither Check-Cap nor its Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(t)          No statute of limitations in respect of the assessment or collection of any Taxes of Check-Cap or its Subsidiary has been waived or extended, which waiver or extension is in effect and Check-Cap or its Subsidiary is not presently contesting the Tax liability before any Governmental Authority.

(u)          There is no outstanding power of attorney from Check-Cap or its Subsidiary authorizing anyone to act on behalf of Check-Cap or its Subsidiary in connection with any Tax, Tax Return or action relating to any Tax or Tax Return of Check-Cap.

(v)          Neither Check-Cap nor its Subsidiary will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Check-Cap pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax Laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(w)          Check-Cap and its Subsidiary have not made an election to defer any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar election under state or local Law. Check-Cap has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under state, local or non-U.S. Law) and Section 2301 of the CARES Act (or any similar election under state, local or non-U.S. Law).

(x)          To the Knowledge of Check-Cap, there are no facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended U.S. Tax Treatment.

(y)          Each Check-Cap Stock Plan is intended to qualify as a capital gains route plan under Section 102(b)(2) or 102(b)(3) of the Israeli Income Tax Ordinance and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Awards which were issued under the Check-Cap Stock Plans were and are currently in compliance with the requirements of Section 102, any regulation promulgated thereunder, and the written requirements and guidance of the ITA, including without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Awards, and the due deposit of such Section 102 Awards with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(z)          To the Knowledge of Check-Cap, no Check-Cap Shareholder (i) has any current plan or intention to dispose of or otherwise transfer the shares of PubCo Common Stock following Closing or (ii) is currently under any binding agreement to dispose of or otherwise transfer the shares of PubCo Common Stock following Closing.

              5.18          Employee and Labor Matters; Benefit Plans.

(a)          Except as set forth on Section 5.18(a) of the Check-Cap Disclosure Schedule, the employment of each of Check-Cap’s and its Subsidiary’s employees is terminable by Check-Cap or the Subsidiary at will or upon notice of no more than ninety (90) days. Check-Cap has made available to Keystone accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other written materials relating to the employment of Check-Cap Associates to the extent currently effective and material, including a copy of the form of employment agreement used.

(b)          Neither Check-Cap nor its Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Check-Cap, purporting to represent or seeking to represent any employees of Check-Cap or its Subsidiary.

(c)          Section 5.18(c) of the Check-Cap Disclosure Schedule lists all material Check-Cap Employee Plans.

(d)          Each Check-Cap Employee Plan that is intended to qualify under Section 401(a) of the Code is subject to a favorable determination or approval letter from the IRS upon which Check-Cap and its Subsidiary are entitled to rely with respect to such qualified status. To the Knowledge of Check-Cap, no event or omission has occurred that would cause any Check-Cap Employee Plan to lose such qualification or require corrective action to maintain such qualification.

(e)          Each Check-Cap Employee Plan has been established, operated and administered in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Check-Cap Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Check-Cap, threatened with respect to any Check-Cap Employee Plan. All payments and/or contributions required to have been made with respect to all Check-Cap Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Check-Cap Employee Plan and applicable Law. Check-Cap Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(f)          No Check-Cap Employee Plan is or was, and neither Check-Cap nor any of its ERISA Affiliates has maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate and whether contingent or otherwise) in the past six (6) years with respect to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Check-Cap nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)          No Check-Cap Employee Plan provides, nor does Check-Cap or its Subsidiary have any obligation to provide any, health, death or any other non-pension benefits to any service provider beyond termination of service (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or continuation coverage through the end of the month in which such termination occurs). No Check-Cap Employee Plan provides major medical health, dental, vision, life or long-term disability benefits that are not fully insured through an insurance contract.

(h)          No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Check-Cap Employee Plan, and no reportable event, as defined in ERISA, has occurred in connection with the Check-Cap Employee Plan that, individually or in the aggregate, would result in material liability to Check-Cap or its Subsidiary. Neither Check-Cap, its Subsidiary nor any employee thereof, nor, to the Knowledge of Check-Cap, any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Check-Cap Employee Plan, has engaged in a prohibited transaction which could result in a material Tax or penalty on Check-Cap or its Subsidiary under Section 4975 of the Code or Section 502(i) of ERISA.

(i)          Check-Cap and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Affordable Care Act, in each case, with respect to each Check-Cap Employee Plan that is a group health plan.

(j)          No Check-Cap Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States and Israel.

(k)          Each Check-Cap Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Check-Cap Employee Plan is, or to the Knowledge of Check-Cap, will be subject to the penalties of Section 409A(a)(1) of the Code.

(l)          Any transfer of property by Check-Cap or its Subsidiary which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to Keystone.

(m)          Check-Cap and its Subsidiary are in material compliance with all applicable Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Check-Cap: (i) has withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Section 5.18(m) of the Check-Cap Disclosure Schedule, there are no material actions, suits, claims, administrative matters or other Legal Proceedings pending or, to the Knowledge of Check-Cap, threatened against Check-Cap relating to any employee, employment Contract, Check-Cap Employee Plan (other than routine claims for benefits), privacy right, labor dispute, wages and hours, overtime and overtime payment, working during rest days, leave of absence, harassment, retaliation, employment statute or regulation, engaging employees through service providers in accordance with the Israeli Law for Strengthening the Enforcement of Labor Laws-2011, collective bargaining, civil rights, fringe benefits, employment practices and the collection, payment of withholding or social security taxes and any similar tax, safety, health or discrimination matter involving any Check-Cap Associate or former employee, independent contractor, officer or director of Check-Cap its Subsidiary, including charges of unfair labor practices or discrimination complaints.

(n)          Neither Check-Cap nor its Subsidiary has any material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages.

(o)          Since July 1, 2021, there has not been, nor, to the Knowledge of Check-Cap, has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Check-Cap or its Subsidiary. No event has occurred that to the Knowledge of Check-Cap or its Subsidiary, would be likely to give rise to any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

              5.19          Environmental Matters. Except as set forth on Section 5.19 of the Check-Cap Disclosure Schedule, since July 1, 2021, Check-Cap has complied with all applicable Environmental Laws, which compliance includes the possession by Check-Cap of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Check-Cap Material Adverse Effect. Except as set forth on Section 5.19 of the Check-Cap Disclosure Schedule, Check-Cap has not received since July 1, 2021, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Check-Cap or its Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Check-Cap, there are no circumstances that may prevent or interfere with Check-Cap’s or its Subsidiary's compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Check-Cap Material Adverse Effect. Except as set forth on Section 5.19 of the Check-Cap Disclosure Schedule, to the Knowledge of Check-Cap: (i) no current or prior owner of any property leased or controlled by Check-Cap or its Subsidiary has received since July 1, 2021, any written notice or other communication relating to property owned or leased at any time by Check-Cap or its Subsidiary, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Check-Cap or its Subsidiary is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Check-Cap nor its Subsidiary has any material liability under any Environmental Law.

              5.20          Insurance. Check-Cap has made available to Keystone accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Check-Cap and its Subsidiary. Each of such insurance policies is in full force and effect in accordance with their terms, and Check-Cap and its Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since July 1, 2021, neither Check-Cap nor its Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Check-Cap and its Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Check-Cap or its Subsidiary for which Check-Cap or its Subsidiary have insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Check-Cap or its Subsidiary of its intent to do so.

              5.21          Financial Advisors. Except for Ladenburg Thalmann & Co. Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Check-Cap or its Subsidiary.

              5.22          Transactions with Affiliates. Except as set forth in the Check-Cap SEC Documents filed prior to the date of this Agreement, since the date of Check-Cap’s annual report on Form 20-F for the year ended December 31, 2022, no event has occurred that would be required to be reported by Check-Cap pursuant to Item 7B of Form 20-F promulgated by the SEC. Check-Cap SEC Documents filed prior to the date of this Agreement describe any material transactions or relationships, since July 1, 2021, between, on one hand, Check-Cap or its Subsidiary and, on the other hand, any (a) executive officer or director of Check-Cap or its Subsidiary or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Check-Cap Ordinary Shares or (c) to the Knowledge of Check-Cap, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Check-Cap or its Subsidiary) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

              5.23          Shell Status. Check-Cap is not (a) an issuer identified in Rule 144(i)(1) or of the Securities Act or (b) a shell company as defined in Rule 12b-2 of the Exchange Act (any of (a) and (b), a “Shell Company”).

              5.24          Foreign Private Issuer. As of the date of this Agreement, Check-Cap is a “foreign private issuer” as such term is defined in the Exchange Act.

              5.25          No Other Representations or Warranties. Check-Cap hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Keystone, PubCo, Merger Subs nor any of their Subsidiaries nor any other person on behalf of Keystone, PubCo, Merger Subs or their Subsidiaries makes any express or implied representation or warranty with respect to Keystone, PubCo, Merger Subs or their Subsidiaries with respect to any other information provided to Check-Cap, its Subsidiary or any of their respective Representatives or shareholders or any of their respective Affiliates in connection with the Transactions, and (subject to the express representations and warranties of Keystone set forth in Section 4 (in each case as qualified and limited by the Keystone Disclosure Schedule)) none of Check-Cap, its Subsidiary or any of their respective Representatives or shareholders has relied on any such information (including the accuracy or completeness thereof).

Section 6.          REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS.

Each of PubCo and the Merger Subs represents and warrants to Check-Cap as follows:

              6.1          Due Organization; Subsidiaries.

(a)          Each of PubCo and the Merger Subs is a corporation duly incorporated, validly existing and in good standing (to the extent applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)          Each of PubCo and the Merger Subs is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Keystone Material Adverse Effect.

(c)          Except for PubCo’s ownership of the capital stock of the Merger Subs, PubCo and the Merger Subs have no Subsidiaries and do not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. Neither PubCo nor any of the Merger Subs is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither PubCo nor any of the Merger Subs has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither PubCo nor any of the Merger Subs has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

              6.2          Organizational Documents. PubCo and the Merger Subs have delivered to Check-Cap accurate and complete copies of the Organizational Documents of PubCo and each of the Merger Subs. Neither PubCo nor any of the Merger Subs is in breach or violation of its Organizational Documents in any material respect.

              6.3          Authority; Binding Nature of Agreement.

(a)          Each of PubCo and the Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions to which it is a party. This Agreement has been duly executed and delivered by each of PubCo and the Merger Subs and, assuming the due authorization, execution and delivery by Check-Cap, constitutes the legal, valid and binding obligation of each of PubCo and the Merger Subs, enforceable against each of PubCo and the Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.

(b)          The PubCo Board (at meetings duly called and held or by written consent duly obtained) has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of PubCo and Keystone, as its sole stockholder, (ii) approved and declared advisable the Mergers, this Agreement and the Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Keystone, as its sole stockholder, approve the Mergers, this Agreement and the Transactions.

(c)          The Israeli Merger Sub Board (at meetings duly called and held or by written consent duly obtained) has unanimously: (i) determined that this Agreement and the Transactions to which it is a party are fair to, advisable and in the best interests of Israeli Merger Sub and PubCo, as its sole shareholder, (ii) approved and declared advisable the Israeli Merger, this Agreement and the Transactions to which it is a party, (iii) determined that considering the financial position of the merging entities, no reasonable concern exists that, as a result of the Israeli Merger, the Israeli Surviving Company will be unable to fulfill the obligations of Israeli Merger Sub to its creditors and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that PubCo, as the sole shareholder of Israeli Merger Sub, approve the Israeli Merger, this Agreement and the Transactions to which it is a party.

(d)          The U.S. Merger Sub Board (at meetings duly called and held or by written consent duly obtained) has unanimously: (i) determined that this Agreement and the Transactions to which it is a party are fair to, advisable and in the best interests of U.S. Merger Sub and PubCo, as its sole stockholder, (ii) approved and declared advisable the U.S. Merger, this Agreement and the Transactions to which it is a party, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that PubCo, as the sole stockholder of U.S. Merger Sub, approve the U.S. Merger, this Agreement and the Transactions to which it is a party.

              6.4          Vote Required.

(a)          The approval of Keystone as the sole stockholder of PubCo (the “PubCo Required Approval”) is the only approval of the holders of any class or series of PubCo’s capital stock necessary to approve and adopt the Mergers, this Agreement and the Transactions, including the approval of the PubCo Amended and Restated Organizational Documents.

(b)          The approval of PubCo as the sole shareholder of Israeli Merger Sub (the “Israeli Merger Sub Shareholder Approval”) is the only approval of the holders of any class or series of Israeli Merger Sub’s share capital necessary to approve and adopt the Israeli Merger, this Agreement and the Transactions to which Israeli Merger Sub is a party.

(c)          The approval of PubCo as the sole stockholder of U.S. Merger Sub (the “U.S. Merger Sub Required Approval”) is the only approval of the holders of any class or series of U.S. Merger Sub’s capital stock necessary to approve and adopt the U.S. Merger, this Agreement and the Transactions to which U.S. Merger Sub is a party.

              6.5          Non-Contravention; Consents. Subject to compliance with any applicable Antitrust Law, obtaining the PubCo Required Approval, the Israeli Merger Sub Shareholder Approval, the U.S. Merger Sub Required Approval, and the filing of the Israeli Merger Proposal with the Israeli Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Israeli Merger and the issuance of the Certificate of Israeli Merger by the Israeli Registrar, neither (i) the execution, delivery or performance of this Agreement by PubCo, Israeli Merger Sub or U.S. Merger Sub, nor (ii) the consummation of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)          contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of any of PubCo, Israeli Merger Sub or U.S. Merger Sub;

(ii)          contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which any of PubCo, Israeli Merger Sub or U.S. Merger Sub, or any of the assets owned or used by any of PubCo, Israeli Merger Sub or U.S. Merger Sub, is subject;

(iii)          contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of PubCo, Israeli Merger Sub or U.S. Merger Sub or that otherwise relates to the business of any of PubCo, Israeli Merger Sub or U.S. Merger Sub, or any of the assets owned, leased or used by PubCo, Israeli Merger Sub or U.S. Merger Sub;

(iv)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which PubCo, Israeli Merger Sub or U.S. Merger Sub is a party, or give any Person the right to: (A) declare a default or exercise any remedy under any such Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Contract, (C) accelerate the maturity or performance of any such Contract or (D) cancel, terminate or modify any term of any such Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of PubCo, Israeli Merger Sub or U.S. Merger Sub (except for Permitted Encumbrances).

              6.6          Capitalization.

(a)          The authorized capital stock of PubCo as of the date of this Agreement consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued and are outstanding as of the date of this Agreement (the “PubCo Common Stock”). All of the issued and outstanding shares of PubCo Common Stock are, as of the date of this Agreement, and as of immediately prior to the U.S. Merger Effective Time will be, owned directly by Keystone. PubCo does not hold any shares of its capital stock in its treasury.

(b)          The authorized share capital of Israeli Merger Sub as of the date of this Agreement consists of 100 ordinary shares, no par value, all of which have been issued and are outstanding as of the date of this Agreement (the “Israeli Merger Sub Ordinary Shares”). All of the issued and outstanding Israeli Merger Sub Ordinary Shares are, as of the date of this Agreement, and as of immediately prior to the Israeli Merger Effective Time will be, owned directly by PubCo. Israeli Merger Sub does not hold any of its share capital in its treasury.

(c)          The authorized capital stock of U.S. Merger Sub as of the date of this Agreement consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued and are outstanding as of the date of this Agreement (the “U.S. Merger Sub Common Stock”). All of the issued and outstanding shares of U.S. Merger Sub Common Stock are, as of the date of this Agreement, and as of immediately prior to the U.S. Merger Effective Time will be, owned directly by PubCo. U.S. Merger Sub does not hold any shares of its capital stock in its treasury.

(d)          All of the outstanding shares of PubCo Common Stock, Israeli Merger Sub Ordinary Shares and U.S. Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of PubCo Common Stock, Israeli Merger Sub Ordinary Shares and U.S. Merger Sub Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right. Except as contemplated herein, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of PubCo Common Stock, Israeli Merger Sub Ordinary Shares and U.S. Merger Sub Common Stock. None of PubCo or the Merger Subs are under any obligation or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of PubCo Common Stock, Israeli Merger Sub Ordinary Shares and U.S. Merger Sub Common Stock or other securities.

(e)          All outstanding shares of PubCo Common Stock, Israeli Merger Sub Ordinary Shares and U.S. Merger Sub Common Stock have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

              6.7          No Prior Operations. PubCo and the Merger Subs were formed for the sole purposes of entering into this Agreement and the ancillary agreements to which they are party and engaging in the Transactions to which it is a party. Since the date of the PubCo Organizational Documents, the Israeli Merger Sub Organizational Documents and the U.S. Merger Sub Organizational Documents, as the case may be, each of PubCo and the Merger Subs has not, and will not prior to the Closing Date, have engaged, directly or indirectly, in any business or activities whatsoever, nor incurred any liabilities or entered into any agreements or arrangements with any Person, except in connection with this Agreement, the ancillary agreements or in furtherance of the Transactions.

              6.8          Valid Issuance. The shares of PubCo Common Stock to be issued in connection with the Mergers have been validly authorized for issuance and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

6.9          Tax Matters. To the Knowledge of PubCo and the Merger Subs, there is no plan or intention to liquidate the Israeli Surviving Company or the U.S. Surviving Corporation (including a liquidation for Tax purposes) following the Transactions.

Section 7.          CERTAIN COVENANTS OF THE PARTIES.

              7.1          Operation of Check-Cap’s Business.

(a)          Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Keystone shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Closing Date (the “Interim Period”), Check-Cap shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Check-Cap Material Contracts.

(b)          Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 7.1(b) of the Check-Cap Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Keystone (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Interim Period, Check-Cap shall not:

(i)          other than for the Check-Cap Dividend, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for Check-Cap Ordinary Shares from terminated employees, directors or consultants of Check-Cap);

(ii)          except as expressly required by this Agreement in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iii)          other than as required pursuant to any Check-Cap Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Check-Cap Ordinary Shares issued upon the valid exercise, vesting or settlement of outstanding Check-Cap Options, Check-Cap RSUs or Check-Cap Warrants, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)          form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)          except as required to give effect to anything in this Agreement or in contemplation of the Closing (including the Nasdaq Reverse Split), amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)          (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vii)           (A) adopt, establish or enter into any new Check-Cap Employee Plan, (B) cause or permit any Check-Cap Employee Plan to be amended other than as required by Law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Check-Cap Employee Plan and obligations outstanding as of the date of this Agreement that are set forth in Section 7.1(b) of the Check-Cap Disclosure Schedule), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(viii)          enter into any Contract with a labor union or collective bargaining agreement;

(ix)          acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties;

(x)          sell, assign, transfer, license, sublicense or otherwise dispose of any material Check-Cap IP Rights, other than pursuant to non-exclusive licenses in the Ordinary Course of Business;

(xi)          make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return in a manner that is materially inconsistent with past practice or adopt or change any material accounting method in respect of Taxes;

(xii)          waive, release, settle, compromise or otherwise resolve any Legal Proceeding;

(xiii)           limit the right of Check-Cap or its Subsidiary to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(xiv)          fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Check-Cap and its Subsidiary;

(xv)          convert Check-Cap to any form of legal entity other than a corporation; or

(xvi)          agree, resolve or commit to do any of the foregoing.

(c)          Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 7.1), Check-Cap may engage in the sale, license, sub-license, transfer, disposition, divestiture or other monetization transaction, grant of any right with respect to, and/or winding down of the Check-Cap Legacy Business and/or the sale, license, sub-license, transfer, divestiture or other monetization transaction, grant of any right with respect to, or other disposition of any Check-Cap Legacy Assets (each, a “Check-Cap Legacy Transaction”); provided, however, that (A) prior to entering into any Check-Cap Legacy Transaction, Check-Cap shall send to Keystone true and complete copies of all documentation for each Check-Cap Legacy Transaction, (B) any such Check-Cap Legacy Transaction shall be on an “as-is” basis and (C) no Check-Cap Legacy Transaction shall (a) cause Check-Cap to be deemed a Shell Company as a result thereof, (b) result in any Liabilities for the Israeli Surviving Company, U.S. Surviving Corporation or PubCo after the Closing, other than such Liabilities that are fixed and quantified and (i) are included in the Net Cash Calculation, or (ii) shall have been reduced from, and not exceed, the Check-Cap Legacy Transaction Eligible Proceeds.

              7.2          Operation of Keystone’s Business.

(a)          Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Check-Cap shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period each of Keystone and its Subsidiaries shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Keystone Material Contracts.

(b)          Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 7.2(b) of the Keystone Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Check-Cap (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Interim Period, Keystone shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)          declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Keystone Common Stock or other securities (except for shares of Keystone Common Stock from terminated employees, directors or consultants of Keystone);

(ii)          other than in the Ordinary Course of Business, except as expressly required by this Agreement in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iii)          other than in the Ordinary Course of Business or as required pursuant to the terms of any Keystone Employee Plan in effect as of the date of this Agreement or applicable Law, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of Keystone or any of its Subsidiaries (except for shares of outstanding Keystone Common Stock issued upon the valid exercise or vesting of Keystone Options or Keystone Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Keystone or any of its Subsidiaries;

(iv)          other than in the Ordinary Course of Business, form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)           other than in the Ordinary Course of Business, (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi)          other than in the Ordinary Course of Business: (A) adopt, establish or enter into any new Keystone Employee Plan, (B) cause or permit any Keystone Employee Plan to be amended other than as required by Law, in order to make amendments for the purposes of Section 409A of the Code, or in connection with annual renewals of health and welfare plans, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Keystone Employee Plan), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)          acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(viii)          sell, assign, transfer, license, sublicense or otherwise dispose of any material Keystone IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix)          other than consistent with past practice or in the Ordinary Course of Business, make, change or revoke any material Tax election, file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(x)          other than in the Ordinary Course of Business, waive, release, settle, compromise or otherwise resolve any Legal Proceeding;

(xi)          other than in the Ordinary Course of Business, limit the right of Keystone or any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Persons;

(xii)          fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Keystone and its Subsidiaries;

(xiii)          convert Keystone to any form of legal entity other than a corporation; or

(xiv)          agree, resolve or commit to do any of the foregoing.

              7.3          Access and Investigation.

(a)          Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Interim Period, upon reasonable notice, Check-Cap, on the one hand, and Keystone, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief executive officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Check-Cap or Keystone pursuant to this Section 7.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)          Notwithstanding anything herein to the contrary in this Section 7.3, no access or examination contemplated by this Section 7.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

              7.4          No Solicitation.

(a)          Each of Check-Cap and Keystone agrees that, during the Interim Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry (other than, solely in response to an inquiry not solicited in breach of this Section 7.4 in accordance with Section 7.4(b)), (ii) furnish any non-public information regarding, or cooperate with or provide access to the properties, personnel, books and records of, such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal (subject to Section 8.2) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (subject to Section 10.1(i) and Section 10.1(j)); provided, however, that, notwithstanding anything contained in this Section 7.4 and subject to compliance with this Section 7.4, (x) if at any time prior to the approval of the Check-Cap Shareholder Transaction Matters by the Check-Cap Shareholder Transaction Approval Check-Cap or Keystone receives an Acquisition Proposal or Acquisition Inquiry from any Person that did not result from a breach by such Party or any of its Representatives of this Section 7.4 in any material respect, such Party and/or its Representatives may contact such Person and/or its Representatives solely to ascertain facts or clarify terms so that such Party’s board of directors may become fully informed with respect to the terms and conditions of such Acquisition Proposal or Acquisition Inquiry, and (y) such Party and its Representatives may furnish non-public information regarding such Party and its respective Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and which is not withdrawn) if: (A) neither Party nor any of its Representatives shall have breached this Section 7.4 in any material respect, (B) solely with respect to Check-Cap, the Check-Cap Board concludes in good faith, based on the advice of its outside legal counsel and after consultation with its financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Check-Cap Board’s fiduciary duties under applicable Law, (C) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (D) solely with respect to Check-Cap, at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Check-Cap (i) gives Keystone written notice of the identity of such Person and such Party’s intention to furnish nonpublic information and (ii) furnishes such nonpublic information to Keystone (to the extent such information has not been previously furnished by Check-Cap to Keystone or its Representatives). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party would constitute a breach of this Section 7.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 7.4 by such Party for purposes of this Agreement.

(b)          If any Party or any Representative thereof receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then such Party shall promptly (and in no event later than three (3) Business Days after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Parties orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms thereof). Such Party shall keep the other Parties reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modifications thereto.

(c)          Each Party shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

              7.5          Notification of Certain Matters. During the Interim Period, each of Keystone, on the one hand, and Check-Cap, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any material inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Keystone Disclosure Schedule or the Check-Cap Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Keystone or Check-Cap in this Agreement or (B) determining whether any condition set forth in Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 7.5 shall not be deemed to be a breach for purposes of Section 9.2(b) (Performance of Covenants) or Section 9.3(b) (Performance of Covenants), as applicable, unless such failure to provide such notice was knowing and intentional.

Section 8.          ADDITIONAL AGREEMENTS OF THE PARTIES.

              8.1          Registration Statement; Proxy Statement.

(a)          As promptly as reasonably practicable after the date of this Agreement, (i) Check-Cap, in cooperation with Keystone, shall prepare a proxy statement relating to the Check-Cap Shareholder Meeting to be held in connection with the Israeli Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) PubCo, Keystone and Check-Cap shall prepare, and PubCo shall file (and Keystone shall cause PubCo to file) with the SEC a registration statement on Form S-4 (the “Registration Statement”), in connection with the registration under the Securities Act of the shares of PubCo Common Stock to be issued by virtue of the Mergers. Each of Check-Cap, Keystone and PubCo shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and remain effective through the Closing Date, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of PubCo Common Stock pursuant to the Mergers. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. The Proxy Statement and Registration Statement shall include, among other things, subject to Section 8.2, the Check-Cap Board Recommendation and any fairness opinions delivered to the Check-Cap Board in connection with the Transactions.

(b)          Check-Cap shall use commercially reasonable efforts to cause, and Keystone shall reasonably cooperate with Check-Cap in causing, the Proxy Statement to be furnished to the SEC on Form 6-K and mailed to the Check-Cap Shareholders, to the extent required under applicable Law, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. If any Party becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Check-Cap Shareholders; provided, that PubCo shall not file any such amendment or supplement without providing the other Parties a reasonable opportunity to review and comment thereon.

(c)          Each of Check-Cap and Keystone covenants and agrees that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Check-Cap and Keystone covenants and agrees that the information supplied by them or on their behalf for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (i) Check-Cap makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by Keystone or its Subsidiaries or any of their Representatives for inclusion therein and (ii) Keystone makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by Check-Cap or its Subsidiary or any of their Representatives for inclusion therein.

(d)          Each of Check-Cap and Keystone shall reasonably cooperate and provide, and cause its Representatives to provide, the other Parties and their Representatives, with all accurate and complete information regarding Check-Cap, Keystone or their respective Subsidiaries that is required by Law to be included in the Registration Statement or the Proxy Statement.

(e)          The Parties shall promptly notify the other Parties of the receipt of any comments from the SEC or the staff of the SEC, if any, and of any request by the SEC or the staff of the SEC, if any, for amendments or supplements to the Registration Statement or for additional information and shall supply copies of all correspondence between Check-Cap, Keystone, PubCo or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the Transactions. The Parties shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Registration Statement, and shall give the other Parties and their respective counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(f)          The Parties shall cooperate in, all necessary filings with respect to the Mergers and the Transactions under all applicable Israeli securities Laws and regulation and United States state securities and “blue sky” Laws.

(g)          As promptly as reasonably practicable following the date of this Agreement, but in no event later than forty-five (45) days after the date of this Agreement, Keystone will furnish to Check-Cap (i) unaudited interim financial statements for each interim period completed prior to Closing that are required to be included in the Proxy Statement or Registration Statement and not otherwise delivered pursuant to Section 4.7(a) (the “Keystone Interim Financial Statements”) and (ii) Keystone’s audited consolidated statements of income, cash flow and stockholders’ equity for each of its fiscal years required to be included in the Proxy Statement or Registration Statement (the “Keystone Audited Financial Statements”). Each of Keystone Audited Financial Statements and Keystone Interim Financial Statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Keystone as of the dates of and for the periods referred to in Keystone Audited Financial Statements or Keystone Interim Financial Statements, as the case may be.

              8.2          Check-Cap Shareholder Meeting.

(a)          As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Check-Cap shall take all actions necessary under applicable Law to call, give notice of and hold a meeting of the holders of Check-Cap Ordinary Shares to consider and vote to approve the Israeli Merger, this Agreement and the other Transactions to which Check-Cap is a party (collectively, the “Check-Cap Shareholder Transaction Matters”) (such meeting, the “Check-Cap Shareholder Meeting”). As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act (and in any event within five (5) calendar days thereafter), Check-Cap shall furnish to the SEC on Form 6-K the Proxy Statement together with a proxy card for the Check-Cap Shareholder Meeting. Check-Cap shall otherwise comply with the notice requirements applicable to Check-Cap in respect of the Check-Cap Shareholder Meeting pursuant to the ICL and the regulations promulgated thereunder and its Organizational Documents. Unless this Agreement is terminated pursuant to Section 10, the Check-Cap Shareholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement, subject to this Section 8.2(a). Check-Cap shall take reasonable measures to ensure that all proxies solicited in connection with the Check-Cap Shareholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Check-Cap Shareholder Meeting, or a date preceding the date on which the Check-Cap Shareholder Meeting is scheduled, (i) Check-Cap reasonably believes that (A) it will not receive proxies sufficient to obtain the Check-Cap Shareholder Transaction Approval, whether or not a quorum would be present or (B) it will not have sufficient Check-Cap Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Check-Cap Shareholder Meeting, (ii) an adjournment or postponement of the Check-Cap Shareholder Meeting is required by applicable Law or requested from the SEC or its staff; or (iii) in the good faith judgment of the Check-Cap Board (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the Check-Cap Shareholder Meeting would be reasonably likely to not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement, Check-Cap may postpone or adjourn, or make one or more successive postponements or adjournments of, the Check-Cap Shareholder Meeting as long as the date of the Check-Cap Shareholder Meeting is not postponed or adjourned more than an aggregate of twenty one (21) days in connection with any postponements or adjournments, subject to any additional postponements or adjournments as may be agreed by Check-Cap and Keystone, each in its absolute discretion.

(b)          Check-Cap agrees that, subject to Section 8.2(c): (i) the Check-Cap Board shall recommend that the holders of Check-Cap Ordinary Shares vote to approve the Check-Cap Shareholder Transaction Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 8.2(a) above, including engaging a proxy solicitor at its sole expense to solicit from the Check-Cap Shareholders proxies in favor of the Check-Cap Shareholder Transaction Matters, (ii) the Proxy Statement shall include a statement to the effect that the Check-Cap Board recommends that the Check-Cap Shareholders vote to approve the Check-Cap Shareholder Transaction Matters (the recommendation of the Check-Cap Board being referred to as the “Check-Cap Board Recommendation”) and (iii) the Check-Cap Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Check-Cap Board shall not publicly propose to withhold, amend, withdraw or modify the Check-Cap Board Recommendation) in a manner adverse to Keystone, and no resolution by the Check-Cap Board or any committee thereof to withdraw or modify the Check-Cap Board Recommendation in a manner adverse to Keystone or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Check-Cap Board Adverse Recommendation Change”).

(c)          Notwithstanding anything to the contrary contained in Section 8.2(b), and subject to compliance with Section 7.4 and this Section 8.2, if at any time prior to the approval of Check-Cap Shareholder Transaction Matters by the Check-Cap Shareholder Transaction Approval, (i) Check-Cap receives a bona fide written Acquisition Proposal which the Check-Cap Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to any Acquisition Proposal, Acquisition Inquiry or the consequences thereof) that affects the business, assets or operations of Check-Cap that occurs or arises after the date of this Agreement and was not known to or reasonably foreseeable by the Check-Cap Board prior to the date hereof (a “Check-Cap Intervening Event”), the Check-Cap Board may make a Check-Cap Board Adverse Recommendation Change if, and only if: (x) in the case of any such Acquisition Proposal which the Check-Cap Board determines constitutes a Superior Offer, the Check-Cap Board determines in good faith, based on the advice of outside legal counsel and after consultation with its financial advisors, that the failure to make a Check-Cap Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (provided, however, that the actions of the Check-Cap Board solely in making such determination and such determination in and of itself shall not constitute a Check-Cap Board Adverse Recommendation Change or a violation of this Section 8.2); provided that prior to making such Check-Cap Board Adverse Recommendation Change, (1) Keystone shall receive written notice from Check-Cap of Check-Cap’s intention to make a Check-Cap Board Adverse Recommendation Change at least four (4) Business Days in advance of the date on which the Check-Cap Board proposes to take such action (for purposes of this Section 8.2(c), the “Notice Period”), which notice shall contain a description in reasonable detail of the reasons for such Check-Cap Board Adverse Recommendation Change, and shall include (to the extent provided to and in the possession of Check-Cap or its Representatives) written copies of any relevant proposed transaction agreements with any party making the applicable Acquisition Proposal (provided, however, that the sole action of giving such notice and of the Check-Cap Board in authorizing and disclosing (to the extent legally required) such notice shall not constitute a Check-Cap Board Adverse Recommendation Change or a violation of this Section 8.2), (2) during any Notice Period, Keystone shall be entitled to deliver to Check-Cap one or more counterproposals to such Acquisition Proposal and Check-Cap shall, and shall cause its Representatives to, negotiate with Keystone in good faith (to the extent Keystone desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to such Acquisition Proposal (including any revision in the purchase price or valuation, as applicable, or percentage of the combined company that the Check-Cap Shareholders would receive as a result of such Acquisition Proposal), Check-Cap shall be required to provide Keystone with notice of such material amendment and the Notice Period shall be renewed to ensure that at least two (2) Business Days remain in the Notice Period following such notification, and the Parties shall comply again with the requirements of this Section 8.2(c) and the Check-Cap Board shall not make a Check-Cap Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions of the Notice Period in the event of multiple material amendments to such Acquisition Proposal); or (y) in the case of a Check-Cap Intervening Event, the Check-Cap Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Check-Cap Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that prior to making such Check-Cap Board Adverse Recommendation Change, Keystone receives written notice from Check-Cap of Check-Cap’s intention to make a Check-Cap Board Adverse Recommendation Change at least four (4) Business Days in advance of the date on which the Check-Cap Board proposes to take such action, which notice shall describe in reasonable detail the material facts and circumstances related to the applicable Check-Cap Intervening Event and state expressly that the Check-Cap Board intends to make a Check-Cap Board Adverse Recommendation Change in connection therewith.

(d)          Check-Cap’s obligation to call, give notice of and hold the Check-Cap Shareholder Meeting in accordance with Section 8.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal (subject to Section 10.1(i)), or any withdrawal or modification of the Check-Cap Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit Check-Cap or the Check-Cap Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any communication required under Israeli Law with substantially similar content) or Section 329 of the ICL, or (ii) making any disclosure to the Check-Cap Shareholders if the Check-Cap Board has reasonably determined in good faith after consultation with Check-Cap’s outside legal counsel and financial advisors that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Check-Cap Board to the Check-Cap Shareholders under Israeli Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to a Superior Offer shall be deemed to be a Check-Cap Board Adverse Recommendation Change unless (x) the Check-Cap Board expressly reaffirms the Check-Cap Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the Check-Cap Shareholders pursuant to Rule 14d-9(b) promulgated under the Exchange Act, or any communication under Israeli Law with substantially similar content; provided, further, that this Section 8.2(e) shall not permit the Check-Cap Board to make a Check-Cap Board Adverse Recommendation Change except to the extent permitted by Section 8.2(c).

(f)          Promptly and in any event, no later than three (3) days after the Check-Cap Shareholder Transaction Approval at the Check-Cap Shareholder Meeting, Check-Cap shall (in accordance with Section 317(b) of the ICL) inform the Israeli Registrar of such Check-Cap Shareholder Transaction Approval.

8.3          Israeli Merger Sub Requisite Approval. Promptly and in any event no later than three (3) days following the date of the Israeli Merger Sub Shareholder Approval, Israeli Merger Sub shall (in accordance with Section 317(b) of the ICL) inform the Israeli Registrar of such Israeli Merger Sub Shareholder Approval.

8.4          Keystone Stockholder Written Consent. Within twenty-four (24) hours following the execution and delivery of this Agreement, Keystone shall cause certain Keystone Stockholders sufficient to provide the Keystone Stockholder Transaction Approval to execute and deliver an action by written consent (in form and substance reasonably acceptable to Check-Cap) adopting this Agreement and approving the Transactions (the “Keystone Stockholder Written Consent”).

8.5          ISA Approval. As promptly as practicable following the date of this Agreement, PubCo shall prepare in coordination with Check-Cap and file with the ISA an application for, and shall use commercially reasonable efforts to obtain, the ISA No-Action Letter from the ISA (the “ISA No-Action Application”). Check-Cap shall cooperate with PubCo and shall furnish PubCo with all information, and provide such other assistance, as may be reasonably requested or required in connection with the preparation and submission of the ISA No-Action Application. PubCo will provide Check-Cap’s legal counsel with a reasonable opportunity to review and comment on the draft(s) of the ISA No-Action Application and will reasonably consider all comments reasonably proposed by Check-Cap or its legal counsel in connection therewith. PubCo shall promptly notify Check-Cap upon the receipt of any comments from the ISA or any request from the ISA, including with respect to amendments or supplements to the ISA No-Action Letter Application, and shall provide Check-Cap with copies of all correspondence between PubCo and its Representatives, on the one hand, and the ISA, on the other hand, with respect thereto. PubCo shall advise Check-Cap promptly after receipt of the ISA No-Action Letter.

8.6          Israeli Merger Proposal and Israeli Merger Certificate. Subject to the ICL, as promptly as practicable following the date hereof, Check-Cap and Israeli Merger Sub shall cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Keystone (the “Israeli Merger Proposal”) to be prepared and executed in accordance with Section 316 of the ICL and delivered to the Israeli Registrar within three (3) days from the calling of the Check-Cap Shareholder Meeting (such date, the “Israeli Merger Proposal Submission Date”). Promptly after Check-Cap and Israeli Merger Sub shall have complied with clauses (a), (b) and (c) of this Section 8.6 below, but in any event no more than three (3) Business Days following the date on which the applicable notice was sent to the creditors, Check-Cap and Israeli Merger Sub shall inform the Israeli Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL and the Israeli Merger Regulations. In addition to the foregoing, Check-Cap and, if applicable, Israeli Merger Sub, shall:

(a)          publish a notice to its creditors, stating that the Israeli Merger Proposal was submitted to the Israeli Registrar and that the creditors may review the Israeli Merger Proposal at the office of the Israeli Registrar, Check-Cap’s registered offices or Israeli Merger Sub’s registered office, as applicable, and at such other locations as Check-Cap or Israeli Merger Sub, as applicable, may determine, in (i) two (2) daily Hebrew newspapers that are widely distributed in Israel, on the Israeli Merger Proposal Submission Date, (ii) a widely distributed newspaper in New York, New York, no later than three (3) Business Days following the Israeli Merger Proposal Submission Date, and (iii) if required, in such other manner as may be required by any applicable Law and regulations;

(b)          if applicable, within three (3) days from the Israeli Merger Proposal Submission Date, send a notice by registered mail to all of the secured creditors of Check-Cap or Israeli Merger Sub, as applicable, in which it shall state that the Israeli Merger Proposal was submitted to the Israeli Registrar and that such creditors may review the Israeli Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 8.6(a);

(c)          if applicable, within four (4) Business Days from the Israeli Merger Proposal Submission Date, send a notice by registered mail to all of the “Material Creditors” (as such term is defined in the Israeli Merger Regulations) of Check-Cap or Israeli Merger Sub, as applicable, in which it shall state that the Israeli Merger Proposal was submitted to the Israeli Registrar and that the creditors may review the Israeli Merger Proposal at such additional locations, if such locations were determined in the notice referred to in Section 8.6(a); and

(d)          Check-Cap or Israeli Merger Sub shall comply with the provisions of Section 2.3(b).

(e)          For the avoidance of doubt, completion of the statutory Israeli merger process and the request for issuance of a Certificate of Israeli Merger from the Israeli Registrar shall be subject to coordination by the Parties and fulfillment or waiver of all of the conditions for Closing set forth in Section 9. For purposes of this Section 8.4, “Business Day” shall have the meaning set forth in the Israeli Merger Regulations.

              8.7          Efforts; Regulatory Approvals.

(a)          The Parties shall use reasonable best efforts to consummate the Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)          Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly and no later than ten (10) Business Days after the date of this Agreement, prepare and file, if any, any notification or other document required to be filed in connection with the Mergers under any applicable Antitrust Laws. Keystone and Check-Cap shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

              8.8          Indemnification of Directors and Officers.

(a)          The Organizational Documents of the Israeli Surviving Company and the U.S. Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the Organizational Documents of Check-Cap and Keystone, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Israeli Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Israeli Merger Effective Time, were directors, officers, employees, fiduciaries or agents of Check-Cap or Keystone, as applicable, unless such modification shall be required by applicable Law.

(b)          Each of the Israeli Surviving Company and the U.S. Surviving Corporation shall purchase (which, in the case of (i) the Israeli Surviving Company, shall be paid for in full by Check-Cap and (ii) the U.S. Surviving Corporation, shall be paid for in full by PubCo) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Check-Cap or Keystone as of the Closing (collectively, the “D&O Indemnified Parties”) with respect to matters occurring prior to the Israeli Merger Effective Time or U.S. Merger Effective Time, as applicable. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Israeli Merger Effective Time or U.S. Merger Effective Time, as applicable, for the benefit of the directors and officers of Check-Cap and Keystone, and shall remain in effect for the seven (7) year period following the Closing.

(c)          In the event that PubCo, the Israeli Surviving Company or the U.S. Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 8.8.

(d)          The rights of each Person pursuant to this Section 8.8 shall be in addition to, and not in limitation of, any other rights such Person may have (including any indemnification, exculpation or advancement of expenses rights) under the Organizational Documents, any indemnification Contract between such Person and Check-Cap or Keystone (in each case, as in effect, and in the case of any indemnification Contracts, to the extent made available to PubCo), or under applicable Law. The provisions of this Section 8.8 shall survive the Closing and shall not be terminated or modified in any manner that is adverse to any such Persons (and their respective successors and assigns), it being expressly agreed that such Persons (including their respective successors and assigns) shall be third party beneficiaries of, and entitled to enforce, this Section 8.8.

              8.9          Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Keystone and Check-Cap may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Keystone or Check-Cap in compliance with this Section 8.9. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 8.2(d) or with respect to any Acquisition Proposal, Check-Cap Board Adverse Recommendation Change or pursuant to Section 8.2(e).

              8.10          Listing.

(a)          From the date of this Agreement until the Closing, Check-Cap shall use commercially reasonable efforts to ensure that the Check-Cap Ordinary Shares remain listed on Nasdaq and to satisfy any applicable initial and continuing listing requirements of the Nasdaq. From the date of this Agreement until the Closing, Check-Cap shall promptly notify Keystone of any communications or correspondence from Nasdaq with respect to the listing of Check-Cap Ordinary Shares, compliance with the rules and regulations of the Nasdaq, and any threatened suspension of listing or delisting action contemplated or threatened by Nasdaq.

(b)          Prior to the Closing Date, PubCo shall apply for, and shall use commercially reasonable efforts to cause, the shares of PubCo Common Stock to be issued in connection with the Transactions to be approved for listing on Nasdaq, and accepted for clearance by DTC, subject to official notice of issuance. Check-Cap and Keystone shall promptly furnish to PubCo all information concerning Check-Cap, Keystone and their respective equityholders that may be required or reasonably requested in connection with PubCo’s obligations under this Section 8.10(b). Keystone agrees to pay all Nasdaq fees associated with any action contemplated by this Section 8.10(b).

              8.11          Tax Matters.

(a)          The Parties intend that for U.S. federal income tax purposes, the Mergers will qualify for the Intended U.S. Tax Treatment and each Party, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the Mergers to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b)          The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment. Neither PubCo nor its Affiliates will take any action, make any Tax election or engage in any transaction that would result in the liquidation of Israeli Surviving Company or the U.S. Surviving Corporation for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.

(c)          If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the Parties or their respective Tax advisors are obligated to provide any opinion that the Transactions qualify for the Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement or the Proxy Statement, as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transactions.

(d)          Keystone shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Check-Cap to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the Transactions or any payment made in connection with this Agreement. Each of Check-Cap and Keystone shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any legal proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Check-Cap and Keystone shall retain all books and records with respect to Tax matters pertinent to Check-Cap and Keystone relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

(e)          All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Mergers (collectively, “Transfer Taxes”) shall be borne and paid by the Party on which such Taxes are imposed. Unless otherwise required by applicable Law, such Party will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Parties hereto will, and will cause their applicable Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(f)          At or prior to the Closing, Keystone shall deliver to PubCo a properly executed certification that shares of Keystone Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by PubCo with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

              8.12        Termination and Amendment of Certain Agreements and Rights.

(a)          Keystone shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Keystone and any holders of Keystone Common Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, other than the agreements set forth on Schedule 8.12(a) to the Keystone Disclosure Schedule (collectively, the “Keystone Investor Agreements”), to be terminated immediately prior to the U.S. Merger Effective Time, without any liability being imposed on the part of the U.S. Surviving Corporation.

(b)          Keystone shall, within sixty (60) days as of the date of this Agreement, cause that certain Common Stock Purchase Agreement, by and among Keystone and certain Keystone Stockholders party thereto, dated as of August 31, 2021 (the “Keystone 2021 SPA”), to be amended to Check-Cap’s reasonable satisfaction to provide that the provisions of Section 1.5 (Investor Redemption Right) thereof shall be deemed waived effective as of the date of such amendment, provided that in the event this Agreement is terminated, such waiver shall be of no further force or effect. Notwithstanding the foregoing, Check-Cap agrees that such amendment may contemplate that the Purchasers (as defined in the Keystone 2021 SPA) be entitled to receive shares of Keystone Common Stock substantially in the terms currently set forth in Section 1.6 (IPO Anti-Dilution) of the Keystone 2021 SPA in connection with the consummation of the Transactions; provided that any shares of Keystone Common Stock issued or issuable pursuant to the Keystone 2021 SPA following the date of this Agreement, including pursuant to the opening part of this sentence, shall count towards the calculation of the Keystone Outstanding Share Number.

(c)          Check-Cap shall cause any shareholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Check-Cap and any holders of Check-Cap Ordinary Shares, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, other than the agreements set forth on Schedule 8.12(c) to the Check-Cap Disclosure Schedule (collectively, the “Check-Cap Investor Agreements”), to be terminated immediately prior to the Israeli Merger Effective Time, without any liability being imposed on the part of the Israeli Surviving Company.

              8.13        Legends. PubCo shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of PubCo Common Stock to be received in the Mergers by equity holders of Check-Cap or Keystone who may be considered “affiliates” of Check-Cap or Keystone, respectively, for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for shares of PubCo Common Stock.

              8.14       Nasdaq Reverse Split. If deemed necessary by the Parties, Check-Cap shall submit to the Check-Cap Shareholders at the Check-Cap Shareholder Meeting a proposal to approve and adopt an amendment to Check-Cap’s articles of association to authorize the Check-Cap Board to effect the Nasdaq Reverse Split.

            8.15          Check-Cap Dividend. Prior to the date of this Agreement, the Check-Cap Board has declared and approved, subject to and following the Closing, the distribution of a dividend in the amount of $21,300,000, being Check-Cap’s estimated cash as of the Closing, including an amount for the redemption of all the Check-Cap Placement Agent Warrants and Check-Cap Registered Direct Warrants, net of estimated liabilities of Check-Cap, which shall be distributable by the Israeli Surviving Company subject to the approval of the Israeli District Court (or any appeal instance), within such period as shall be determined by such court (or any appeal instance) (the “Check-Cap Dividend Court Approval”), as described in this Section 8.15 (the “Check-Cap Dividend”). As promptly as practicable following the public announcement by Check-Cap of this Agreement, Check-Cap shall prepare and file with the applicable Israeli District Court, in coordination with PubCo, a request for approval of the distribution of the Check-Cap Dividend pursuant to Section 303 of the ICL and shall take such other steps as are reasonably necessary in connection therewith, including those required pursuant to Section 303 of the ICL, the Israeli Companies Regulations (Approval of Distribution), 2001 and other applicable Laws. Prior to filing the application of the Check-Cap Dividend Court Approval, Check-Cap shall discuss with Keystone the amount of the Check-Cap Dividend to be requested, subject to the approval of the Check-Cap Board in accordance with the requirements of Israeli Law. Any filings with any court related thereto shall be shared in advance with Keystone and Keystone shall be given a reasonable period of time to review the same and shall have a right to make comments and suggestions to Check-Cap, which Check-Cap shall consider in good faith. Notwithstanding the foregoing, if such court approval is conditioned upon Check-Cap undertaking material obligations and/or restrictions, Check-Cap shall not agree to such obligations and/or restrictions without the prior written consent of Keystone (which consent shall not be unreasonably withheld, conditioned or delayed), provided that in no event shall Check-Cap be required to undertake any material obligations and/or restrictions prior to the Closing.

              8.16          Check-Cap Legacy Transaction.

(a)          If Check-Cap enters into a Check-Cap Legacy Transaction at any time prior to or on the Closing Date, irrespective of whether the consummation of such Check-Cap Legacy Transaction occurs before or at any time following the Closing, then following the Closing, PubCo shall (and shall cause the Israeli Surviving Company to) procure that any and all Check-Cap Legacy Transaction Eligible Proceeds not otherwise distributed before the Closing shall be distributed and paid to (and only to) the holders of (i) Check-Cap Ordinary Shares (including all uncertificated Check-Cap Ordinary Shares represented by Book-Entry Shares and each Certificate that, immediately prior to the Israeli Merger Effective Time, represented any such Check-Cap Ordinary Shares) and (ii) Check-Cap Vested RSUs, in each case, that are issued and outstanding as of immediately prior to the Israeli Merger Effective Time; provided, however, that a pro rata portion of the Check-Cap Legacy Transaction Eligible Proceeds shall be reserved and set aside for the benefit of holders of Check-Cap Non-Redeemed Warrants and the applicable amount shall be paid to any such holder if and when it exercises all or a portion of its Non-Redeemed Check-Cap Warrants (or later, to the extent that Check-Cap Legacy Transaction Eligible Proceeds are distributed following such exercise) in accordance with the terms thereof (such holders, including for the avoidance of doubt such holders of Check-Cap Non-Redeemed Warrants, collectively, the “Check-Cap Legacy Holders”). For the avoidance of doubt, the potential entitlement by a Check-Cap Legacy Holder to any Check-Cap Legacy Transaction Eligible Proceeds is non-transferable.

(b)          Following the Closing, PubCo shall take all reasonably necessary actions to ensure that the distribution of the Check-Cap Legacy Transaction Eligible Proceeds to the Check-Cap Legacy Holders (or to an agent selected by PubCo for further distribution to the Check-Cap Legacy Holders in connection therewith) is effected as promptly as possible, and in any event not later than the later of (i) ninety (90) days following the date on which such consideration is received by the Israeli Surviving Company (or any successor thereof) or (ii) ninety (90) days following the Closing. Any and all Check-Cap Legacy Transaction Eligible Proceeds shall be distributed to the Check-Cap Legacy Holders in proportion to the number of Check-Cap Ordinary Shares held (or deemed to have been held) thereby immediately prior to the Israeli Merger Effective Time and in accordance with written instructions to be provided by the Check-Cap Legacy Holders’ Representative (as defined below) to PubCo (or to an agent selected by PubCo for further distribution to the Check-Cap Legacy Holders in connection therewith). Any such payment of the Check-Cap Legacy Transaction Eligible Proceeds to the Check-Cap Legacy Holders shall be subject to all applicable federal, state and local tax withholding requirements; provided, however, that unless otherwise required by applicable Law, such payments made pursuant to this Section 8.16 shall be treated as an adjustment to the Check-Cap Merger Consideration for federal, state and foreign income Tax purposes to the extent so determined in the relevant tax ruling.

(c)          If Check-Cap enters into a Check-Cap Legacy Transaction at any time prior to or on the Closing Date, then prior to the Closing, Check-Cap shall appoint a representative (who shall be reasonably acceptable to PubCo) of the Check-Cap Legacy Holders (the “Check-Cap Legacy Holders’ Representative”), who shall have the authority to represent the Check-Cap Legacy Holders in connection with the Check-Cap Legacy Transaction, including without limitation, collection, negotiation, resolution of disputes and determination of the timing and the amount of the distribution of Check-Cap Legacy Transaction Eligible Proceeds, provided that such representative shall not threaten or commence legal action against any third party with respect to the Check-Cap Legacy Transaction without the prior written consent of PubCo to be granted in its sole and absolute discretion. Any decision, act, consent, waiver or instruction of the Check-Cap Legacy Holders’ Representative will constitute a decision of all the Check-Cap Legacy Holders and will be final, binding and conclusive upon each such Person, and PubCo and the Israeli Surviving Company (or any successor thereof) will be entitled to rely conclusively thereon. No Person will have any cause of action against PubCo, the Israeli Surviving Company (or any successor thereof), or any of their respective directors, officers, employees, agents or Affiliates for any action taken by them in reliance upon any decision, act, consent, waiver or instruction of the Check-Cap Legacy Holders’ Representative, and they are hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent, waiver or instruction of the Check-Cap Legacy Holders’ Representative.

8.17          Termination of Employees and Contractors. Check-Cap shall, consistent with applicable Law, take all actions necessary to (a) terminate the employment of each of the employees of Check-Cap (other than those employees listed on Section 8.17 of the Check-Cap Disclosure Schedule or as otherwise agreed by the Parties) (the “Check-Cap Terminating Employees”) effective no later than the Closing Date (subject to payment in lieu of their contractual notice period which Check-Cap undertakes to perform prior to the Closing Date) by delivery of termination letters according to which their employment with Check-Cap shall terminate and after duly performing an employment termination process (including hearings prior to termination) consistent with applicable Law (including obtaining approval with respect to the termination of employment of the employees whose terminations require permits from a Governmental Authority), and (b) terminate the consulting relationship with each of the independent contractors of Check-Cap (other than those independent contractors listed on Section 8.17 of the Check-Cap Disclosure Schedule) (the “Check-Cap Terminating Contractors” and together with the Check-Cap Terminating Employees, the “Check-Cap Terminating Personnel”) effective no later than the Closing Date. Upon such termination, Check-Cap shall settle all accounts and payment to the Check-Cap Terminating Personnel of all of their rights relating to their employment or engagement and termination thereof consistent with applicable Law and their respective employment or consulting agreements with Check-Cap, including payment of severance and payment in lieu of their contractual notice period.

Section 9.          CONDITIONS.

                             9.1          Conditions to the Obligations of Each Party. The obligations of each Party to effect the Mergers and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)          Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

(b)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Transactions illegal.

(c)          Shareholder Approval. (i) Check-Cap shall have obtained the Check-Cap Shareholder Transaction Approval and (ii) Keystone shall have obtained the Keystone Stockholder Transaction Approval.

(d)          Listing. The approval of the listing of the shares of PubCo Common Stock on Nasdaq shall have been obtained and the shares of PubCo Common Stock to be issued in the Mergers pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(e)          Regulatory Matters. Any waiting period applicable to the consummation of the Mergers under any applicable Antitrust Law shall have expired or been terminated.

(f)          Israeli Merger Matters. At least fifty (50) days shall have elapsed after the filing of the Israeli Merger Proposal with the Israeli Registrar and at least thirty (30) days shall have elapsed after the Check-Cap Shareholder Transaction Approval and the Israeli Registrar shall have issued the Certificate of Israeli Merger.

(g)          ISA No-Action Letter. The ISA No-Action Letter shall have been obtained pursuant to Section 8.5.

(h)          Israeli Tax Rulings. The following rulings shall have been obtained: (i) the 104H Tax Ruling (or if the 104H Tax Ruling is not obtained prior to the Closing, the 104H Interim Tax Ruling); (ii) the Withholding Tax Ruling (if not incorporated as part of the 104H Tax Ruling); (iii) the Check-Cap Options Tax Ruling (or if the Check-Cap Options Tax Ruling is not obtained prior to the Closing, the Check-Cap Interim Options Tax Ruling); (iv) the 103T Tax Ruling (or if the 103T Tax Ruling is not obtained prior to the Closing, the 103T Interim Tax Ruling); (v) the Keystone Options Tax Ruling (or if the Keystone Options Tax Ruling is not obtained prior to the Closing, the Keystone Interim Options Tax Ruling); and (vi) the Capital Market Tax Ruling (if required by the ITA and if not incorporated as part of the 104H Tax Ruling or the Withholding Tax Ruling).

9.2          Conditions to the Obligations of Check-Cap. The obligations of Check-Cap to effect the Mergers and otherwise consummate the Transactions are subject to the satisfaction or the written waiver by Check-Cap, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. The Keystone Fundamental Representations shall have been accurate and complete in all material respects (without giving effect to any references therein to any Keystone Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Keystone Capitalization Representations shall have been accurate and complete in all respects as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (a) for such inaccuracies which are de minimis, individually or in the aggregate or (b) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date). The representations and warranties of Keystone contained in this Agreement (other than the Keystone Fundamental Representations and the Keystone Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so accurate and complete would not reasonably be expected to have a Keystone Material Adverse Effect (without giving effect to any references therein to any Keystone Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Keystone Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)          Performance of Covenants. Keystone, PubCo and the Merger Subs shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the U.S. Merger Effective Time.

(c)          Closing Certificate. Check-Cap shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Keystone certifying that (a) the conditions set forth in Section 9.2(a) (Accuracy of Representations), Section 9.2(b) (Performance of Covenants), Section 9.2(d) (No Keystone Material Adverse Effect) and Section 9.2(e) (Termination of Keystone Investor Agreements) have been duly satisfied, and (b) the information set forth in the Keystone Allocation Schedule delivered in accordance with Section 3.1(b) is true and accurate in all respects as of the Closing Date.

(d)          No Keystone Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Keystone Material Adverse Effect.

(e)          Termination of Keystone Investor Agreements. The Keystone Investor Agreements shall have been terminated.

(f)          Written Resignations. Keystone, PubCo and the Merger Subs shall have delivered or caused to be delivered copies of the written resignations of all the directors and officers of Keystone, PubCo and the Merger Subs (except for any director or officer who is designated pursuant to Section 2.5 if he or she is a director or officer of Keystone, PubCo or the Merger Subs, respectively, immediately prior to the Closing), effective as of the Closing.

(g)          Registration Rights Agreement. Keystone shall have delivered or caused to be delivered counterparts of the Registration Rights Agreement duly executed by each of the Holders (as defined in the Registration Rights Agreement).

(h)          IIA Undertaking. PubCo shall have delivered a completed and duly executed undertaking of PubCo in customary form (the “IIA Undertaking”) to be submitted to the IIA by PubCo on behalf of Check-Cap, together with the IIA Notice, following the Closing.

(i)          Amendment of the Keystone 2021 SPA. Keystone shall have delivered, or caused to be delivered, evidence to Check-Cap’s reasonable satisfaction of an amendment to the Keystone 2021 SPA as set forth in Section 8.12(b).

9.3          Conditions to the Obligations of Keystone, PubCo and the Merger Subs. The obligations of Keystone, PubCo and the Merger Subs to effect the Mergers and otherwise consummate the Transactions are subject to the satisfaction or the written waiver by Keystone, at or prior to the Closing, of each of the following conditions:

(a)          Accuracy of Representations. Each of the Check-Cap Fundamental Representations shall have been accurate and complete in all material respects (without giving effect to any references therein to any Check-Cap Material Adverse Effect or other materiality qualifications) as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be accurate and complete as of such date). The Check-Cap Capitalization Representations shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (a) for such inaccuracies which are de minimis, individually or in the aggregate or (b) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (a), as of such particular date). The representations and warranties of Check-Cap contained in this Agreement (other than the Check-Cap Fundamental Representations and the Check-Cap Capitalization Representations) shall have been accurate and complete as of the date of this Agreement and shall be accurate and complete on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be accurate and complete would not reasonably be expected to have a Check-Cap Material Adverse Effect (without giving effect to any references therein to any Check-Cap Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been accurate and complete, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Check-Cap Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)          Performance of Covenants. Check-Cap shall have performed or complied with in all material respects all of its agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Israeli Merger Effective Time.

(c)          Closing Certificate. Keystone shall have received a certificate executed by the Chief Executive Officer of Check-Cap confirming that (i) the conditions set forth in Section 9.3(a) (Accuracy of Representations), Section 9.3(b) (Performance of Covenants), Section 9.3(d) (No Check-Cap Material Adverse Effect) and Section 9.3(e) (Termination of Check-Cap Investor Agreements) have been duly satisfied, and (ii) the information set forth in the Check-Cap Allocation Schedule delivered in accordance with Section 3.1(a) is true and accurate in all respects as of the Closing Date.

(d)          No Check-Cap Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Check-Cap Material Adverse Effect.

(e)          Termination of Check-Cap Investor Agreements. The Check-Cap Investor Agreements shall have been terminated.

(f)          Check-Cap Legacy Transactions. Keystone shall have received true and complete copies of all documentation for each Check-Cap Legacy Transaction entered into by Check-Cap.

(g)          Termination of Employees and Contractors. Check-Cap shall have, consistent with applicable Law, taken all actions necessary to terminate the employment and consulting relationship of, and with each of, the Check-Cap Terminating Personnel effective no later than the Closing Date.

(h)          Nasdaq Listing and No Suspension of Trading. The Check-Cap Ordinary Shares shall be listed on Nasdaq and no stop order or suspension of trading shall have been imposed or threatened in writing by any Governmental Authority or self-regulatory organization with respect to the public trading of the Check-Cap Ordinary Shares.

(i)          Written Resignations. Check-Cap shall have delivered or caused to be delivered copies of the written resignations of all the directors and officers of Check-Cap (except for any director or officer who is designated pursuant to Section 2.5(a) if he or she is a director or officer of Check-Cap immediately prior to the Israeli Merger Effective Time), effective as of the Israeli Merger Effective Time.

(j)          Check-Cap Dividend Court Approval. The Check-Cap Dividend Court Approval shall have been obtained.

(k)          IIA Notice. Check-Cap shall have delivered to Keystone a completed IIA Notice to be submitted to the IIA by PubCo, on behalf of Check-Cap, following the Closing.

(l)          Capital Reduction Tax Ruling. The Capital Reduction Tax Ruling shall have been obtained.

Section 10.          TERMINATION.

              10.1        Termination. This Agreement may be terminated prior to the Closing Date:

(a)          by mutual written consent of Check-Cap and Keystone;

(b)          by either Check-Cap or Keystone if the Mergers shall not have been consummated by January 31, 2024 (subject to possible extension as provided in this Section 10.1(b), the “Agreement End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Keystone or Check-Cap if such Party’s action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the Agreement End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event that the SEC has not declared the Registration Statement effective under the Securities Act by the date which is sixty (60) days prior to the Agreement End Date, the Agreement End Date will automatically be extended one (1) time for an additional three (3) months;

(c)          by either Check-Cap or Keystone if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(c) will not be available to any Party where material failure of such Party to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, such Order or other action;

(d)          by Check-Cap if the Keystone Stockholder Written Consent is not delivered to Check-Cap within twenty-four (24) hours following the execution and delivery of this Agreement;

(e)          by either Check-Cap or Keystone if (i) the Check-Cap Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Check-Cap Shareholders shall have taken a final vote on the Check-Cap Shareholder Transaction Matters and (ii) the Check-Cap Shareholder Transaction Matters shall not have been approved at the Check-Cap Shareholder Meeting (or at any adjournment or postponement thereof) by the Check-Cap Shareholder Transaction Approval;

(f)          by Keystone (at any time prior to the approval of the Check-Cap Shareholder Transaction Matters by the Check-Cap Shareholder Transaction Approval) if a Check-Cap Board Adverse Recommendation Change shall have occurred;

(g)          by Check-Cap, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Keystone, PubCo or the Merger Subs or if any representation or warranty of Keystone, PubCo or the Merger Subs shall have become inaccurate, in either case, such that the conditions set forth in Section 9.2(a) (Accuracy of Representations) or Section 9.2(b) (Performance of Covenants) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Check-Cap is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Keystone’s or PubCo’s or any of the Merger Subs’ representations and warranties or breach by Keystone, PubCo or the applicable Merger Sub is curable by Keystone, PubCo or such Merger Sub, as applicable, then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Check-Cap to Keystone, PubCo or the applicable Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) Keystone, PubCo or the applicable Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Check-Cap to Keystone, PubCo or the applicable Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Keystone, PubCo or the applicable Merger Sub is cured prior to such termination becoming effective);

(h)          by Keystone, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Check-Cap or if any representation or warranty of Check-Cap shall have become inaccurate, in either case, such that the conditions set forth in Section 9.3(a) (Accuracy of Representations) or Section 9.3(b) (Performance of Covenants) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Keystone is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Check-Cap’s representations and warranties or breach by Check-Cap is curable by Check-Cap, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from Keystone to Check-Cap of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) Check-Cap ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Keystone to Check-Cap of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Check-Cap is cured prior to such termination becoming effective); or

(i)          by Check-Cap (at any time prior to the approval of the Check-Cap Shareholder Transaction Matters by the Check-Cap Shareholder Transaction Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(i), upon the Check-Cap Board authorizing Check-Cap to enter into a Permitted Alternative Agreement (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 7.4); provided, however, that Check-Cap shall not enter into any Permitted Alternative Agreement (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 7.4) unless: (i) Keystone shall have received written notice from Check-Cap of Check-Cap’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance of the date on which Check-Cap proposes to take such action (the “Termination Notice Period”), with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty, together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents (to the extent provided to and in the possession of Check-Cap or its Representatives), (ii) Check-Cap shall have complied in all material respects with its obligations under Section 7.4 (No Solicitation), (iii) the Check-Cap Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (iv) if, during the Termination Notice Period, Keystone shall have delivered to Check-Cap one or more counterproposals to the Acquisition Proposal to which such Permitted Alternative Agreement relates, then Check-Cap and its Representatives shall have negotiated with Keystone in good faith (to the extent Keystone desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Offer, (v) in the event of a material amendment to such Acquisition Proposal (including any revision in the purchase price or valuation, as applicable, or percentage of the combined company that the Check-Cap Shareholders would receive as a result of such Acquisition Proposal), Check-Cap shall have provided Keystone with notice of such material amendment and the Termination Notice Period shall be renewed to ensure that at least two (2) Business Days remain in the Termination Notice Period following such notification, and the Parties shall comply again with the requirements of this Section 10.1(i) (it being understood that there may be multiple extensions of the Termination Notice Period in the event of multiple material amendments to such Acquisition Proposal), (vi) at the end of the Termination Notice Period, the Check-Cap Board shall have determined, after consultation with its outside legal counsel and financial advisors, that the adjustments to the terms and conditions of this Agreement proposed by Keystone in accordance with clause (iv) above so that the Acquisition Proposal would cease to constitute a Superior Offer, are not sufficient to prevent the Acquisition Proposal from constituting a Superior Offer and accordingly, the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (vii) Check-Cap shall pay to Keystone the Keystone Termination Fee in accordance with Section 10.3(d); or

(j)          by Keystone (at any time prior to the approval of the Check-Cap Shareholder Transaction Matters by the Check-Cap Shareholder Transaction Approval) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), upon the Keystone Board authorizing Keystone to enter into a Permitted Alternative Agreement (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 7.4); provided, however, that Keystone shall not enter into any Permitted Alternative Agreement (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 7.4) unless: (i) Keystone shall have complied in all material respects with its obligations under Section 7.4 (No Solicitation) and (ii) Keystone shall pay to Check-Cap the Check-Cap Termination Fee in accordance with Section 10.3(e); or

(k)          by Check-Cap if (i) Keystone shall not have complied with its obligation set forth in Section 8.12(b) within the timeframe set forth therein or (ii) any Purchaser (as defined in the Keystone 2021 SPA) shall have redeemed any shares of Keystone Common Stock pursuant to the Keystone 2021 SPA.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

              10.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

              10.3          Expenses; Termination Fees.

(a)          Except as set forth in this Section 10.3 or in Section 8.10, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Transaction Costs, whether or not the Mergers are consummated; provided, however, that Check-Cap and Keystone shall share equally all Transaction Costs incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)          If (i) this Agreement is terminated by Check-Cap or Keystone pursuant to Section 10.1(e) and (ii) (A) at any time after the date of this Agreement and prior to the Check-Cap Shareholder Meeting, an Acquisition Proposal with respect to Check-Cap shall have been publicly announced, disclosed or otherwise communicated to the Check-Cap Board and shall not have been withdrawn (provided that all references to 25% in the definition of Acquisition Transaction shall be treated as references to 50% for purposes of this clause (ii) of this Section 10.3(b)), and (B) within twelve (12) months after the date of such termination, Check-Cap enters into a definitive agreement with respect to an Acquisition Transaction, then Check-Cap shall pay to Keystone, within sixty (60) days as of such entry into a definitive agreement with respect to an Acquisition Transaction, a nonrefundable fee in an amount equal to (1) $1,500,000 plus (2) fees and expenses incurred by Keystone in connection with the Transactions not to exceed $1,500,000 (the “Keystone Termination Fee”).

(a)          If this Agreement is terminated by Keystone pursuant to Section 10.1(f), then Check-Cap shall pay to Keystone, within sixty (60) days after such termination, the Keystone Termination Fee.

(d)          If (i) this Agreement is terminated by Check-Cap pursuant to Section 10.1(i) and (ii) Check-Cap enters into a Permitted Alternative Agreement in accordance with Section 10.1(i), then Check-Cap shall pay to Keystone, within sixty (60) days as of such entry into a Permitted Alternative Agreement, the Keystone Termination Fee.

(e)          If (i) this Agreement is terminated by Keystone pursuant to Section 10.1(j) and (ii) Keystone enters into a Permitted Alternative Agreement in accordance with Section 10.1(j), then Keystone shall pay to Check-Cap, within sixty (60) days as of such entry into a Permitted Alternative Agreement, a nonrefundable fee in an amount equal to (1) $4,000,000 plus (2) fees and expenses incurred by Check-Cap in connection with the Transactions not to exceed $1,000,000 (the “Check-Cap Termination Fee”).

(f)          If this Agreement is terminated by Check-Cap pursuant to Section 10.1(d), then Keystone shall pay to Check-Cap, concurrent with such termination, the Check-Cap Termination Fee.

(g)          If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent (3%).

(h)          The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Check-Cap or Keystone be required to pay the individual fees or expenses payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by such other Party giving rise to such termination, or the failure of the Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at Law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated. Each of the Parties acknowledges that (A) the agreements contained in this Section 10.3 are an integral part of the Transactions, (B) without these agreements, the Parties would not enter into this Agreement and (C) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

              Section 11.            MISCELLANEOUS.

              11.1          Non-Survival of Representations and Warranties. The representations and warranties of Keystone, Check-Cap, PubCo and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the U.S. Merger Effective Time, and only the covenants that by their terms survive the U.S. Merger Effective Time and this Section 11 shall survive the U.S. Merger Effective Time.

              11.2          Amendment. This Agreement may be amended with the approval of the respective boards of directors of Keystone, Merger Subs, PubCo and Check-Cap at any time (whether before or after obtaining the Check-Cap Shareholder Transaction Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Keystone, Merger Subs, PubCo and Check-Cap.

              11.3          Waiver.

(a)          Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

              11.4          Entire Agreement; Counterparts. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

              11.5          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws; provided that the matters relating to any Check-Cap corporate matters required to be governed by the Laws of Israel (including corporate approvals for this Agreement and Transactions and duties of directors of Check-Cap and Israeli Merger Sub and matters related thereto) shall be governed by the Laws of Israel. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably waives the right to trial by jury. Notwithstanding the foregoing, with respect to any action or proceeding arising out of this Agreement or any of the Transactions that primarily relates to Israeli Law matters, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of Tel-Aviv, Israel, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.5 in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

              11.6          Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Notwithstanding the foregoing, Keystone may, without the consent of any other Party, assign its rights hereunder for collateral security purposes to any lender (or Affiliate thereof) of Keystone, provided that Keystone shall provide notice to Check-Cap as soon as practicable following any such assignment.

              11.7          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon delivery via a reputable international overnight courier service, (b) upon delivery in person or (c) upon delivery by email during normal business hours at the location of the recipient, otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

(a)          If to Check-Cap:

Check-Cap Ltd.
Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 3009000, Israel
Attention: Steven Hanley
Email: hanley@medibeacon.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
One Azrieli Center, Round Tower, 30th floor
132 Menachem Begin Rd.
Tel Aviv, 6701101, Israel
Attention: Gary M. Emmanuel; Mark Selinger
Email: gary.emmanuel@gtlaw.com; mark.selinger@gtlaw.com

FISCHER (FBC & Co.)
146 Menachem Begin Rd.
Tel Aviv, 6492103, Israel
Attention: Eran Yaniv; Sharon Rosen
Email: eyaniv@fbclawyers.com; srosen@fbclawyers.com

(b)          If to PubCo, Keystone, U.S. Merger Sub or Israeli Merger Sub:

Keystone Dental Holdings, Inc.
154 Middlesex Turnpike
Burlington, MA 01803 USA
Attention: Amnon Tamir
Email: ATamir@keystonedental.com

with a copy to (which shall not constitute notice):

Goldfarb Gross Seligman & Co.
One Azrieli Center, Round Building
132 Menachem Begin Rd.
Tel Aviv, 6701101, Israel
Attention: Adam M. Klein; Daniel P. Kahn
Email: adam.klein@goldfarb.com; daniel.kahn@goldfarb.com

Stevens & Lee, P.C.
1500 Market Street, East Tower, Suite 1800
Philadelphia, PA 19102
Attention: Joseph Wolfson
Email: Joseph.wolfson@stevenslee.com

11.8          Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

11.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.11          No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 8.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed as of the date first above written.

CHECK-CAP LTD. By: Name: Title:
CAPSTONE DENTAL PUBCO, INC. By: Name: Title:
CAPSTONE MERGER SUB LTD. By: Name: Title:
CAPSTONE MERGER SUB CORP. By: Name: Title:
KEYSTONE DENTAL HOLDINGS, INC. By: Name: Title:

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Registration Rights Agreement

[Attached.]

Exhibit B

Form of Israeli Surviving Company Articles

[Attached.]

Exhibit C

Form of PubCo Amended and Restated Bylaws

[Attached.]

Exhibit D

Form of PubCo Amended and Restated Certificate of Incorporation

[Attached.]